     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1996



                                                      REGISTRATION NO. 333-05853

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               GERON CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                               2834                              75-2287752
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                             ---------------------
                             200 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 473-7700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RONALD W. EASTMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               GERON CORPORATION
                             200 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 473-7700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

                   JOSHUA L. GREEN                                        JEROME L. COBEN
                 EDGAR B. CALE, III                                    Skadden, Arps, Slate,
                  Venture Law Group                                       Meagher & Flom
             A Professional Corporation                               300 South Grand Avenue
                 2800 Sand Hill Road                               Los Angeles, California 90071
            Menlo Park, California 94025                                  (213) 687-5000
                   (415) 854-4488

                             ---------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


                                                                                  PROPOSED MAXIMUM
              TITLE OF EACH CLASS                                PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
                 OF SECURITIES                    AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
               TO BE REGISTERED                  REGISTERED(1)     PER SHARE(2)       PRICE(2)          FEE(3)
Common Stock, $0.001 par value per share.......    3,102,273          $13.00        $39,875,000        $13,750



(1) Includes 375,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any. Includes 227,273 shares to be sold to Kyowa Hakko Kogyo Co., Ltd. ("Kyowa Hakko") for $2,500,000. The number of shares to be issued to Kyowa Hakko will be determined by formula, but the fee paid herewith is based upon the proceeds to be received. This Registration Statement also relates to such additional shares as may be issued to Kyowa Hakko based on such formula.


(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).


(3) Includes $12,888 previously paid in conjunction with the original filing on June 12, 1996, based on a proposed maximum aggregate offering price of $37,375,000 (2,875,000 shares at $13.00), and $862 being paid in conjunction with this Amendment No. 1.

                             ---------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               GERON CORPORATION

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                    REQUIRED BY ITEMS IN PART I OF FORM S-1


        ITEM NUMBER AND HEADING IN FORM S-1
              REGISTRATION STATEMENT                           LOCATION IN PROSPECTUS
- ---------------------------------------------------  ------------------------------------------
 1.   Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus.....  Outside Front Cover Page; Front of
                                                     Registration Statement
 2.   Inside Front and Outside Back Cover Pages of
        Prospectus.................................  Inside Front and Outside Back Cover Pages
 3.   Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors; The
                                                       Company
 4.   Use of Proceeds..............................  Use of Proceeds
 5.   Determination of Offering Price..............  Underwriting
 6.   Dilution.....................................  Dilution
 7.   Selling Security Holders.....................  Not Applicable
 8.   Plan of Distribution.........................  Outside and Inside Front Cover Pages;
                                                       Underwriting; Outside Back Cover Page
 9.   Description of Securities to Be Registered...  Prospectus Summary; Dividend Policy;
                                                       Capitalization; Description of Capital
                                                       Stock; Shares Eligible for Future Sale
10.   Interests of Named Experts and Counsel.......  Legal Matters
11.   Information with Respect to the Registrant...  Outside and Inside Front Cover Pages;
                                                       Prospectus Summary; Risk Factors;
                                                       Special Note Regarding Forward-Looking
                                                       Statements; Kyowa Hakko Stock Purchase;
                                                       The Company; Use of Proceeds; Dividend
                                                       Policy; Capitalization; Dilution;
                                                       Selected Financial Data; Management's
                                                       Discussion and Analysis of Financial
                                                       Condition and Results of Operations;
                                                       Business; Management; Investment Company
                                                       Act Considerations; Certain
                                                       Transactions; Principal Stockholders;
                                                       Description of Capital Stock; Shares
                                                       Eligible for Future Sale; Underwriting;
                                                       Legal Matters; Experts; Additional
                                                       Information; Financial Statements
12.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities................................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY
     NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE
     ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                  Subject to Completion

                             Dated June 26, 1996

2,500,000 Shares

LOGO

GERON CORPORATION

Common Stock
(par value $0.001 per share)


All of the 2,500,000 shares of Common Stock ("Common Stock") offered hereby (the "Offering") are being offered by Geron Corporation, a Delaware corporation ("Geron" or the "Company").


Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price of the Common Stock. Application has been made to have the Common Stock quoted on the Nasdaq National Market under the symbol "GERN."


The Company is also selling shares of Common Stock with an aggregate purchase price equal to $2,500,000 to Kyowa Hakko Kogyo Co., Ltd. ("Kyowa Hakko"), a collaborative partner of the Company, at a price per share equal to the Price to Public of the Common Stock offered hereby (208,333 shares of Common Stock at an assumed initial public offering price of $12.00 per share). For a further description of the terms and conditions of such sale and related matters, see "Kyowa Hakko Stock Purchase."


SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


- -----------------------------------------------------------------------------------------------------
                                                         PRICE TO      UNDERWRITING    PROCEEDS TO
                                                          PUBLIC       DISCOUNT (2)    COMPANY (3)
- -----------------------------------------------------------------------------------------------------
Per Share(1)                                                $               $               $
- -----------------------------------------------------------------------------------------------------
Total (4)                                                   $               $               $
- -----------------------------------------------------------------------------------------------------



(1) This table does not include the shares of Common Stock being sold to Kyowa Hakko, which are not being sold through the Underwriters.


(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(3) Before deducting expenses of the Offering payable by the Company estimated
at $          .


(4) The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to
Public, Underwriting Discount and Proceeds to Company will be $          ,
$          and $          , respectively. See "Underwriting."


The shares of Common Stock offered by this Prospectus are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom, counsel for the Underwriters. It is expected that delivery of the shares of Common Stock offered hereby will be made
against payment therefor on or about                     , 1996 at the offices
of J.P. Morgan Securities Inc., 60 Wall Street, New York, New York.

J.P.  MORGAN & CO.
                      MONTGOMERY SECURITIES
                                              SALOMON BROTHERS INC
            , 1996

                                    [GRAPH]



                        Cell Aging and Cell Immortality


NORMAL DIVIDING CELLS

Telomeres, the repeated sequences of DNA located at the ends of chromosomes, shorten throughout a normal cell's replicative lifespan and thus, the Company has shown, act as a molecular "clock" of cellular aging.


SENESCENT (OLD) CELLS

Geron and its collaborators have shown that when telomeres reach a certain short length, cells stop dividing and become senescent. Senescent cells display an altered pattern of gene expression relative to replicatively young cells that leads to an imbalance in the production of proteins and other cell products.


CANCER CELLS

Cancer cells escape senescence by reactivating a germ line enzyme called telomerase that enables them to maintain telomere length, thereby conferring cellular (replicative) immortality.



PRIMORDIAL STEM CELLS


Telomerase is also found in primordial stem cells. These cells are germ line cells that are unique in that they are both immortal, consistent with their normal telomerase expression, and capable of differentiation into any and all cell types and tissues in the body.

No person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company subsequent to the date hereof.

No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for the purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

                               TABLE OF CONTENTS

                                             PAGE
Prospectus Summary.........................     4
Risk Factors...............................     7
Special Note Regarding Forward-Looking
  Statements...............................    14
Kyowa Hakko Stock Purchase.................    14
The Company................................    14
Use of Proceeds............................    14
Dividend Policy............................    14
Capitalization.............................    15
Dilution...................................    16
Selected Financial Data....................    17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    18

                                             PAGE

Business...................................    21
Management.................................    35
Investment Company Act Considerations......    43
Certain Transactions.......................    44
Principal Stockholders.....................    46
Description of Capital Stock...............    48
Shares Eligible for Future Sale............    49
Underwriting...............................    51
Legal Matters..............................    52
Experts....................................    52
Additional Information.....................    52
Index to Financial Statements..............   F-1


UNTIL            , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by its independent auditors and will make available quarterly reports containing interim unaudited financial statements for each of the first three quarters of each fiscal year.

Geron and the Geron logo are trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, and notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) assumes the issuance of shares of Common Stock with an aggregate purchase price equal to $2.5 million (208,333 shares at an assumed initial public offering price of $12.00 per share) to Kyowa Hakko Kogyo Co., Ltd. ("Kyowa Hakko") at a price per share equal to the Price to Public of the Common Stock offered hereby ("the Kyowa Hakko Stock Purchase"),
(iii) assumes the issuance of 7,805 shares of Common Stock to be issued upon the net exercise of 12,055 outstanding warrants upon the closing of the Offering at an assumed initial public offering price of $12.00 per share, (iv) assumes the filing of the Company's Amended and Restated Certificate of Incorporation, authorizing a class of 3,000,000 shares of undesignated Preferred Stock and effecting the 1-for-3.4 reverse stock split with respect to the Common Stock and
(v) reflects the conversion of all outstanding shares of the Company's Preferred Stock, in accordance with the terms thereof, into shares of Common Stock upon the closing of the Offering.


                                  THE COMPANY

Geron is a biopharmaceutical company exclusively focused on discovering and developing therapeutic and diagnostic products based upon common biological mechanisms underlying cancer and other age-related diseases. As the pioneer in researching these mechanisms, the Company focuses on telomeres, which are structures at the ends of chromosomes that the Company has shown act as a molecular "clock" of cellular aging, and telomerase, an enzyme which appears to stop the "clock" and lead to cellular immortality. The Company and its collaborators have established that these mechanisms play a role in cancer and many other age-related diseases and conditions, and thus the Company believes it has a broadly applicable, proprietary platform for discovering and developing novel small molecule therapeutics and diagnostics for such diseases. The most advanced of the Company's three therapeutic programs is in the area of telomerase inhibition for the treatment of cancer. Geron will continue to build upon its leadership position in the field of telomere biology and telomerase regulation by selectively collaborating with companies and research institutions and by aggressively pursuing an extensive patent portfolio. The Company owns or has certain exclusive rights to three issued United States patents and 52 United States patent applications.


Cancer and other age-related diseases and conditions, including skin aging, atherosclerosis, osteoporosis and Alzheimer's disease, are difficult and costly to diagnose and treat. In many cases, entirely effective means of treating and diagnosing these diseases and conditions are not currently available. Further, with the progressive "graying" of the population, the incidence of cancer and other age-related diseases and conditions is expected to increase and to place a steadily growing financial burden on the health care system. Significant improvements in the treatment and diagnosis of these diseases and conditions are expected to offer attractive commercial opportunities. For example, the current cancer drug therapy market in the United States is over $3.8 billion having grown at an annual compounded rate in excess of 15% between 1985 and 1995.


Geron's scientific approach focuses on telomere shortening and telomerase regulation as common biological mechanisms underlying cancer and other age-related diseases and conditions. Geron and its collaborators have demonstrated both in vivo and in vitro that telomeres, the repeated sequences of DNA located at the ends of chromosomes, shorten throughout a normal cell's replicative lifespan. The Company and its collaborators have also shown that when telomeres reach a certain short length, cells stop dividing and become senescent. Senescent cells display an altered pattern of gene expression relative to replicatively young cells that leads to an imbalance in the production of proteins and other cell products. This imbalance, which occurs in many tissues throughout the body, can have a direct and destructive effect on surrounding tissues and appears to contribute to age-related diseases and conditions.

Cancer cells escape senescence and maintain an extended ability to divide through mutations. Geron and its collaborators have shown that for most cancerous tumors to attain life threatening size, or for cancer to metastasize throughout the body, cancer cells must become immortal through an alteration which prevents their telomeres from shortening with each division. In almost all cases examined to date, a germ line enzyme called telomerase is abnormally reactivated in these cancer cells to repair their telomeres with each cell division, thereby conferring cellular immortality. Geron has shown telomerase to be present in all of the over 20 types of cancer that it has studied, including breast, prostate, lung, colon, and bladder cancers. The Company believes that telomerase inhibition has the potential to be a universal and highly specific cancer therapy. Geron has identified several series of small molecule compounds that selectively inhibit telomerase.

In order to develop novel therapeutic and diagnostic products, the Company is focused on three programs:

- - Telomerase Inhibition and Detection Geron's goal is to develop both small molecule telomerase inhibitors as potentially universal and highly specific cancer therapies and telomerase assays for the detection of cancer. Geron has demonstrated in vitro with a small molecule compound that telomerase inhibition results in renewed telomere shortening in cancer cells and eventual cancer cell death. Geron is currently optimizing a number of small molecule compounds as potential telomerase inhibitors in order to select a lead compound for preclinical development. With one of its collaborators, the Company has initiated studies of these small molecule compounds in animal models of human tumor growth. The Company has established a research and development collaboration with Kyowa Hakko, a leading oncology company in Japan, for the development and commercialization in certain Asian countries of a telomerase inhibitor for the treatment of cancer. The Company has retained all rights to a telomerase inhibitor outside these countries.


  The Company believes that telomerase is a universal and highly specific marker of cancer and that its detection and quantification may have significant clinical utility for cancer diagnosis, prognosis, monitoring and screening. In the research use only market, the Company has licensed its telomerase detection technologies to Oncor, Inc., Boehringer Mannheim GmbH and Dako Corporation. In May 1996, Oncor began commercial sale of the Company's proprietary Telomeric Repeat Amplification Protocol ("TRAP") assay for use in cancer research. The Company has also established collaborations with Dianon Systems, Inc. and Ventana Medical Systems, Inc. primarily for additional technology development and clinical assessment.


- - Cell Senescence Modulation Geron seeks to develop therapeutics to treat age-related diseases and conditions through modulation of the biological processes leading to and regulating cell senescence. The Company is pursuing two distinct approaches to modulate cell senescence. The objective of the Cell Lifespan Extension program is to slow telomere loss, thereby extending the period of normal cell replication and delaying the destructive onset of cell senescence. Geron and its collaborators have demonstrated that telomere length and replicative senescence can be modulated with synthetic compounds. This research is initially directed at T cell therapy and bone marrow transplantation applications. The Genomics of Aging program applies proprietary genomics techniques to target and modulate the destructive genetic changes that occur in senescent cells. The Company has identified genes that are differentially expressed by replicatively young versus senescent cells and mortal versus immortal cells. This program is initially focused on skin aging and atherosclerosis.

- - Primordial Stem Cell Therapies Geron seeks to generate a broad array of cell types from primordial stem cells ("PS cells") for cellular transplantation. PS cells are germ line cells that are unique in that they are both immortal, consistent with their normal telomerase expression, and capable of differentiation into any and all types of cells and tissues in the body. The Company is in the early stages of research directed towards growing and differentiating PS cells. This program is initially focused on differentiating PS cells into cardiomyocytes for the treatment of congestive heart failure and neurons for the treatment of Parkinson's disease.

The Company's strategy combines the following key elements: focusing on fundamental mechanisms of cellular aging and cellular immortality to treat cancer and other age-related diseases and conditions; developing high value programs based on its common scientific platform; selectively pursuing strategic collaborations; retaining the ability to develop and market products independently; and enhancing its proprietary leadership position in the field.

                                  RISK FACTORS

Prospective investors should carefully consider "Risk Factors" immediately following this Prospectus Summary.

                                  THE OFFERING

COMMON STOCK OFFERED..............................  2,500,000 shares
COMMON STOCK TO BE OUTSTANDING AFTER
  THE OFFERING(1).................................  10,191,905 shares
USE OF PROCEEDS BY THE COMPANY....................  For research and development, acquisition of laboratory and other equipment, working capital and other general
                                                    corporate purposes. See "Use of Proceeds."
PROPOSED NASDAQ NATIONAL MARKET SYMBOL............  "GERN"

- ---------------


(1) Based on shares outstanding as of May 31, 1996. Includes (i) shares of Common Stock with an aggregate purchase price equal to $2.5 million (208,333 shares of Common Stock at an assumed initial public offering price of $12.00 per share) to be issued in the Kyowa Hakko Stock Purchase and (ii) 7,805 shares of Common Stock to be issued upon the assumed net exercise of 12,055 outstanding warrants upon the closing of the Offering, based on an assumed initial public offering price of $12.00 per share. Does not include (i) 1,437,977 shares of Common Stock issuable upon exercise of options outstanding as of May 31, 1996,
(ii) 56,248 shares of Common Stock issuable upon exercise of outstanding warrants expected to remain outstanding after the Offering and (iii) an aggregate of 1,080,781 shares of Common Stock reserved for future grant under the Company's 1992 Stock Option Plan, 1996 Directors' Stock Option Plan and 1996 Employee Stock Purchase Plan. See "Capitalization," "Management -- Stock Plans," "Description of Capital Stock" and Notes 6 and 10 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA

                                  ----------------------------------------------------------------------------
                                      INCEPTION                                                   THREE MONTHS
                                  (NOVEMBER 28,                                                          ENDED
                                       1990) TO                 YEARS ENDED DECEMBER 31,             MARCH 31,
Dollars in thousands, except       DECEMBER 31,   --------------------------------------     -----------------
share and per share data                   1991      1992       1993      1994      1995        1995      1996
                                  -------------   -------   --------   -------   -------     -------   -------
STATEMENT OF OPERATIONS DATA:
Revenues -- contract............  $          --   $    --   $    --   $     --   $ 5,490     $    --   $ 1,335
Operating expenses:
  Research and development......             47       726     3,975      8,099    11,321       2,455     3,294
  General and administrative....             52       661     2,220      2,397     2,888         573       681
                                        -------   -------   -------    -------   -------     -------   -------
     Total operating expenses...             99     1,387     6,195     10,496    14,209       3,028     3,975
                                        -------   -------   -------    -------   -------     -------   -------
Loss from operations............            (99)   (1,387)   (6,195)   (10,496)   (8,719)     (3,028)   (2,640)
Interest and other income.......              2        27       351        638       919         167       306
Interest and other expense......             --        --      (103)      (320)     (399)        (93)     (101)
                                        -------   -------   -------    -------   -------     -------   -------
  Net loss......................  $         (97)  $(1,360)  $(5,947)  $(10,178)  $(8,199)    $(2,954)  $(2,435)
                                        =======   =======   =======    =======   =======     =======   =======
Pro forma net loss per share
  (1)...........................                                                 $ (1.03)              $ (0.30)
Shares used in computing pro
  forma net loss per share
  (1)...........................                                               7,954,863             8,009,240

                                                                              ----------------------------
                                                                                     MARCH 31, 1996
                                                                              ----------------------------
                                                                                ACTUAL      AS ADJUSTED (2)
                                                                              --------      ---------------
Dollars in thousands
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........................  $ 13,939     $        43,539
Working capital.............................................................    12,490              42,090
Total assets................................................................    18,101              47,701
Noncurrent portion of capital lease obligations and equipment loans.........     1,471               1,471
Accumulated deficit.........................................................   (28,221)            (28,221)
Total stockholders' equity..................................................    14,662              44,262

- ---------------
(1) See Note 1 of Notes to Financial Statements for information concerning calculation of pro forma net loss per share.

(2) Adjusted to reflect (i) the sale of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and offering expenses, (ii) the issuance of shares of Common Stock with an aggregate purchase price equal to $2.5 million (208,333 shares at an assumed initial public offering price of $12.00 per share) in the Kyowa Hakko Stock Purchase and (iii) the issuance of 7,805 shares of Common Stock upon the assumed net exercise of 12,055 outstanding warrants upon the closing of the Offering at an assumed initial public offering price of $12.00 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

An investment in the shares of Common Stock offered hereby involves a high degree of risk. Accordingly, prospective investors should consider carefully the following factors, together with the information contained in this Prospectus, in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risk and uncertainty. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and other factors discussed elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

TECHNOLOGICAL UNCERTAINTY

The study of the mechanisms of cellular aging and cellular immortality, including telomere biology and telomerase, is a relatively new area of research, and there can be no assurance that this research will lead to the discovery or development of any therapeutic or diagnostic product. If and when potential lead drug compounds or product candidates are identified through the Company's research programs, they will require significant preclinical and clinical testing prior to regulatory clearance in the United States and elsewhere, and there can be no assurance that any of these efforts will result in a product that can be marketed. Because of the significant additional scientific, regulatory and commercial milestones necessary for the Company's research programs to be successful, there can be no assurance that any program will not be abandoned after significant resources have been expended. The abandonment of any research program could have a material adverse effect on the Company.


As a result of its drug discovery efforts to date, the Company has identified compounds in in vitro studies that demonstrate potential for inhibiting telomerase in vivo. However, additional development efforts will be required prior to the selection of a lead compound for preclinical development and clinical trials as a telomerase inhibitor for cancer. If and when selected, a lead compound may prove to have undesirable and unintended side effects or other characteristics affecting its efficacy or safety that may prevent or limit its commercial use. For example, telomerase is active in reproductive cells and transiently expressed in certain hematopoietic (blood), skin and gastrointestinal cells. There can be no assurance that any product based on the inhibition of telomerase will not adversely affect such cells and result in unacceptable side effects. In addition, it is expected that telomerase inhibition will have delayed efficacy as telomeres resume normal shortening and, as a result, will in most cases be used in conjunction with traditional cancer therapies. There can be no assurance that the delayed efficacy of a telomerase inhibitor will not have a material adverse effect on the preclinical and clinical development or marketability of a telomerase inhibitor for the treatment of cancer. The abandonment of the Telomerase Inhibition and Detection program would have a material adverse effect on the Company.



With respect to the development and commercial application of the Company's proprietary telomerase detection technology, there is, as yet, insufficient clinical data to confirm its full utility to diagnose, prognose, monitor or screen for cancer. Although the Company's licensee, Oncor, Inc. ("Oncor") has commenced the sale of a diagnostic kit for research use, additional development work and regulatory consents will be necessary prior to the introduction of tests for clinical use. The Company's Cell Lifespan Extension program, designed to modulate telomere length, is at an early stage of development. While telomere length and replicative capacity have been extended in vitro, there can be no assurance that the Company will discover a compound that will modulate telomere length or increase replicative capacity effectively for clinical use. With respect to the Company's Genomics of Aging program, the Company has identified certain genes that are expressed differentially in senescent cells versus replicatively young cells. However, the Company has not identified any compounds that have been demonstrated to modulate such gene expression, and there can be no assurance that any such compound will be discovered or developed. The Company's Primordial Stem Cell Therapies program is also at a very early stage. While primate PS cells have recently been isolated and allowed to differentiate into numerous cell types, there can be no assurance that the Company's efforts in this program will result in any commercial applications.


The Company may become aware of technology controlled by third parties that is advantageous to the Company's business. There can be no assurance that the Company will be able to acquire or license such technology on reasonable terms, if at all. In the event that the Company is unable to acquire such technology, the Company may be required to expend significant time and resources to develop similar technology, and there can be no assurance that it will be successful in this regard. If the Company cannot acquire or develop necessary technology, it may be prevented from pursuing its business objectives. Moreover, a competitor of the Company could acquire or license such technology. Any such event would have a material adverse effect on the Company. See "Business -- Research Programs" and "-- Patents, Proprietary Technology and Trade Secrets."

EARLY STAGE OF DEVELOPMENT

Geron is at an early stage in the development of therapeutic and diagnostic products. The Company has not yet selected a lead compound for any of its drug development programs. In order to identify and select such a compound, it must have access to sufficient numbers of chemical compounds and resources, of which there can be no assurance. Products that may result from the Company's research and development programs are not expected to be commercially available for a significant number of years, if at all. The Company's program to identify a telomerase inhibitor is currently at the drug discovery stage, while the Company's other programs are currently focused on research efforts prior to drug discovery or preclinical development. It is difficult to predict when, if ever, the Company will select a lead compound for drug development as a telomerase inhibitor. In addition, there can be no assurance that the Company's other programs will move beyond their current stage. Assuming the Company's research advances and the Company is able to identify and select a lead compound for telomerase inhibition, certain preclinical development efforts will be necessary to determine whether the potential product has sufficient safety to enter clinical trials. If such a potential product receives authorization from the United States Food and Drug Administration ("FDA") to enter clinical trials, then it may be subjected to a multiphase, multicenter clinical study to determine its safety and efficacy. It is not possible to predict the length or extent of clinical trials or the period of any required patient follow-up, but it is presently expected to extend a number of years. Assuming clinical trials of any potential product are successful and other data are satisfactory, the Company will submit an application to the FDA and appropriate regulatory bodies in other countries to permit marketing of the product. Typically, the review process at the FDA takes several years, and there can be no assurance that the FDA will clear the Company's application or will not require additional clinical trials or other data prior to clearance. Furthermore, even if such clearance is ultimately obtained, delays in the clearance process could have a material adverse effect on the Company. In addition, there can be no assurance that any potential product will be capable of being produced in commercial quantities at a reasonable cost or that such product will be successfully marketed. Based on the foregoing, the Company does not anticipate being able to commence marketing of any therapeutic products for many years, if at all. There can be no assurance that any of the Company's product development efforts will be successfully completed, that regulatory approvals will be obtained, or that the Company's products, if any, will achieve market acceptance. See "Business -- Research Programs" and "-- Government Regulation."

DEPENDENCE ON STRATEGIC AND RESEARCH COLLABORATIONS

The Company's strategy for the development, clinical testing and commercialization of its products includes entering into collaborations with corporate partners, licensors, licensees and others, and is dependent upon the subsequent success of these other parties in performing their respective responsibilities. The success of any collaboration depends on the continued cooperation of its partners, as to which there can be no assurance. The amount and timing of resources to be devoted to activities by its collaborators are not within the direct control of the Company. There can be no assurance that such partners will perform their obligations as expected or that the Company will derive any revenue from such arrangements. There can also be no assurance that the Company's current collaborators or any future collaborators will not pursue existing or alternative technologies in preference to those being developed in collaboration with the Company.


The Company currently has no manufacturing infrastructure and no marketing or sales organization, and intends to rely in substantial part on its current and future strategic partners for the manufacture of any product and the principal marketing and sales responsibilities for any such product. To the extent the Company chooses not to or is unable to establish such arrangements, the Company will require substantially greater capital to undertake its own manufacturing, marketing and sales of any product.



In April 1995, the Company entered into a License and Research Collaboration Agreement with Kyowa Hakko (the "Kyowa Hakko Agreement") for the development and commercialization in certain Asian countries of a telomerase inhibitor for the treatment of cancer. Under the collaboration, Kyowa Hakko provides certain funding for the Company's research and development activities and is responsible for all clinical, regulatory, manufacturing, marketing and sales efforts and expenses in the covered territory. The Kyowa Hakko Agreement provides that Kyowa Hakko will not pursue research and development independent of its collaboration with Geron with respect to telomerase inhibition for the treatment of cancer in humans until April 24, 1999, at the earliest. The Kyowa Hakko Agreement also provides in general that, while Geron exercises significant control during the research phase, Kyowa Hakko exercises significant control during the development and commercialization phases of the collaboration. There can be no assurance that the collaboration will be successful. The Company has also entered into licensing arrangements with several diagnostic companies for the Company's telomerase detection technology. However, because these licenses are limited to the research use only market, such arrangements are not expected to generate significant commercial revenues.


There can be no assurance that the Company will be able to negotiate additional strategic arrangements in the future on acceptable terms, if at all, or that such strategic arrangements will be successful. In the absence of such arrangements, the Company may encounter significant delays in introducing any product into certain markets or find that the research, development, manufacture, marketing or sale of any product in such markets is adversely affected. In the event that the Company does not enter into such arrangements, it may be materially adversely affected.

The Company has relationships with collaborators and scientific advisors at academic and other institutions, some of whom conduct research at the Company's request. These collaborators and scientific advisors are not employees of the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. The Company has limited control over the activities of these collaborators and advisors and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities. See "Business -- Research Programs," "-- Strategic Collaborations" and "-- Research Collaborations."

DEPENDENCE ON PROPRIETARY TECHNOLOGY AND UNCERTAINTY OF PATENT PROTECTION


Geron's success will depend in part on its ability to obtain and enforce its patents and maintain trade secrets, both in the United States and in other countries. As of May 31, 1996, Geron owned, had licensed exclusively or held an option to license exclusively three issued United States patents and 52 United States patent applications, plus certain counterpart foreign patent applications. The patent positions of pharmaceutical and biopharmaceutical companies, including the Company, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. There can be no assurance that the Company has developed or will continue to develop products or processes that are patentable or that patents will issue from any of the pending applications, including patent applications that have been allowed. There can also be no assurance that the Company's current patents, or patents that issue on pending applications, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. Because (i) patent applications in the United States are maintained in secrecy until patents issue, (ii) patent applications are not generally published until many months or years after they are filed and (iii) publication of technological developments in the scientific and patent literature often occurs long after the date of such developments, the Company cannot be certain that it was the first to invent the subject matter covered by the patent applications or that it was the first to file patent applications for such inventions. Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time consuming even if the outcome is favorable to the Company. If the outcome of patent prosecution or litigation is unfavorable to the Company, the Company could be materially adversely affected.


Patent law relating to the scope and enforceability of claims in the fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is highly uncertain. In this regard, there can be no assurance that independent patents will issue from each of the 52 United States patent applications referenced above, which include many interrelated applications directed to common or related subject matter. The Company is aware of certain patent applications that have been filed by others with respect to telomerase and telomere length. In this regard, Iowa State University has filed United States and corresponding foreign patent applications claiming methods and reagents relating to the RNA component of human telomerase, and Isis Pharmaceuticals, Inc. has filed United States and corresponding foreign patent applications relating to oligonucleotide-like reagents asserted to have telomere length modulating activity. In addition, there are a number of issued patents and pending applications owned by others directed to differential display, stem cell and other technologies relevant to the Company's research, development and commercialization efforts. There can be no assurance that the Company's technology can be developed and commercialized without a license to such patents or that such patent applications will not be granted priority over patent applications filed by the Company. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies to those of the Company, duplicate any of the Company's technologies, or design around the patented technologies developed by the Company or its licensors, any of which may have a material adverse effect on the Company.

The commercial success of the Company depends significantly on its ability to operate without infringing patents and proprietary rights of others. There can be no assurance that the Company's technologies do not and will not infringe the patents or proprietary rights of others. In the event of such infringement, the Company may be enjoined from pursuing research, development or commercialization of its potential products or may be required to obtain licenses to these patents or other proprietary rights or to develop or obtain alternative technologies. There can be no assurance that the Company will be able to obtain alternative technologies or any required license on commercially favorable terms, if at all, and if any such license is or alternative technologies are not obtained, the Company may be delayed or prevented from pursuing the development of certain of its potential products. The Company's breach of an existing license or failure to obtain or delay in obtaining alternative technologies or a license to any technology that it may require to develop or commercialize its products may have a material adverse effect on the Company.


Litigation may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of another's proprietary rights. The Company could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties or if Geron initiates such suits. There can be no assurance that the Company's issued or licensed patents would be held valid or infringed in a court of competent jurisdiction or that a patent held by another will be held invalid or not infringed in such court. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject the Company to significant liabilities to other parties, require disputed rights to be licensed from other parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company.


Geron also relies on trade secrets to protect its proprietary technology, especially in circumstances in which patent protection is not believed to be appropriate or obtainable. Geron attempts to protect its proprietary technology in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

The Company is party to various license agreements which give it rights to use certain technologies in its research, development and commercialization activities. Disputes have arisen and may continue to arise as to the inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by the Company and its licensors, research collaborators and consultants. There can be no assurance that the Company will be able to continue to license such technologies on commercially reasonable terms, if at all, or to maintain the exclusivity of its exclusive licenses. In this regard, the Company's license with the licensing arm of the University of Wisconsin-Madison for PS cells derived from primates is currently exclusive for two years and non-exclusive thereafter. The failure of the Company to maintain exclusive or other rights to such technologies could have a material adverse effect on the Company. See "Business -- Patents, Proprietary Technology and Trade Secrets."


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING


The Company will require substantial capital resources in order to conduct its operations. The Company's future capital requirements will depend on many factors, including, among others, continued scientific progress in its research and development programs; the magnitude and scope of these activities; the ability of the Company to maintain and establish strategic arrangements for research, development, clinical testing, manufacturing and marketing; progress with preclinical and clinical trials; the time and costs involved in obtaining regulatory consents; the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; or the potential for new technologies and products. The Company intends to seek such additional funding through collaborative arrangements, public or private equity or debt financings and capital lease transactions; however, there can be no assurance that additional financing will be available on acceptable terms, if at all. Additional equity financings could result in significant dilution to stockholders after this Offering. Further, in the event that additional funds are obtained through arrangements with collaborative partners, such arrangements may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself. If sufficient capital is not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs, each of which would have a material adverse effect on the Company. Based on current projections, the Company estimates that its existing capital resources, the net proceeds from the Offering, the proceeds from the Kyowa Hakko Stock Purchase, payments under the Kyowa Hakko Agreement, interest income and equipment financing will be sufficient to fund its current and planned operations through 1998. There can be no assurance that the assumptions underlying such estimates are correct or that such funds will be sufficient to meet the capital needs of the Company during such period. In addition, a substantial amount of the payments to be made by Kyowa Hakko are dependent upon the achievement by the Company of development and regulatory milestones and there can be no assurance that such milestones will be achieved. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT


Geron has incurred net operating losses in every year of operation since its inception in 1990. As of March 31, 1996, the Company had an accumulated deficit of approximately $28.2 million. Losses have resulted principally from costs incurred in connection with the Company's research and development activities and from general and administrative costs associated with the Company's operations. The Company expects to incur additional operating losses over the next several years as the Company's research and development efforts and preclinical testing are expanded and clinical testing is commenced. Substantially all of the Company's revenues to date have been research support payments under the Kyowa Hakko Agreement. The Company's right to receive research support payments under the Kyowa Hakko Agreement is scheduled to expire in April 1998. In addition, the Company is unable to determine at this time the level of the revenue to be received from the sale of diagnostic products and does not expect to receive significant revenues from the sale of the research kits. The Company's ability to achieve profitability is dependent on its ability, alone or with others, to successfully select therapeutic compounds for development, obtain the required regulatory consents and manufacture and market any resulting products. There can be no assurance when or if the Company will receive revenues from product sales or achieve profitability. Failure to generate significant additional revenues and achieve profitability could impair the Company's ability to sustain operations.


SUBSTANTIAL COMPETITION; RISK OF TECHNOLOGICAL OBSOLESCENCE


The pharmaceutical and biopharmaceutical industries are intensely competitive. The Company believes that certain pharmaceutical and biopharmaceutical companies as well as certain research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms of cell aging and cell immortality, including the study of telomeres and telomerase. In addition, other products and therapies that could compete directly with the products that the Company is seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies, and by academic and other research organizations. Many companies are also developing alternative therapies to treat cancer and, in this regard, are competitive with the Company. The pharmaceutical companies developing and marketing such competing products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory consents and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to those of the Company. These companies and institutions compete with the Company in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to the Company's programs. There is also competition for access to libraries of compounds to use for screening. Any inability of the Company to secure and maintain access to sufficiently broad libraries of compounds for screening potential targets would have a material adverse effect on the Company. In addition to the above factors, Geron will face competition with respect to product efficacy and safety, the timing and scope of regulatory consents, availability of resources, reimbursement coverage, price and patent position, including potentially dominant patent positions of others. There can be no assurance that competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company or that such products will render the Company's products obsolete. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL


The Company is highly dependent on the principal members of its scientific and management staff, the loss of whose services might significantly delay or prevent the achievement of research, development or business objectives. Except for Mr. Eastman, Dr. Harley and Dr. West, the Company does not maintain "key person" life insurance on any officer, employee or consultant of the Company. In addition, the Company relies on consultants and advisors, including the members of its Scientific Advisory Board and Clinical Advisory Board, to assist the Company in formulating its research and development strategy. Retaining and attracting qualified scientific and management personnel, consultants and advisors is critical to the Company's success. The Company faces competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so would have a material adverse effect on the Company. See "Business -- Scientific and Clinical Advisors" and "Management."


ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF PRIMORDIAL STEM CELL THERAPIES


The Company's Primordial Stem Cell Therapies program may involve the use of PS cells that would be derived from human embryonic tissue, and therefore may raise certain ethical, legal and social issues regarding the appropriate utilization of this tissue. The use of embryonic tissue in scientific research is an issue of national interest. Many research institutions, including certain of the Company's scientific collaborators, have adopted policies regarding the ethical use of these types of human tissue. These policies may have the effect of limiting the scope of research conducted in this area, resulting in reduced scientific progress. In addition, the United States government and its agencies currently do not fund research which involves the use of such tissue and may in the future regulate or otherwise restrict its use. The inability of the Company to conduct research on these cells due to such factors as government regulation or otherwise could have a material adverse effect on the program. In the event the Company's research related to PS cell therapies becomes the subject of adverse commentary or publicity, the Company's name and goodwill could be adversely affected. See "Business -- Research Programs."


GOVERNMENT REGULATION


The preclinical testing and clinical trials of any products developed by the Company or its collaborative partners and the manufacturing and marketing of any new products resulting therefrom are subject to regulation by federal, state and local governmental authorities in the United States, the principal one of which is the FDA, and by similar agencies in other countries in which products developed by the Company or its collaborative partners may be tested and marketed (each of such federal, state, local and other authorities and agencies, a "Regulatory Agency"). Any product developed by the Company or its collaborative partners must receive all relevant Regulatory Agency consents, if any, before it may be marketed in a particular country. The regulatory process, which includes preclinical testing and clinical trials of each product in order to establish its safety and efficacy, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent Regulatory Agency consent. In addition, delays or rejections may be encountered based upon changes in Regulatory Agency policy during the period of product development and/or the period of review of any application for Regulatory Agency consent for a product. Delays in obtaining Regulatory Agency approvals could adversely affect the marketing of any products developed by the Company or its collaborative partners, impose costly procedures upon the Company's and its collaborative partners' activities, diminish any competitive advantages that the Company or its collaborative partners may attain and adversely affect the Company's ability to receive royalties and generate revenues and profits. There can be no assurance that, even after such time and expenditures, any required Regulatory Agency approvals will be obtained for any products developed by or in collaboration with the Company. Moreover, if Regulatory Agency clearance for a new product is obtained, such approval may entail limitations on the indicated uses for which it may be marketed that could limit the potential market for any such product. Furthermore, approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. See "Business -- Government Regulation."

NO ASSURANCE OF MARKET ACCEPTANCE; UNCERTAINTY OF PHARMACEUTICAL PRICING; IMPACT OF HEALTH CARE REFORM MEASURES


There can be no assurance that any products successfully developed by the Company or its collaborative partners, if approved for marketing, will achieve market acceptance. The products which the Company is attempting to develop will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical companies, as well as new products currently under development by such companies and others. The degree of market acceptance of any products developed by the Company will depend on a number of factors, including the establishment and demonstration in the medical community of the clinical efficacy and safety of the Company's product candidates, their potential advantage over alternative treatment methods and reimbursement policies of government and third-party payors. There is no assurance that physicians, patients or the medical community in general will accept and utilize any products that may be developed by the Company or its collaborative partners.



In both domestic and foreign markets, sales of the Company's products, if any, will depend in part on the availability of reimbursement from third party payors such as government health administration authorities, private health insurers, health maintenance organizations, pharmacy benefit management companies and other organizations. Both federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care through various means. Legislation and regulations affecting the pricing of pharmaceuticals and other medical products may change or be adopted before any of the Company's potential products are approved for marketing. Cost control initiatives could decrease the price that the Company receives for any product it may develop in the future and have a material adverse effect on the Company. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. There can be no assurance that the Company's potential products will be considered cost effective or that adequate third-party reimbursement will be available to enable Geron to maintain price levels sufficient to realize an appropriate return on its investment in product development. In any such event, the Company may be materially adversely affected.


REGULATIONS RELATING TO HAZARDOUS MATERIALS

The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. As a consequence, the Company is subject to numerous environmental and safety laws and regulations. Any violation of, and the cost of compliance with, these regulations could materially adversely affect the Company's operations. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could have a material adverse effect on the Company.

POTENTIAL PRODUCT LIABILITY CLAIMS; ABSENCE OF INSURANCE

Although the Company believes it does not currently have any exposure to product liability claims, the Company's future business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. The Company currently has no clinical trial liability insurance and there can be no assurance that it will be able to obtain and maintain such insurance for any of its clinical trials. In addition, there can be no assurance that the Company will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

CONTROL BY MANAGEMENT AND CURRENT STOCKHOLDERS

Upon completion of the Offering, executive officers and directors of the Company, together with entities affiliated with them, will own or control approximately 42.9% of the outstanding shares of Common Stock (approximately 41.5% if the Underwriters' over-allotment option is exercised in full) and will be able to continue its significant influence with regard to the election of the Company's Board of Directors and other corporate actions requiring stockholder approval, as well as significantly influence the direction and policies of the Company. See "Principal Stockholders" and "Underwriting."

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE


Sales of substantial amounts of the Common Stock in the public market after the Offering could adversely affect the market price of the Common Stock. Upon completion of the Offering and the Kyowa Hakko Stock Purchase, the Company will have outstanding 10,191,905 shares of Common Stock. All of the 2,500,000 shares sold in the Offering will be freely transferable as of the date of this Prospectus by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Kyowa Hakko has agreed not to sell the shares of Common Stock to be issued in the Kyowa Hakko Stock Purchase for a period of 18 months from the commencement of the Offering. The remaining 7,483,572 shares of Common Stock that will be outstanding upon completion of the Offering (the "Restricted Shares") will be held by officers, directors, employees, consultants and other stockholders of the Company. The Restricted Shares were sold by the Company in reliance upon exemptions from the registration requirements of the Securities Act and are "restricted securities" under the Securities Act. The officers, directors, employees and stockholders of the Company, who together hold the Restricted Shares, have agreed not to sell their shares without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days from the date of this Prospectus. Beginning 180 days after commencement of the Offering, approximately 6,290,045 Restricted Shares that are subject to lock-up agreements (as described above) will become eligible for sale in the public market subject to Rule 144 and Rule 701 under the Securities Act. The remaining approximately 1,193,527 Restricted Shares, which are also subject to such lock-up agreements, will have been held for less than two years upon the expiration of such lock-up agreements and will become eligible for sale under Rule 144 at various dates thereafter as the holding period provisions of Rule 144 are satisfied. As of May 31, 1996, 1,437,977 shares were issuable upon exercise of currently outstanding options and, taking into account the effect of the lock-up agreements with the holders of options, 501,929 of such shares will be fully vested and eligible for sale in the public markets beginning 180 days after commencement of the Offering, subject, in the case of sales by affiliates, to the volume, manner of sale, notice and public information requirements of Rule 144. Certain holders of shares of Common Stock and securities convertible into or exercisable for shares of Common Stock have certain registration rights under a registration rights agreement among such holders and the Company. The shares of Common Stock covered by these registration rights include 6,887,228 outstanding shares of Common Stock and 56,248 shares of Common Stock issuable upon exercise of outstanding warrants. These registration rights have been waived in connection with the Offering but will, subject to the lock-up agreements referred to above, continue to apply to the aforementioned shares of Common Stock upon completion of the Offering. In addition, following completion of the Offering, the Company intends to register under the Securities Act approximately 2,518,758 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's 1992 Stock Option Plan, 1996 Directors' Stock Option Plan and 1996 Employee Stock Purchase Plan. See "Management -- Stock Plans" and "Shares Eligible for Future Sale."


ABSENCE OF PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or that shares of Common Stock can be resold at or above the initial public offering price after the Offering. The initial public offering price of the Common Stock will be established by negotiation between the Company and the Representatives of the Underwriters. There has been a history of significant volatility in the market prices for shares of biopharmaceutical companies, and it is likely that the market price of the Common Stock will be similarly volatile. Prices for the Common Stock following the Offering may be influenced by many factors, including the depth of the market for the Common Stock, investor perception of the Company, fluctuations in the Company's operating results and market conditions relating to the biopharmaceutical and pharmaceutical industries. In addition, the market price of the Common Stock may be influenced by announcements of technological innovations, new commercial products or clinical progress or the lack thereof by the Company, its collaborative partners or its competitors. In addition, announcements concerning regulatory developments, developments with respect to proprietary rights and the Company's collaborations as well as other factors could also have a significant impact on the Company's business and the market price of the Common Stock. Finally, future sales of substantial amounts of Common Stock by existing stockholders could also adversely affect the prevailing price of the Common Stock. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."


EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; CERTAIN ANTI-TAKEOVER PROVISIONS

Upon completion of the Offering, the Company's Board of Directors will have the authority to issue up to 3,000,000 shares of undesignated Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, upon completion of the Offering, certain provisions of the Company's charter documents, including the elimination of the ability of stockholders to take actions by written consent and the staggered election of the Company's Board of Directors, and certain provisions of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. These provisions could also limit the price that investors are willing to pay in the future for shares of Common Stock. See "Description of Capital Stock."

DILUTION

The initial public offering price is expected to be substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will, therefore, incur immediate and substantial dilution. Assuming an initial public offering price of $12.00 per share, the immediate dilution to purchasers of shares of Common Stock in the Offering will be $7.58 per share of Common Stock or 63.2%. Additional dilution is likely to occur upon the exercise of options and warrants granted by the Company. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Geron, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: technological uncertainty; the early stage of the Company's research programs; dependence on strategic collaborations; dependence on proprietary technology and uncertainty of patent protection; the availability and terms of capital to fund the expansion of Geron's business; history of operating losses; substantial competition; dependence on key personnel; existing government regulations and changes in, or the failure to comply with, government regulations; legislative proposals for healthcare reform; the ability to attract and retain qualified personnel; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Geron disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


                           KYOWA HAKKO STOCK PURCHASE



Pursuant to the Kyowa Hakko Agreement, Kyowa Hakko has agreed to purchase from the Company, simultaneously with the closing of the Offering, that number of shares of the Common Stock covered by the Registration Statement of which this Prospectus is a part that is equal to $2.5 million divided by the initial public offering price of the Common Stock. Assuming an initial public offering price of $12.00 per share, Kyowa Hakko is obligated to purchase 208,333 shares of Common Stock. Kyowa Hakko has agreed not to sell the shares of Common Stock to be issued in the Kyowa Hakko Stock Purchase for a period of 18 months from the commencement of the Offering. The Underwriters are not involved in the sale of shares of Common Stock to Kyowa Hakko.


                                  THE COMPANY

The Company was incorporated in Delaware in November 1990. The Company's principal executive offices are located at 200 Constitution Drive, Menlo Park, California 94025, and its telephone number is (415) 473-7700. In this Prospectus, unless the context otherwise indicates, the terms "Company" and "Geron" refer to Geron Corporation.

                                USE OF PROCEEDS


The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby are estimated to be $27.1 million ($31.3 million if the Underwriters over-allotment option is exercised in full), assuming an initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and other offering expenses payable by the Company. In addition, the proceeds to the Company from the Kyowa Hakko Stock Purchase will be $2.5 million.



The Company presently expects to use a portion of the net proceeds from the Offering and the Kyowa Hakko Stock Purchase (i) to fund approximately $21.7 million of research and development expense, (ii) to fund approximately $1.0 million of laboratory and other equipment purchases and leasehold improvements and (iii) for other working capital and general corporate purposes. The Company may also use a portion of such net proceeds to acquire or invest in businesses that are complementary to those of the Company, although no such acquisitions are planned or being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. The actual amount and timing of these expenditures will depend on numerous factors, including the progress of the Company's research and development programs. Pending such uses, the Company intends to invest such funds in short-term, investment grade interest-bearing debt obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



Based on current projections, the Company estimates that its existing capital resources, the net proceeds from the Offering, the proceeds from the Kyowa Hakko Stock Purchase, payments under the Kyowa Hakko Agreement, interest income and equipment financing will be sufficient to fund its current and planned operations through 1998.


                                DIVIDEND POLICY

The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future, but intends instead to retain its capital resources for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION


The following table sets forth as of March 31, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company, giving effect to the conversion of all series of Preferred Stock into Common Stock upon the closing of the Offering and (iii) the pro forma capitalization as adjusted to reflect (a) the sale of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and offering expenses, (b) the issuance of shares of Common Stock with an aggregate purchase price equal to $2.5 million (208,333 shares at an assumed initial public offering price of $12.00 per share) in the Kyowa Hakko Stock Purchase and (c) the issuance of 7,805 shares of Common Stock upon the assumed net exercise of 12,055 outstanding warrants upon the closing of the Offering at an assumed initial public offering price of $12.00 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."


                                                             ----------------------------------------------

                                                                             MARCH 31, 1996
                                                             ----------------------------------------------
Dollars in thousands, except share data                          ACTUAL          PRO FORMA      AS ADJUSTED
                                                             ----------         ----------      -----------
Noncurrent portion of capital lease obligations and
  equipment loans....................................        $    1,471         $    1,471       $    1,471
Stockholders' equity:
  Preferred stock, $0.001 par value: 6,410,759 shares
     authorized, 6,364,274 shares issued and
     outstanding, actual; 3,000,000 shares
     authorized, none issued or outstanding, pro
     forma and as adjusted...........................                 6                 --               --
  Common stock, $0.001 par value: 10,294,117 shares
     authorized, 929,390 shares issued and
     outstanding, actual; 25,000,000 shares
     authorized, pro forma and adjusted; 7,293,664
     shares issued and outstanding, pro forma,
     10,009,802 shares issued and outstanding, as
     adjusted(1).....................................                 1                  7               10
  Additional paid-in capital.........................            43,191             43,191           72,788
  Notes receivable from stockholders.................              (303)              (303)            (303)
  Deferred compensation..............................               (12)               (12)             (12)
  Accumulated deficit................................           (28,221)           (28,221)         (28,221)
                                                             ----------         ----------       ----------
  Total stockholders' equity.........................            14,662             14,662           44,262
                                                             ----------         ----------       ----------
     Total capitalization............................        $   16,133         $   16,133       $   45,733
                                                             ==========         ==========       ==========

- ---------------
(1) Does not include (i) 375,000 shares of Common Stock subject to the Underwriters' over-allotment option, (ii) 1,055,421 shares of Common Stock issuable upon the exercise of outstanding options as of March 31, 1996 at a weighted average exercise price of $0.77 per share under the Company's 1992 Stock Option Plan and (iii) 56,248 shares of Common Stock issuable upon exercise of warrants expected to remain outstanding after the Offering, which are exercisable at a weighted average exercise price of $7.93. As of May 31, 1996, 1,437,977 shares of Common Stock were issuable upon exercise of outstanding options at a weighted average exercise price of $1.32. See "Management -- Stock Plans," "Description of Capital Stock" and Notes 6 and 10 of Notes to Financial Statements.

                                    DILUTION


The pro forma net tangible book value of the Company as of March 31, 1996 was $14.7 million or $2.01 per share. Pro forma net tangible book value per share represents the total tangible assets of the Company reduced by the Company's total liabilities and divided by the number of shares of Common Stock outstanding (on a pro forma basis to give effect to the conversion of all shares of the Preferred Stock). Without taking into account any changes in net tangible book value after March 31, 1996, other than to give effect to (i) the sale of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and offering expenses, (ii) the issuance of shares of Common Stock with an aggregate purchase price equal to $2.5 million (208,333 shares at an assumed initial public offering price of $12.00 per share) in the Kyowa Hakko Stock Purchase and (iii) the issuance of 7,805 shares of Common Stock upon the assumed net exercise of 12,055 outstanding warrants upon the closing of the Offering at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1996 would have been $44.3 million, or $4.42 per share. This represents an immediate increase in net tangible book value of $2.41 per share to existing stockholders and an immediate dilution in net tangible book value of $7.58 per share to purchasers of the Common Stock offered hereby. The following table illustrates this per share dilution:


Assumed initial public offering price per share                                                    $      12.00
Net tangible book value per share as of March 31, 1996                               $2.01
Increase in net tangible book value per share attributable to purchasers of
  the Common Stock offered hereby                                                     2.41
                                                                                     -----
Pro forma net tangible book value per share, as adjusted after the
  Offering                                                                                               4.42
                                                                                                   -------------
Dilution per share to purchasers of the Common Stock offered hereby                                   $  7.58
                                                                                                      =======


The following table sets forth on a pro forma basis as of March 31, 1996 the differences between (i) the number and percentage of shares of Common Stock purchased from the Company, assuming conversion of all outstanding shares of Preferred Stock into Common Stock, (ii) the total consideration (assuming an initial public offering price of $12.00 per share) and percentage of total consideration paid to the Company and (iii) the average price per share paid by existing stockholders and by purchasers of the Common Stock offered hereby:



                                             ----------------------------------------------------------------
                                                 SHARES PURCHASED
                                             --------------------       TOTAL CONSIDERATION
                                                                      ---------------------     AVERAGE PRICE
                                                 NUMBER   PERCENT                   PERCENT         PER SHARE
                                             ----------   -------                   -------     -------------
                                                                           AMOUNT
                                                                      -----------
Existing stockholders                         7,293,664        73%    $43,331,000        57%     $      5.94
Purchasers of the Common Stock offered
  hereby                                      2,708,333        27      32,500,000        43            12.00
Shares to be issued upon assumed net
  exercise of warrants                            7,805        --              --        --               --
                                              ---------     -----          ------     -----
  Total                                      10,009,802       100%    $75,831,000       100%
                                              =========     =====          ======     =====



The foregoing tables and discussion do not include (i) 375,000 shares of Common Stock subject to the Underwriters' over-allotment option, (ii) 1,055,421 shares of Common Stock issuable upon the exercise of outstanding options as of March 31, 1996 at a weighted average exercise price of $0.77 per share under the Company's 1992 Stock Option Plan and (iii) 56,248 shares of Common Stock issuable upon exercise of warrants expected to remain outstanding after the Offering, which are exercisable at a weighted average exercise price of $7.93. As of May 31, 1996, 1,437,977 shares of Common Stock were issuable upon exercise of outstanding options at a weighted average exercise price of $1.32. See "Management -- Stock Plans," "Description of Capital Stock" and Notes 6 and 10 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA


The following selected financial data for the period from inception (November 28, 1990) to December 31, 1991, and for the four years ended December 31, 1995, are derived from the financial statements of Geron Corporation audited by Ernst & Young LLP. The financial data for the three month periods ended March 31, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The financial data is qualified in its entirety by, and the data should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements, including the related notes thereto, included elsewhere herein.



                              ---------------------------------------------------------------------------------
                                   INCEPTION
                               (NOVEMBER 28,
                                    1990) TO
                                DECEMBER 31,
                              --------------
                                        1991                                                 THREE MONTHS ENDED
                              --------------                   YEARS ENDED DECEMBER 31,               MARCH 31,
Dollars in thousands, except                   ----------------------------------------     -------------------
share and per share data                                    1993       1994        1995                    1996
                                                  1992   -------   --------   ---------        1995   ---------
                                               -------                                      -------
STATEMENTS OF OPERATIONS
  DATA:
Revenues -- contract........  $           --   $    --   $    --   $     --   $   5,490     $    --   $   1,335
Operating expenses:
  Research and
     development............              47       726     3,975      8,099      11,321       2,455       3,294
  General and
     administrative.........              52       661     2,220      2,397       2,888         573         681
                                        ----   -------   -------   --------   ---------     -------   ---------
     Total operating
       expenses.............              99     1,387     6,195     10,496      14,209       3,028       3,975
                                        ----   -------   -------   --------   ---------     -------   ---------
Loss from operations........             (99)   (1,387)   (6,195)   (10,496)     (8,719)     (3,028)     (2,640)
Interest and other income...               2        27       351        638         919         167         306
Interest and other
  expense...................              --        --      (103)      (320)       (399)        (93)       (101)
                                        ----   -------   -------   --------   ---------     -------   ---------
Net loss....................  $          (97)  $(1,360)  $(5,947)  $(10,178)  $  (8,199)    $(2,954)  $  (2,435)
                                        ====   =======   =======   ========   =========     =======   =========
Pro forma net loss per
  share(1)..................                                                  $   (1.03)              $   (0.30)
Shares used in computing pro
  forma net loss per
  share(1)..................                                                  7,954,863               8,009,240


                                                                -------------------------------------------
                                                                                 DECEMBER 31,
                                                                -----------------------------
                                                                   1993                           MARCH 31,
                                                                -------                           ---------
Dollars in thousands                                                          1994       1995
                                                                          --------   --------          1996
                                                                                                  ---------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.............  $11,931   $ 13,915   $ 15,553     $  13,939
Working capital...............................................   10,247     12,410     12,115        12,490
Total assets..................................................   14,406     17,072     19,749        18,101
Noncurrent portion of capital lease obligations and equipment
  loans.......................................................    1,360      1,647      1,654         1,471
Accumulated deficit...........................................   (7,405)   (17,604)   (25,773)      (28,221)
Total stockholders' equity....................................   11,293     13,689     14,308        14,662

- ---------------
(1) See Note 1 of Notes to Financial Statements for information concerning the calculation of pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Prospectus contains forward-looking statements which involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. See "Special Note Regarding Forward-Looking Statements." Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

Geron is a biopharmaceutical company exclusively focused on discovering and developing therapeutic and diagnostic products based upon the common biological mechanisms underlying cancer and other age-related diseases.


The Company has entered into a strategic collaboration with Kyowa Hakko to develop and commercialize a telomerase inhibitor in certain Asian countries for the treatment of cancer. Pursuant to the Kyowa Hakko Agreement, the Company received research support payments of $7.0 million in 1995 and $4.0 million in 1996. The research payments are recorded as deferred revenue and recognized as revenue as the related costs are incurred. Geron is entitled to receive additional annual research support payments of $4.0 million and $1.0 million in 1997 and 1998, respectively. Further, the Agreement provides that Kyowa Hakko will pay for all clinical expenses associated with product approvals in the territory covered by the Agreement. Geron is also entitled to receive milestone payments upon the achievement of certain milestones related to drug development and regulatory progress totaling $11.5 million and royalty payments on product sales. Kyowa Hakko also agreed to purchase $2.5 million of Common Stock in connection with the Company's initial public offering. The Company has also entered into collaborative agreements with Ventana Medical Systems, Inc. ("Ventana") and Dianon Systems, Inc. ("Dianon") to develop telomerase diagnostic technology and royalty-bearing licensing agreements with Oncor, Boehringer Mannheim GmbH ("Boehringer Mannheim")and Dako Corporation ("Dako") for the sale of diagnostic kits solely for the research use only market. In May 1996, Oncor commenced commercial sale of the Company's proprietary telomerase assay for use in cancer research. The Company does not expect revenue from the sale of any diagnostics kits for the research use only market to be significant. See "Business -- Strategic Collaborations."



The Company also has entered into a number of collaborations with academic institutions and others to sponsor research in exchange for commercial rights to technology developed as a result of such research. In general, these agreements provide for research payments by the Company over one to three years and are renewable at the option of the Company. The Company has made research payments of $315,000, $954,000, $930,000 and $833,000 in the three months ended March 31,
1996 and in 1995, 1994 and 1993, respectively. The Company currently is committed to make research payments of $1.1 million, $275,000 and $75,000 pursuant to existing research collaborations in 1996, 1997 and 1998, respectively. See "Business -- Research Collaborations."



The Company has incurred significant losses since inception, with an accumulated deficit of approximately $28.2 million as of March 31, 1996, due primarily to ongoing expenditures related to its research and development programs. The Company's results of operations have fluctuated from period to period and may continue to fluctuate in the future based upon the timing and composition of funding under various collaborative agreements, as well as the progress of its research and development efforts. Results of operations for any period may be unrelated to results of operations for any other period. In addition, historical results should not be viewed as indicative of future operating results. Geron is subject to risks common to companies in its industry, including risks inherent in its research and development efforts, reliance upon collaborative partners, enforcement of patent and proprietary rights, need for future capital, potential competition and uncertainty of regulatory approval. In order for a product to be commercialized based on the Company's research, it will be necessary for Geron and its collaborators to conduct preclinical tests and clinical trials, demonstrate efficacy and safety of the Company's product candidates, obtain regulatory clearances and enter into manufacturing, distribution and marketing arrangements, as well as obtain market acceptance. The Company does not expect to receive revenues or royalties based on therapeutic products for many years.


RESULTS OF OPERATIONS

Three Months Ended March 31, 1996 and 1995

Revenues The Company recognized revenues of $1.3 million for the three months ended March 31, 1996, compared to no revenues for the three months ended March 31, 1995. The revenues were research support payments under the Kyowa Hakko Agreement. The Company expects to recognize $4.0 million of additional research funding revenue from the Kyowa Hakko Agreement during 1996. There were no revenues from the diagnostic agreements in either three month period.


Research and Development Expenses The Company's research and development expenses were $3.3 million for the three months ended March 31, 1996, compared to $2.5 million for the three months ended March 31, 1995. The growth was largely due to expenses related to additional personnel, expanded patent related activities and greater purchases of research materials and laboratory supplies for the expansion of the Company's research programs. The Company expects research and development expenses to increase in the future as a result of continued efforts under its research programs and the amortization of deferred compensation. The Company intends to record and amortize, over the related vesting periods, deferred compensation representing the difference between the price of certain options granted and the deemed fair market value of the underlying Common Stock at the time of grant. These options generally vest over a five-year period. The amortization of deferred compensation in future periods will aggregate approximately $1.3 million as the related options vest, a portion of which will be classified as research and development expenses.


General and Administrative Expenses General and administrative expenses were $681,000 for the three months ended March 31, 1996, compared to $573,000 for the three months ended March 31, 1995. The increase was primarily due to greater compensation expense related to additional personnel and increased legal, travel and other expenses related to business development. The Company expects general and administrative expenses to increase in the future to support the expansion of its business development activities, the amortization of deferred compensation and increased expenses associated with being a public company.


Interest and Other Income Interest income was $200,000 for the three months ended March 31, 1996, compared to $151,000 for the three months ended March 31, 1995. This increase was due to an increase in average cash balances in 1996 related to proceeds received from the sale of equity securities and research funding received under the Kyowa Hakko Agreement. The Company expects interest income to increase in 1996 due to an increase in average cash balances as a result of the consummation of the Offering and the Kyowa Hakko Stock Purchase. In addition to interest earned on excess cash balances, Geron received payments from government grants totaling $106,000 for the three months ended March 31, 1996, compared to $16,000 for the three months ended March 31, 1995. The Company does not expect revenues from government grants to be significant in the foreseeable future.


Interest and Other Expense Interest and other expense was $101,000 for the three months ended March 31, 1996 compared to $93,000 for the three months ended March 31, 1995. This increase was due to an increase in capital lease balances outstanding in 1995.

Net Loss Net loss was $2.4 million for the three months ended March 31, 1996, compared to $3.0 million for the three months ended March 31, 1995. This decrease was primarily attributable to the recognition of research funding revenue from the Kyowa Hakko Agreement.

Years Ended December 31, 1995, 1994 and 1993

Revenues The Company recognized $5.5 million in research funding revenue from the Kyowa Hakko Agreement for the year ended December 31, 1995. No revenues were recognized prior to 1995.

Research and Development Expenses The Company's research and development expenses were $11.3 million, $8.1 million and $4.0 million in the years ended December 31, 1995, 1994 and 1993, respectively. The increases were primarily due to greater expenses associated with additional personnel hired to support the Company's growing research efforts and related research materials and laboratory supplies.


General and Administrative Expenses The Company's general and administrative expenses were $2.9 million, $2.4 million and $2.2 million in the years ended December 31, 1995, 1994 and 1993, respectively. Expenses increased as a result of the increase in compensation, and benefits paid to and the costs related to the hiring of additional personnel.


Interest and Other Income Interest income was $643,000, $440,000 and $312,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The increases were primarily due to increases in average cash balances as a result of the sale of equity securities. Income received from government grants was $276,000, $198,000 and $39,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

Interest and Other Expense Interest and other expense was $399,000, $320,000 and $103,000 for the years ended December 31, 1995, 1994, and 1993, respectively. This increase was due to higher outstanding capital lease balances in 1994 and 1995.

Net Loss Net loss was $8.2 million, $10.2 million and $5.9 million in the years ended December 31, 1995, 1994 and 1993, respectively. The decrease in net loss from 1994 to 1995 was the result of the recognition of revenue from research support payments from the Kyowa Hakko Agreement. The increase in net loss from 1993 to 1994 was due to the expansion of the Company's research and development programs.

The Company has not generated taxable income to date. At December 31, 1995, the Company had federal and state net operating loss carryforwards of approximately $24.3 million and $4.4 million, respectively. The carryforwards expire at various dates beginning in 2006 through 2010 if not utilized. Future utilization of the carryforwards may be limited in any one fiscal year pursuant to the Internal Revenue Code and similar state provisions. As a result of the annual limitation, a portion of these carryforwards may expire before becoming available to reduce the Company's federal income tax liabilities.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations since inception primarily through private placements of preferred equity securities, funds provided under the Kyowa Hakko Agreement and equipment financing. As of March 31, 1996, the Company had received approximately $42.9 million in net proceeds from the sale of equity securities and $7.0 million pursuant to the Kyowa Hakko Agreement.

Cash and investments at March 31, 1996 were $13.9 million compared to $15.6 million at December 31, 1995. The Company's funds are currently invested in short-term, investment grade interest-bearing debt obligations. In April 1996, the Company received $4.0 million in research funding under the Kyowa Hakko Agreement.

Net cash used in operations in 1995 was $6.3 million, compared to $10.1 million in 1994. Net cash used in operations declined due to the receipt of research funding under the Kyowa Hakko Agreement which more than offset an increase in research and development expenditures. Net cash used in operations increased to $4.2 million for the three months ended March 31, 1996 from $3.1 million for the three months ended March 31, 1995 as a result of expanded research and development programs. The Company expects net cash used in operations to increase for the year 1996 over 1995.

Through March 31, 1996, the Company had invested approximately $4.3 million in property and equipment, of which approximately $4.0 million was financed through equipment financing. The present value of obligations under equipment financing at March 31, 1996 was $2.5 million. Minimum annual principal payments due under the equipment financing facility are expected to total approximately $996,000, $895,000 and $582,000 in 1996, 1997 and 1998, respectively. The Company made principal payments under the equipment financing facility of $233,000 in the three months ended March 31, 1996 and $769,000 in 1995. The Company expects its capital expenditures in 1996 to be approximately $2.7 million, consisting of approximately $1.7 million for leasehold improvements and approximately $1.0 million for laboratory and other equipment purchases. On May 1, 1996, the Company renewed its existing committed equipment financing facility to provide for an incremental $2.0 million availability. The commitment period for additional drawdowns ends on April 30, 1997.


The Company presently expects to use a portion of the net proceeds from the Offering and the proceeds from the Kyowa Hakko Stock Purchase (i) to fund approximately $21.7 million of research and development expense, (ii) to fund approximately $1.0 million for laboratory and other equipment purchases and leasehold improvements and (iii) for other working capital and general corporate purposes. Based on current projections, the Company estimates that its existing capital resources, the net proceeds from the Offering, the Kyowa Hakko Stock Purchase, payments under the Kyowa Hakko Agreement, interest income and equipment financing will be sufficient to fund its current and planned operations through 1998. There can be no assurance, however, that changes in the Company's research and development plans or other changes affecting the Company's operating expenses will not result in the expenditure of available resources before such time, and in any event, the Company will need to raise substantial additional capital to fund its operations in future periods. The Company intends to seek additional funding through collaborative arrangements, public or private equity or debt financings, capital lease transactions or other financing sources that may be available. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result. However, there can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or to obtain funds through collaborative arrangements that are on unfavorable terms or that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to retain.

                                    BUSINESS


Geron is a biopharmaceutical company exclusively focused on discovering and developing therapeutic and diagnostic products based upon common biological mechanisms underlying cancer and other age-related diseases. As the pioneer in researching these mechanisms, the Company focuses on telomeres, which are structures at the ends of chromosomes that the Company has shown act as a molecular "clock" of cellular aging, and telomerase, an enzyme which appears to stop the "clock" and lead to cellular immortality. The Company and its collaborators have established that these mechanisms play a role in cancer and many other age-related diseases and conditions, and thus the Company believes it has a broadly applicable, proprietary platform for discovering and developing novel small molecule therapeutics and diagnostics for such diseases. The most advanced of the Company's three therapeutic programs is in the area of telomerase inhibition for the treatment of cancer. Geron will continue to build upon its leadership position in the field of telomere biology and telomerase regulation by selectively collaborating with companies and research institutions and by aggressively pursuing an extensive patent portfolio. The Company owns or has certain exclusive rights to three issued United States patents and 52 United States patent applications.



Cancer and other age-related diseases and conditions, including skin aging, atherosclerosis, osteoporosis and Alzheimer's disease, are difficult and costly to diagnose and treat. In many cases, entirely effective means of treating and diagnosing these diseases and conditions are not currently available. Further, with the progressive "graying" of the population, the incidence of cancer and other age-related diseases and conditions is expected to increase and to place a steadily growing financial burden on the health care system. Significant improvements in the treatment and diagnosis of these conditions and diseases are expected to offer attractive commercial opportunities. For example, the current cancer drug therapy market in the United States is over $3.8 billion having grown at an annual compounded rate in excess of 15% between 1985 and 1995.


Geron's scientific approach focuses on telomere shortening and telomerase regulation as common biological mechanisms underlying cancer and other age-related diseases and conditions. Geron and its collaborators have demonstrated both in vivo and in vitro that telomeres, the repeated sequences of DNA located at the ends of chromosomes, shorten throughout a normal cell's replicative lifespan. The Company and its collaborators have also shown that when telomeres reach a certain short length, cells stop dividing and become senescent. Senescent cells display an altered pattern of gene expression relative to replicatively young cells that leads to an imbalance in the production of proteins and other cell products. This imbalance, which occurs in many tissues throughout the body, can have a direct and destructive effect on surrounding tissues and appears to contribute to age-related diseases and conditions.


Cancer cells escape senescence and maintain an extended ability to divide through mutations. Geron and its collaborators have shown that for most cancerous tumors to attain life threatening size, or for cancer to metastasize throughout the body, cancer cells must become immortal through an alteration which prevents their telomeres from shortening with each division. In almost all cases examined to date, a germ line enzyme called telomerase is abnormally reactivated in these cancer cells to repair their telomeres with each cell division, thereby conferring cellular immortality. Geron has shown telomerase to be present in all of the over 20 types of cancer that it has studied, including breast, prostate, lung, colon and bladder cancers. The Company believes that telomerase inhibition has the potential to be a universal and highly specific cancer therapy. Geron has identified several series of small molecule compounds that selectively inhibit telomerase. With one of its collaborators, the Company has initiated studies of these small molecule compounds in animal models of human tumor growth.



In order to develop novel therapeutic and diagnostic products, the Company is initially focused on three programs: (i) Telomerase Inhibition and Detection -- developing both telomerase inhibitors as potentially universal and highly specific cancer therapies and telomerase assays for the detection of cancer; (ii) Cell Senescence Modulation -- delaying the onset of cell senescence and regulating the pattern of destructive gene expression in senescent cells; and (iii) Primordial Stem Cell Therapies -- generating a broad array of cell types from PS cells for cellular transplantation. In support of these programs, the Company employs advanced drug discovery technologies, including proprietary assays, high throughput screening, combinatorial chemistry, proprietary differential gene expression techniques, protein purification and gene sequencing to discover and design novel small molecule therapeutics and diagnostic tools.


The Company's strategy combines the following key elements: focusing on fundamental mechanisms of cellular aging and cellular immortality to treat cancer and other age-related diseases and conditions; developing high value programs based on its common scientific platform; selectively pursuing strategic collaborations; retaining the ability to develop and market products independently; and enhancing its proprietary leadership position in the field.

SCIENTIFIC BACKGROUND: CELLULAR AGING AND CELLULAR IMMORTALIZATION


Cells are the building blocks for all tissues in the human body. Cell division plays an important role in the normal growth, maintenance and repair of human tissue. However, cell division is a limited process in that cells generally divide only 60 to 100 times in the course of their normal lifespans. Once cells reach the end of their replicative capacity, they senesce. Cellular aging or senescence, although influenced by environmental factors, is a genetically determined process. Geron and its collaborators have demonstrated that telomeres, the repeated sequences of DNA at the ends of each chromosome, are key genetic elements involved in this process. Telomeres are necessary for protecting chromosomes from degradation and fusion. Each time a normal cell divides, however, telomeres shorten because cells are unable to replicate fully these repeated DNA sequences. Thus, Geron believes that telomeres serve as a molecular "clock" governing normal cell replication and lifespan.


                                   FIGURE 1


Geron has demonstrated that once telomeres reach a certain short length, cell division is halted, which is known as cell senescence. Although senescent cells have stopped dividing, these cells are still metabolically active and demonstrate an altered pattern of gene expression. Specifically, in senescent cells, some genes expressed by young and healthy cells are turned off and other genes are turned on, creating an imbalance of proteins and other cell products that has a direct and potentially destructive effect on the surrounding tissue. Geron believes that this cellular dysfunction, which occurs in numerous tissues throughout the body, causes or contributes to age-related diseases and conditions.


The converse of cell senescence occurs in cancer cells. Normal cells have the potential to become cancerous if random mutations activate various oncogenes and deactivate tumor suppressor genes. With each mutation, pre-cancerous cells become increasingly aberrant and uncontrolled, and may begin to generate a tumor mass. The Company believes, however, that most cells which undergo such changes are eliminated when telomere shortening leads to either cell senescence or chromosomal instability and cell death. Geron and its collaborators' research indicates that for most cancerous tumors to attain life threatening size, or for cancer to metastasize throughout the body, cancer cells must become immortal, through activation of telomerase.

Telomerase is a complex germ line enzyme, composed of RNA and protein components, that maintains telomere length by replacing the DNA that is lost each time a cell divides. The result is that telomeres do not shorten and cell death is averted. Geron's research has shown that telomerase is abnormally reactivated in all of the major cancer types and that, conversely, it is not present in most normal cell types. Telomerase enables cancer cells to maintain telomere length, providing them with indefinite replicative capacity or cellular immortality.

                                   FIGURE 2


Telomerase is expressed in certain normal cells. Telomerase is present at high levels and telomeres are very long in reproductive cells. It is widely believed that telomerase is active in these germ line cells to ensure that the full genetic code is passed from generation to generation. Telomerase is also present at very low levels in certain hematopoietic (blood), skin and gastrointestinal cells and may function to give these cells increased replicative capacity. However, these cells still age and gradually lose telomeres, suggesting that telomerase may not be essential for their normal functioning.



PS cells are germ line cells that appear for only a short period after fertilization. These cells quickly differentiate into the many types of cells found in the body. PS cells are the only known normal cells which are immortal and have the potential to differentiate into any cell or tissue in the body. Prior to differentiation, PS cells express telomerase activity. Studies indicate, however, that once PS cells have differentiated into specialized tissues or cells, telomerase activity is repressed and the differentiated cells are destined to follow the senescence pathway.


MARKET OPPORTUNITY

Cancer and other age-related diseases and conditions, including skin aging, atherosclerosis, osteoporosis and Alzheimer's disease, are difficult and costly to diagnose and treat. In many cases, entirely effective means of treating and diagnosing these diseases and conditions are not currently available. Further, with the progressive "graying" of the population, the incidence of cancer and other age-related diseases and conditions is expected to increase and to place a steadily growing financial burden on the health care system. By the year 2010, the over-65 population in the United States is expected to double to approximately 64 million people and worldwide this population will increase to over one billion. Significant improvements in the treatment and diagnosis of these diseases and conditions are expected to offer attractive commercial opportunities.

Cancer
The incidence of cancer increases dramatically with age. Eighty-five percent of cancers diagnosed occur in people over the age of 50. People over the age of 65 have, on average, a ten times greater risk of dying from cancer than the under-65 population.


In the United States, over ten million people alive today have a history of cancer and, in 1996, an estimated 1.4 million people will be diagnosed with cancers of the lung, colon, breast, prostate, pancreas, ovary, kidney, and bladder, along with lymphomas and leukemia and other cancers. Despite significant medical advances, cancer researchers and clinicians have had little impact on cancer mortality rates. In 1996, cancer is expected to claim 555,000 lives, or approximately 25% of the total projected deaths in the United States. Within the next decade, largely because of population aging, cancer may become the leading cause of death in most industrialized nations.


Cancer therapy relies heavily on three treatment modalities: surgery, to remove the tumor mass; radiation, to destroy tumor localized to a small region; and chemotherapy, to eliminate tumor cells in diffuse parts of the body. Surgery is an invasive procedure that may not remove the entire cancer, and the use of radiation is limited to certain areas of the body. While drug therapies are less invasive than surgery or radiation, many drugs used to treat cancer generally attack rapidly dividing cells indiscriminately, damaging normal as well as cancer cells. The current cancer drug therapy market in the United States is over $3.8 billion having grown at an annual compounded rate in excess of 15% between 1985 and 1995. Even when a drug is effective initially against a particular cancer, it is usually not effective against other types of cancer and, over time, the particular cancer can become resistant to that drug and progress. The Company believes that a telomerase inhibitor could overcome these limitations and potentially be a universal and highly specific drug therapy for cancer.

Other Age-related Diseases and Conditions

Age-related diseases and conditions are those whose incidence increases dramatically with age and include chronic diseases and conditions, such as skin aging, atherosclerosis, osteoporosis and Alzheimer's disease. There are significant unmet medical needs associated with these diseases and conditions. Many current therapies simply address the symptoms of these diseases and conditions. Despite the limitation of current therapies, drugs and medical devices targeting these diseases and conditions represent some of the largest selling pharmaceuticals and devices. For example, the United States market for cardiovascular drugs is approximately $10 billion, while the market for drugs addressing osteoporosis and osteoarthritis is approximately $5 billion. The market for retinoids used for skin therapy exceeds $3 billion. The Company's focus on cellular aging and cellular immortality is designed to produce therapeutics and diagnostics that address these diseases and conditions, focusing on their causes rather than their symptoms.


STRATEGY

Geron's strategy is to become the leading biopharmaceutical company exclusively focused on discovering and developing therapeutic and diagnostic products based upon common biological mechanisms underlying cancer and other age-related diseases and conditions. The key elements of this strategy include:


Focus on Fundamental Mechanisms of Cellular Aging and Cellular
Immortality Geron focuses its research and development on fundamental mechanisms of cellular aging and cellular immortality. These include telomere shortening and telomerase regulation. As the pioneer in researching and modulating these mechanisms, which affect many tissues of the body, the Company believes it has established a broadly applicable, proprietary platform for discovering and developing novel small molecule therapeutics and diagnostics for cancer and other age-related diseases and conditions.



Develop High Value Programs with a Common Scientific Platform Geron's strategy is to leverage its expertise in cellular aging and cellular immortality to develop those programs which offer the highest likelihood and shortest development path for therapeutic and diagnostic products. Geron is currently pursuing three research and development programs: (i) the inhibition and detection of telomerase for the treatment and diagnosis of cancer; (ii) cell senescence modulation for T cell therapy, bone marrow transplantation, skin aging and atherosclerosis; and (iii) primordial stem cell therapies for cell transplantation. The Company is employing advanced and proven drug discovery technologies in support of these programs.



Pursue Strategic Collaborations Geron has established and will continue to selectively establish collaborations with pharmaceutical and diagnostic companies and leading academic institutions to enhance its research, development and commercialization capabilities. Geron has entered into a strategic alliance with Kyowa Hakko, a leading oncology company in Japan, for the development and marketing in certain Asian countries of a telomerase inhibitor to treat cancer. In addition, the Company has established technology and clinical development collaborations with leading diagnostic companies. Finally, Geron has formed numerous research and clinical collaborations with the leading experts in the fields of cellular aging and cellular immortality.


Retain the Ability to Develop and Market Products Independently Geron believes that its broad scientific platform will continue to generate opportunities for a variety of collaborative arrangements. The Company intends to retain significant rights to develop and market key therapeutic and diagnostic applications of any discoveries it makes in its research programs.

Enhance Proprietary Leadership Position Geron intends to maintain its scientific leadership and accelerate its research programs by continuing to attract and retain leaders in the fields of cellular aging and cellular immortality, either as employees or research collaborators. In addition, the Company is aggressively pursuing a broad and extensive patent portfolio to protect its proprietary technology, including its drug discovery and diagnostic development technologies. To date, the Company owns or has certain exclusive rights to three issued United States patents and 52 United States patent applications, as well as a number of corresponding foreign applications.

RESEARCH PROGRAMS


Geron is applying its proprietary scientific platform to discover and develop novel therapeutics and diagnostics for cancer and other age-related diseases and conditions. In support of its programs, the Company employs advanced drug discovery technologies including proprietary assays, high-throughput screening, combinatorial chemistry, proprietary differential gene expression techniques, protein purification and gene sequencing.


Telomerase Inhibition and Detection
Geron seeks to develop a small molecule telomerase inhibitor, which, by blocking the activity of telomerase, will allow cancer cell telomeres to resume shortening ultimately leading to cancer cell death. In addition, the Company seeks to develop telomerase as a marker for cancer diagnosis, prognosis, monitoring and screening.

Telomerase is not present in most normal cells and as a result these cells age through telomere shortening. In contrast, telomerase is abnormally active in cancer cells causing telomere length to be maintained, which in turn appears to confer immortality to cancer cells in malignant tumors. Research has shown that telomerase is present in all of the over 20 different cancer types that Geron and its collaborators have studied, including the ten most prevalent cancers of prostate, breast, lung, colon, bladder, uterus, and ovary, along with lymphomas, melanomas and oral cancers. In all of these cancers, the majority of tumor samples contain telomerase. Because telomerase is present in all cancer types evaluated and is not biologically active in most normal cells, telomerase appears to be a universal and highly specific marker of cancer. These characteristics combine to make telomerase an attractive target for inhibition to treat cancer, and for detection to diagnose cancer.


Therapeutics Geron's research has demonstrated that a telomerase inhibitor blocks cancer cells from using telomerase to maintain telomere length. As a result, the telomeres in the cancer cells resume shortening as the cells continue to divide, reaching a certain short length, at which point the cancer cells die. Specifically, Geron scientists have blocked human telomerase in tumor cell lines in vitro using both a small molecule compound and an antisense compound to the human telomerase RNA component. In both experiments, blocking telomerase led to telomere shortening and cancer cell death. Based on these results, Geron is aggressively pursuing the identification of a number of telomerase inhibitors as potential lead compounds for preclinical and clinical development. While it has identified several strategies for inhibiting telomerase activity, Geron is primarily focused on developing a small molecule inhibitor. The Company believes the small molecule approach will produce a development candidate with a more favorable commercial profile -- oral bioavailabilty, compound stability and low manufacturing cost. With one of its collaborators, the Company has initiated studies of these small molecule compounds in animal models of human tumor growth.


To advance this program, Geron has established proprietary screening technology, a structurally diverse library of small molecules and medicinal chemistry capabilities. Specifically, the Company has developed a substantial automated high throughput screening effort for the identification of telomerase inhibitors using proprietary assays based on human telomerase. Geron has used this proprietary screening capability to screen over 80,000 diverse small molecule candidates that Geron has either acquired or created through its internal combinatorial chemistry capabilities. As a result of its screening efforts, Geron has identified several classes of compounds that demonstrate telomerase inhibition and is actively pursuing structure/activity relationship studies to develop lead compounds. Geron believes that these screens provide a strong competitive advantage in view of the extreme difficulty and specialized skills required for their development and use. The United States Patent and Trademark Office has recently allowed a patent application on one of Geron's telomerase inhibitor screens.


Geron believes that blocking telomerase activity will cause the affected cancer cells to resume telomere shortening through cell division and thus lose their immortality. When telomeres reach a certain short length, the cells will die. Telomerase inhibition is therefore expected to have delayed efficacy as cancer cell telomeres resume normal shortening. Although Geron envisions that a telomerase inhibitor could be effective as a stand-alone treatment in certain cases, it is expected that in most cases a telomerase inhibitor will be used in conjunction with traditional anti-cancer therapies. There can be no assurance that the delayed efficacy of a telomerase inhibitor will not have a material adverse effect on the preclinical and clinical development or marketability of a telomerase inhibitor for the treatment of cancer.

Although the Company believes that a telomerase inhibitor will be an effective cancer therapeutic for a broad range of cancers, there may be certain limitations to its use. Because telomerase is present in reproductive cells, a telomerase inhibitor, like most current cancer agents, may have a negative impact on such cells. Telomerase is also transiently expressed in certain cells in the hematopoietic (blood), skin and gastrointestinal tract. However, Geron scientists and others have demonstrated that these tissues age and show gradual telomere shortening during the course of cell division. As a result, the Company believes that telomerase is not biologically critical for these tissues and that telomerase inhibitors are unlikely to have a significant negative effect on them. There can be no assurance that any product based on the inhibition of telomerase will not adversely affect such cells and result in unacceptable side effects.


Geron has established a strategic alliance with Kyowa Hakko, a leading oncology company in Japan, for the development and commercialization in certain Asian countries of a telomerase inhibitor for the treatment of cancer. The Company has also established research collaborations for the study of telomerase inhibition with the National Cancer Institute and the Sloan-Kettering Institute for Cancer Research, and for the study of telomerase biology with Cold Spring Harbor Laboratory.



Diagnostics The Company believes that telomerase is a universal and highly specific marker of cancer and, therefore, the detection and quantification of telomerase may have significant clinical utility for cancer diagnosis. While most current cancer diagnostics apply to a single or limited number of cancer types, telomerase-based diagnostics could potentially address a broad range of cancer types. The Company also believes that the availability of telomerase-based diagnostics for cancer will enhance the commercial opportunity for a telomerase inhibitor by increasing the understanding of clinicians of the biological mechanisms underlying telomerase activity.



The Company has developed several proprietary assays for the detection of telomerase based on its activity or components. The first generation assay is the Telomeric Repeat Amplification Protocol ("TRAP") assay which detects telomerase activity in malignant tumor tissue. The second generation assay detects the RNA component of human telomerase, which was first cloned by Geron scientists. This RNA technology enables the Company to use proprietary in situ hybridization and other detection methods to detect the presence of telomerase. The Company is the exclusive licensee of an issued United States patent which it believes covers cancer diagnostic applications of its TRAP technology, and the United States Patent and Trademark Office has allowed one of Geron's patent applications relating to the RNA component of telomerase.


Geron is conducting clinical evaluations to assess the full potential of its telomerase detection technology. Preliminary data from a number of studies indicate telomerase levels correlate with clinical outcome in cancer patients. In the event evaluations of a larger number of patients continue to present favorable results, the Company intends to proceed to full scale development of its telomerase detection technology as a novel and important diagnostic for numerous cancers.


Oncor and Boehringer Mannheim have licensed the Company's TRAP assay and Dako has licensed the Company's RNA detection technology on a non-exclusive basis for sale to the research use only market. Oncor commenced commercial sale of the TRAP-ezeTM kit in May 1996. Although the Company does not expect significant royalties from the sale of these kits, their use is expected to stimulate additional, more reliable studies of telomerase activity by academic laboratories. The Company has also concluded collaborative agreements with Dianon and Ventana for additional technology development and clinical assessment. In each of its clinical diagnostic agreements, Geron has retained significant development and commercialization rights. The Company has also established research collaborations for the study of telomerase detection with The Cleveland Clinic, the University of Texas, San Antonio and The University of Texas Southwestern Medical Center at Dallas.


Cell Senescence Modulation -- Regulation of Cellular Aging

Geron seeks to develop therapeutics to modulate the biological processes leading to and regulating cell aging or senescence. Telomere shortening occurs as cells divide, which, Geron believes, eventually triggers the destructive genetic changes found in senescent cells. The Company is pursuing two distinct approaches to modulate cell senescence: (i) extending cell lifespan by slowing telomere loss, thereby extending the period of normal cell replication and delaying the destructive onset of cell senescence and (ii) applying proprietary genomics and screening techniques to target and modulate the destructive genetic changes that occur in senescent cells. Geron has entered into research collaborations with several research institutions to support its cell senescence modulation program, including Lawrence Berkeley Laboratory, Stanford University, Baylor College of Medicine, Aarhus University (Denmark), the University of Groningen (The Netherlands) and the University of Washington.



Cell Lifespan Extension Geron believes that maintaining telomere length will extend cell lifespan by delaying the onset of cell senescence. The Company and its collaborators have demonstrated in vitro that telomere length and replicative senescence can be modulated with synthetic compounds. The Company's initial focus is on the transient activation of telomerase to maintain telomere length and postpone cell senescence without immortalizing an otherwise mortal cell. As the first and fundamental step in this program, the Company is working to complete the cloning of telomerase and its regulators. Geron has already cloned, and has received an allowance for a United States patent application relating to, the RNA component of human telomerase. Geron believes that the cloning of the telomerase enzyme and its regulators may also provide the Company with next generation telomerase inhibitor screens, new reagents for telomerase detection and other markers useful in cancer diagnosis.

The initial therapeutic target of the cell lifespan extension effort is ex vivo applications such as T cell therapy and bone marrow transplantation to treat cancer or immune dysfunctions in the elderly. Ex vivo cell therapies typically involve the extraction of certain cells from a patient, expansion of the number of cells ex vivo and the reintroduction of the cells into the patient to strengthen the patient's immune system. Current cell therapies have several limitations, including, Geron believes, senescence of transplanted cells before they can benefit the patient. Geron believes this is attributable in part to the premature senescence of cells during the expansion process or during growth in vivo. Geron's approach to extending cell lifespan could improve ex vivo therapy by allowing enhanced expansion of extracted cells and the reintroduction to the patient of cells with greater replicative capacity.


Genomics of Aging The goal of Geron's Genomics of Aging program is to treat age-related diseases and conditions by modulating the destructive pattern of gene expression that occurs in cells as they reach the end of their replicative capacity, or become senescent. Geron's approach to genomics is unique in that it focuses on the differences in gene expression between replicatively young and senescent cells. Geron believes there is a significant advantage in defining differences in gene expression between young and senescent cells and then utilizing senescent cells in drug discovery screens. Most genomics companies use diseased tissue, which is complex in structure and varies from patient to patient for research and drug discovery. By comparison, Geron believes that senescent cells are more representative of the disease process and provide a homogeneous and reproducible population of cells for both gene and drug discovery.


Geron has developed proprietary high throughput genetic analysis techniques called "Enhanced Differential Display" and "Subtractive Differential Display." These technologies have enabled the Company to identify genes, including those which express products at low levels, that are differentially expressed by replicatively young versus senescent cells and mortal versus immortal cells. The Company is using these gene targets and their products to design automated screens to discover small molecule drugs that counteract the destructive effects caused by these genes and their gene products.

The Company's Genomics of Aging program is targeted at a wide range of age-related diseases and conditions, including skin aging, atherosclerosis, osteoporosis and Alzheimer's disease. Geron's initial focus is on skin aging and atherosclerosis.


- -Skin aging Geron and its collaborators have established that when dermal fibroblasts age, or senesce, they undergo numerous changes in gene expression. Geron and its collaborators have discovered over 100 gene markers of genes that are differentially expressed in replicatively young versus senescent dermal fibroblasts. Some of these gene products appear to be destructive to the extracellular matrix. The Company believes that these and other changes contribute to the characteristic age-related atrophy of skin. Reversing or offsetting the effects of such altered gene expression in senescent fibroblasts by targeted and cell-based drug discovery could provide an effective treatment for dermal atrophy in aging adults. The Company is establishing automated screens to discover small molecule modulators of gene expression in senescent cells.



- -Atherosclerosis Atherosclerotic plaques frequently form in blood vessels at areas of turbulent blood flow. Geron and its collaborators have shown that endothelial cells lining arteries with turbulent blood flow, where cell turnover and thus cell division is high, have shorter telomeres than cells in regions with less blood turbulence and cell turnover. Further, some gene products differentially expressed in senescent endothelial cells have been shown to play a role in atherosclerosis. The Company believes that altering expression of the senescence-associated genes and their products in the vascular endothelium could provide a unique and effective therapy for atherosclerosis.


Primordial Stem Cell Therapies
Geron seeks to generate a broad array of cell types from PS cells for cellular transplantation. PS cells are germ line cells that are unique in that they are both immortal, consistent with their normal telomerase expression, and capable of differentiation into any and all types of cells and tissues in the body. The Company believes that PS cells offer significant advantages over other stem cells, which can differentiate only into a limited array of cell types, an example being the hematopoietic stem cell which is capable of becoming only blood cells. In addition, PS cells, unlike other stem cells, are immortal and can potentially be expanded and grown indefinitely. Finally, these cells may be used repeatedly for transplantation and they can be thoroughly characterized and shown to be free of viruses or other pathogens.


Initially, Geron plans to pursue transplantation applications using PS cells derived from non-human primates. These cells were recently derived for the first time at the University of Wisconsin-Madison and are currently licensed exclusively to Geron. These cells have been shown to differentiate into numerous cell types that could be useful clinically. There are many strong similarities between these primate tissues and human tissues that may prevent the rejection seen with transplantation from other species. The Company is in the early stages of research directed towards differentiating PS cells for transplantation in circumstances in which the risk of histoincompatibility will be minimized. Specifically, the Company is focused on cardiomyocytes for the treatment of congestive heart failure and neurons for the treatment of Parkinson's disease.

STRATEGIC COLLABORATIONS

Geron believes that its broad scientific platform will generate significant opportunities for a variety of strategic collaborative arrangements. Geron has established and will continue to selectively establish collaborations with leading pharmaceutical and diagnostic companies to enhance research, development and commercialization capabilities and fund operating expenses thereby reducing equity capital requirements. In each of these strategic collaborations, the Company will seek to retain significant rights to participate in the commercial success of its products and to develop and market therapeutic and diagnostic applications resulting from its discoveries.

Kyowa Hakko Collaboration

In April 1995, the Company entered into a License and Research Collaboration Agreement with Kyowa Hakko. Under the Kyowa Hakko Agreement, Kyowa Hakko agreed to provide $16.0 million of research funding over four years to support the Company's program to discover and develop in certain Asian countries a telomerase inhibitor for the treatment of cancer. In addition, the Company is entitled to receive future payments totaling $11.5 million upon the achievement of certain contractual milestones relating to drug development and regulatory progress, and royalty payments on product sales. Kyowa Hakko also agreed to purchase $2.5 million of Common Stock in connection with the Company's initial public offering. Under the Kyowa Hakko Agreement, Geron exercises significant control during the research phase and Kyowa Hakko exercises significant control during the development and commercialization phases. Kyowa Hakko will pay for all clinical expenses associated with product approval in the covered territory. The Company granted Kyowa Hakko an exclusive license in certain Asian countries to develop, manufacture and sell products resulting from the collaboration for the treatment of human cancer. These countries are China, Hong Kong, India, Indonesia, Kampuchea, Korea, Japan, Laos, Malaysia, Myan Mar, the Philippines, Singapore, Taiwan, Thailand and Vietnam. Geron has retained all rights to a telomerase inhibitor outside these countries. The Kyowa Hakko Agreement provides that Kyowa Hakko will not pursue research and development independent of its collaboration with Geron with respect to telomerase inhibition for the treatment of cancer in humans until April 24, 1999, at the earliest. Kyowa Hakko may terminate the agreement only in the event of breach or bankruptcy by Geron or in the event that both parties agree that it is no longer reasonably practical to pursue further research and development of an inhibitor of telomerase.


Dianon Collaboration

Geron has entered into a development agreement with Dianon pursuant to which the parties will jointly develop telomerase detection technology and perform clinical studies in order to demonstrate the full utility of telomerase as a cancer diagnostic and prognostic marker. The agreement expires in January 1997, unless extended by the parties. Each company will generally be responsible for its respective expenses during the term of the agreement. Geron granted Dianon a non-exclusive right to license the Geron telomerase technology to provide clinical reference or anatomical pathology laboratory services and a first right of negotiation to license Geron's technology for exclusive use in diagnostic test services through January 1997.


Other Collaborations

Geron has entered into a development and license agreement with Ventana for development and commercialization of the Company's telomerase detection technology to make and sell licensed products solely for use on Ventana systems. Ventana and Geron will share any profits resulting from this arrangement. Geron has entered into non-exclusive royalty-bearing license agreements with Oncor and Boehringer Mannheim for use of the Company's TRAP assay as a research kit only on a worldwide basis excluding Japan. Oncor commenced commercial sale of the TRAP-ezeTM kit in May 1996. The Company has also entered into a non-exclusive royalty-bearing license agreement with Dako for use of Geron's RNA detection technology for research use only on a worldwide basis.


RESEARCH COLLABORATIONS

The Company has entered into and intends to continue to selectively enter into research agreements with leading academic and research institutions in order to significantly enhance its research and development capabilities. Under these agreements, the Company generally provides funding for scientific research in exchange for exclusive commercial rights to such research. In each of these agreements, the Company seeks to retain rights to develop and market applications of any discoveries made under such collaborations by obtaining options to license exclusively any technology developed under such programs, including issued patents or patent applications filed in connection with such programs.


The Company has established collaborations for the study of telomeres and telomerase and the discovery and development of a telomerase inhibitor with the National Cancer Institute, the Sloan-Kettering Institute for Cancer Research, Cold Spring Harbor Laboratory, The University of Texas Southwestern Medical Center at Dallas, The Cleveland Clinic and the University of Texas, San Antonio. In support of its Cell Senescence Modulation program, Geron has established collaborations with Lawrence Berkeley Laboratory, Stanford University, Baylor College of Medicine, Aarhus University (Denmark), University of Groningen (The Netherlands) and the University of Washington. Geron has established an exclusive license and collaboration agreement in support of its PS Cell Therapies program with the licensing arm of the University of Wisconsin-Madison.

PATENTS, PROPRIETARY TECHNOLOGY AND TRADE SECRETS


As of May 31, 1996, the Company owned, had exclusively licensed or held an option to exclusively license three United States patents and 52 pending United States patent applications, as well as six corresponding international filings under the Patent Cooperation Treaty and nine pending foreign national patent applications. Protection of the Company's proprietary compounds and technology is important to the Company's business. The Company's policy is to seek, when appropriate, patent protection for its lead compounds, gene discoveries, screening technologies and certain other proprietary technologies through licensing and by filing patent applications in the United States and certain other countries. The Company believes its patent filings and patent licenses and options may provide protection for its drug discovery and diagnostics development programs and its patent applications disclose useful discoveries in the field of telomere biology and telomerase regulation as well as cellular senescence and cellular immortality. The Company's screening efforts have resulted in the identification of several compounds that inhibit human telomerase in vitro and the Company has filed United States patent applications on certain of these chemical classes of telomerase inhibitors. The Company has licensed an issued United States patent relating to telomerase activity-based cancer diagnostic methods and has several United States patent applications pending that are directed to the TRAP assay. The Company's in situ telomerase RNA detection technology is the subject of several patent applications. The patent application relating to reagents used in the assay has received a notice of allowance from the United States Patent and Trademark Office. The Company has also filed patent applications on its technologies for identifying genes that are differentially expressed in different cell types or at different stages of cellular development, and the United States Patent and Trademark Office has recently allowed claims relating to the Company's "Enhanced Differential Display" technology.



While the Company believes its patents and patent applications provide competitive advantage in its efforts to discover, develop and market useful therapeutic and diagnostic products, the patent positions of pharmaceutical and biopharmaceutical companies, including the Company, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. There can be no assurance that the Company has developed or will continue to develop products or processes that are patentable or that patents will issue from any of the pending applications, including patent applications that have been allowed. There can also be no assurance that the Company's current patents, or patents that issue on pending applications, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company. Because (i) patent applications in the United States are maintained in secrecy until patents issue, (ii) patent applications are not generally published until many months or years after they are filed and (iii) publication of technological developments in the scientific and patent literature often occur long after the date of such developments, the Company cannot be certain that it was the first to invent the subject matter covered by the patent applications or that it was the first to file patent applications for such inventions. Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time consuming even if the outcome is favorable to the Company. If the outcome of patent prosecution or litigation is unfavorable to the Company, the Company could be materially adversely affected.


Patent law relating to the scope and enforceability of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is highly uncertain. In this regard, there can be no assurance that independent patents will issue from each of the 52 United States patent applications referenced above, which include many interrelated applications directed to common or related subject matter. The Company is aware of certain patent applications that have been filed by others with respect to telomerase and telomere length. In this regard, Iowa State University has filed United States and corresponding foreign patent applications claiming methods and reagents relating to the RNA component of human telomerase, and Isis Pharmaceuticals, Inc. has filed United States and corresponding foreign patent applications relating to oligonucleotide-like reagents asserted to have telomere length modulating activity. In addition, there are a number of issued patents and pending applications owned by others directed to differential display, stem cell and other technologies relating to the Company's research, development and commercialization efforts. There can be no assurance that the Company's technology can be developed and commercialized without a license to such patents or that patent applications will not be granted priority over patent applications filed by the Company. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies to those of the Company, duplicate any of the Company's technologies, or design around the patented technologies developed by the Company or its licensors, any of which may have a material adverse effect on the Company.

The commercial success of the Company depends significantly on its ability to operate without infringing patents and proprietary rights of others. There can be no assurance that the Company's technologies do not and will not infringe the patents or proprietary rights of others. In the event of such infringement, the Company may be enjoined from pursuing research, development or commercialization of its potential products or may be required to obtain licenses to these patents or other proprietary rights or to develop or obtain alternative technology. There can be no assurance that the Company will be able to obtain alternative technologies or any required license on commercially favorable terms, if at all, and if any such license is or alternative technologies are not obtained, the Company may be delayed or prevented from pursuing the development of certain of its potential products. The Company's breach of an existing license or failure to obtain or delay in obtaining alternative technologies or a license to any technology that it may require to develop or commercialize its products may have a material adverse effect on the Company.

Litigation may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of another's proprietary rights. The Company could incur substantial costs if litigation is required to defend itself in patent suits brought by third parties or if Geron initiates such suits. There can be no assurance that the Company's issued or licensed patents would be held valid or infringed in a court of competent jurisdiction or that a patent held by another will be held invalid or not infringed in such court. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject the Company to significant liabilities to other parties, require disputed rights to be licensed from other parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company.


Geron also relies on trade secrets to protect its proprietary technology, especially in circumstances in which patent protection is not believed to be appropriate or obtainable. Geron attempts to protect its proprietary technology in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.


The Company is party to various license agreements which give it rights to use certain technologies in its research, development and commercialization activities. Disputes have arisen and may continue to arise as to the inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by the Company and its licensors, research collaborators and consultants. There can be no assurance that the Company will be able to continue to license such technologies on commercially reasonable terms, if at all, or to maintain its exclusive licenses. In this regard, the Company's license with the licensing arm of the University of Wisconsin-Madison for PS cells derived from primates is currently exclusive for two years and non-exclusive thereafter. The failure of the Company to maintain exclusive or other rights to such technologies could have a material adverse effect on the Company. See "Risk Factors -- Patents, Proprietary Technology and Trade Secrets."


SCIENTIFIC AND CLINICAL ADVISORS

The Company has consulting agreements with a number of leading academic scientists and clinicians who serve as members of its Scientific Advisory Board ("SAB"), Clinical Advisory Board ("CAB", and together with the SAB, the "Advisory Boards") or as consultants. These individuals are distinguished scientists and clinicians with expertise in the areas of genetics of aging, cell senescence, telomerase, cell biology and molecular biology.

The SAB was established to consult with the Company with respect to scientific programs and strategies. The individuals also provide important contacts throughout the broader scientific community. The SAB meets as a whole approximately once a year and in smaller groups to focus on certain scientific issues on a more frequent basis. Individual members are called upon on an ad hoc basis as appropriate. The CAB was established to help the Company define clinical targets and diseases. The CAB meets on an as-needed basis.

Each member of the Advisory Boards has entered into an agreement with the Company covering the terms of his or her position as a member of the Advisory Board. Each member provides services on an as-needed basis. Most members of the Advisory Boards have entered into separate agreements with the Company covering additional consultation above and beyond their activities as Advisory Board members. Certain Advisory Board members hold options to purchase or have purchased Common Stock of the Company. In addition, members of the Advisory Board generally receive a fee of $1,000 for attending each Advisory Board meeting and are reimbursed for out-of-pocket expenses incurred in attending each meeting. Most members of the Advisory Boards are employed by institutions other than the Company and may have commitments to, or consulting or advisory agreements with, other entities that may limit their availability to the Company.

The Company's scientific and clinical advisors and consultants include the following individuals:

ELIZABETH BLACKBURN, PH.D., is a Professor and Chair of the Department of Microbiology and Immunology at the University of California at San Francisco and a member of the National Academy of Sciences. Dr. Blackburn is known for her pioneering characterization of telomeres and for her co-discovery of telomerase with Dr. Carol Greider in 1985 and subsequent characterization of this important enzyme.

GUNTER K. BLOBEL, M.D., PH.D., is an investigator at the Howard Hughes Medical Institute, Rockefeller University and a member of the SAB. Dr. Blobel is a member of the National Academy of Sciences, the recipient of the 1993 Lasker Award, and past president of the American Society for Cell Biology. He is well known for his work in protein translocation and is now turning much of his research focus to nuclear trafficking.

DAVID BOTSTEIN, PH.D., is Professor and Chairman of the Department of Genetics, Stanford University School of Medicine. He was elected to the National Academy of Sciences in 1981 and to the Institute of Medicine in 1993. His current research activities include studies of yeast genetics and cell biology and linkage mapping of human genes predisposing to manic-depressive illness and the development and maintenance of the Saccharomyces Genome Database on the World Wide Web. He has received numerous awards, including the Eli Lilly Award in Microbiology (1978), the Genetics Society of America Medal (1985), and the Allen Award of the American Society of Human Genetics (1989). Dr. Botstein has served on numerous committees including the NAS/NRC study on the Human Genome Project (1987-88), the NIH Program Advisory Panel on the Human Genome (1989-90) and the Advisory Council of the National Center for Human Genome Research (1990-1995).

ROBERT N. BUTLER, M.D., is a gerontologist and psychiatrist with broad experience in aging research and advocacy. In 1982, he founded the first, and still the only, department of geriatrics at a United States medical school -- the Department of Geriatrics and Adult Development at the Mount Sinai Medical Center -- where he continues to serve as Professor. Since 1990, he has also been Director of the International Longevity Centers. In 1975, he became the founding director of the National Institute on Aging of the National Institutes of Health, a position he held until 1982. He currently serves on the National Advisory Council of the National Institute on Aging and a member of the Company's CAB. Dr. Butler also serves as editor-in-chief of the journal Geriatrics and is the author of approximately 300 scientific and medical articles. In 1976, he won the Pulitzer Prize for his book, Why Survive? Being Old in America.


JUDITH CAMPISI, PH.D., is a Senior Scientist and Acting Chair, Department of Cancer Biology, Lawerence Berkeley National Laboratory. She has been an Established Investigator of the American Heart Association and currently has a MERIT Award from the National Institute on Aging, and serves on the NIA Board of Scientific Counselors. Her major interest is the cell and molecular biology of senscense and tumorigenesis.


VINCENT CRISTOFALO, PH.D., is a Professor of Pathology and Laboratory Medicine, and Director of the Center for Gerontological Research, Medical College of Pennsylvania and Hahnemann University and a member of the Company's SAB. In addition, he is professor emeritus at the University of Pennsylvania and adjunct professor at The Wistar Institute. He sits on the Board of Scientific Counselors of the National Institute on Aging and the Department of Veterans Affairs Geriatrics and Gerontology Advisory Committee, as well as numerous editorial boards.

CAROL GREIDER, PH.D., is a Senior Staff Scientist at the Cold Spring Harbor Laboratory and a member of the Company's SAB. She is known for her co-discovery of telomerase with Dr. Elizabeth Blackburn. Her pioneering work on the molecular mechanisms of this enzyme and its role in cellular immortalization is widely recognized.

DOUGLAS HANAHAN, PH.D., is a Professor of Biochemistry in the Department of Biochemistry and Biophysics and Associate Director of the Hormone Research Institute, University of California, San Francisco and a member of the Company's SAB. His major research interests are the cellular and genetic mechanisms of tumor development and autoimmunity. Prior to joining UCSF in 1988, Dr. Hanahan was with the Cold Spring Harbor Laboratory for nine years, where he developed technologies for recombinant DNA and molecular cloning, and established transgenic mouse models to study cancer and autoimmune diseases.


LEONARD HAYFLICK, PH.D., is a Professor of Anatomy at the University of California, School of Medicine, San Francisco, and is a member of the Company's SAB. Dr. Hayflick is best known for his pioneering work in tissue culture where he discovered the finite replicative capacity of normal human cells which he interpreted as aging at the cell level. This phenomenon is known as the "Hayflick Limit" and Dr. Hayflick is widely known as the "father" of cellular gerontology. Dr. Hayflick has published over 200 papers and is the recipient of numerous national and international research awards and honors, was President of the Gerontological Society of America, is editor-in-chief of Experimental Gerontology, was a founding member of the Council of the National Institute on Aging, and recently authored the popular book, "How and Why We Age."


ERIC LANDER, PH.D., is a Professor of Biology at the Massachusetts Institute of Technology and serves as the Director of the Whitehead Institute/MIT Center for Genome Research. Dr. Lander is active in several organizations involved in human genetics research, including serving on the board of directors for the Genetic Society of America, acting as former chair of the Genome Research Review Committee for NIH's National Center for Human Genome Research and the Company's SAB. He brings broad experience in human and mammalian genetic research.

GEORGE M. MARTIN, M.D., is Professor of Pathology, Adjunct Professor of Genetics, Director of Alzheimer's Disease Research Center, University of Washington School of Medicine and a member of the Company's CAB. He has held various positions in the departments of pathology and genetics at the University of Washington School of Medicine since 1957, and was appointed director of the Alzheimer Disease Research Center in 1985. Dr. Martin's recent awards include a Research Medal granted by the American Aging Association in 1992 and the Robert
W. Kleemeier Award given by the Gerontological Society of America in 1993.


MALCOLM MOORE, PH.D., is a Professor of Biology at the Sloan-Kettering Division, Cornell Graduate School of Medical Sciences. He is also currently incumbent of the Enid A. Haupt Chair of Cell Biology, Memorial Sloan-Kettering Cancer Center. Dr. Moore most recently received the William B. Coley Award For Distinguished Research in Immunology by the Cancer Research Institute (June 1995).

JERRY W. SHAY, PH.D., is a Professor of Cell Biology and Neuroscience, The University of Texas Southwestern Medical Center at Dallas and a member of the Company's SAB. Dr. Shay's research focuses on molecular mechanisms of tumorigenesis and immortalization with a particular emphasis on cancer of the breast.



JAMES D. WATSON, PH.D., is the President of Cold Spring Harbor Laboratory and a member of the Company's SAB. Dr. Watson is the former head of the NIH Human Genome Project and is famous for his 1953 discovery with Francis Crick of the double helical structure of DNA, for which he received the Nobel Prize.



WOODRING E. WRIGHT, M.D., PH.D., is a Professor of Cell Biology and Neuroscience, The University of Texas Southwestern Medical Center at Dallas and a member of the Company's SAB. He is widely recognized as a leading molecular biologist working in the field of cellular senescence and on the molecular basis of muscle development.


BUSINESS ADVISORS

The Company has also established a Business Advisory Board to advise it on strategic business matters. Each member has entered into an agreement with the Company covering the terms of his position. Both members hold options to purchase or have purchased Common Stock of the Company. The members of the Company's Business Advisory Board are:

JACK L. BOWMAN has over 30 years of health care management experience, most recently as company group chairman of Johnson & Johnson. Prior to Johnson & Johnson, Mr. Bowman was with American Cyanamid, where his positions included President of Lederle Laboratories, and Ciba-Geigy Pharmaceuticals.


ROBERT A. SWANSON is a founder of Genentech, Inc., served as its Chief Executive Officer from 1976 to 1990, and has been Chairman of the Board since 1990. Prior to forming Genentech, Mr. Swanson was a partner with Kleiner & Perkins venture capital partnership in San Francisco, and from 1970 to 1974, he was an investment officer with Citicorp Venture Capital Ltd. He serves on the Board of Fellows of the Faculty of Medicine at Harvard University and is a member of the Biology Visiting Committee of, and has served as a Trustee for, the Massachusetts Institute of Technology. Mr. Swanson is a member of the Royal Swedish Academy of Engineering Sciences and a member of the Board of Molten Metal Technology, Inc.


GOVERNMENT REGULATION


Regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of any products developed by the Company or its strategic partners. Most of the Company's or its strategic partners' products will require regulatory approval by governmental agencies prior to commercialization. The nature and the extent to which such regulation may apply to the Company or its strategic partners will vary depending on the nature of any such products. Generally, biological drugs are regulated more rigorously than non-biological drugs and medical devices. In particular, human pharmaceutical therapeutic products, including a telomerase inhibitor, are subject to rigorous preclinical and clinical testing and other requirements by the FDA in the United States and similar health authorities in foreign countries. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products. The process of obtaining these clearances and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require the expenditure of substantial resources.



Generally, in order to gain FDA pre-market approval for a pharmaceutical product, a company first must conduct preclinical studies in the laboratory and in animal model systems to gain preliminary information on a product's potential efficacy and to identify any safety problems. The results of these studies are submitted as a part of an investigational new drug application ("IND"), which must become effective before human clinical trials of an investigational drug can start. In order to commercialize any products, the Company or its strategic partners will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety, purity, efficacy and potency in the case of biological drugs, or safety and efficacy in the case of non-biological drugs that are necessary to obtain FDA approval of any such products. Clinical trials are normally done in three phases and generally take two to five years, but may take longer, to complete. After completion of clinical trials of a new product, FDA marketing clearance must be obtained. If the product is classified as a non-biological drug, the Company or its strategic partner will be required to file a new drug application ("NDA") and receive clearance before commercial marketing of the drug. In the case of a biological drug, an Establishment License Application ("ELA") and Product License Application ("PLA") will usually have to be filed and approved before marketing can occur. These testing and approval processes require substantial time and effort and there can be no assurance that any such clearance will be granted on a timely basis, if at all. NDAs or PLAs/ELAs submitted to the FDA can take, on average, two to five years to receive approval. If questions arise during the FDA review process, clearance can take more than five years. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, the Company will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

Any diagnostic products to be developed by the Company or its strategic partners are likely to be regulated by the FDA as devices rather than drugs. The nature of the FDA requirements applicable to such medical diagnostic devices depends on their classification by the FDA. A diagnostic device developed by the Company or a strategic partner would most likely be classified as a Class III device, requiring pre-market clearance. Obtaining pre-market clearance involves the costly and time-consuming process, comparable to that for new drugs, of conducting preclinical studies, obtaining an investigational device exemption to conduct clinical tests, filing a pre-market clearance application, and obtaining FDA clearance.

Both drugs and devices are subject to good manufacturing practice regulations ("GMPs"), often even at the clinical trial stages. Both drug and device GMPs specify extensive record keeping requirements, including the maintenance of product compliance files, as well as require compliance with various standards governing personnel, equipment and raw materials, including product stability requirements. There can be no assurance that the Company or its collaborators or contract manufacturers, if any, will be able to maintain compliance with the GMP regulations on a continuing basis. Failure to maintain such compliance could have a material adverse effect on the Company's business.

The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standard prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could exceed the resources of the Company.

COMPETITION


The pharmaceutical and biopharmaceutical industries are intensely competitive. The Company believes that certain pharmaceutical and biopharmaceutical companies as well as certain research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms of cell aging and cell immortality, including the study of telomeres and telomerase. In addition, other products and therapies that could compete directly with the products that the Company is seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies, and by academic and other research organizations. Many companies are also developing alternative therapies to treat cancer and, in this regard, are competitive with the Company. The pharmaceutical companies developing and marketing such competing products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory consents and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to those of the Company. These companies and institutions compete with the Company in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to the Company's programs. There is also competition for access to libraries of compounds to use for screening. Any inability of the Company to secure and maintain access to sufficiently broad libraries of compounds for screening potential targets would have a material adverse effect on the Company. In addition to the above factors, Geron will face competition with respect to product efficacy and safety, the timing and scope of regulatory consents, availability of resources, reimbursement coverage, price and patent position, including potentially dominant patent positions of others. There can be no assurance that competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than the Company or that such products will render the Company's products obsolete.



EMPLOYEES


The Company had 82 full-time employees at May 31, 1996, of whom 33 hold M.D. or Ph.D. degrees and 18 hold other advanced degrees. Of the total workforce, 68 are engaged in, or directly support, the Company's research and development activities and 14 are engaged in business development, finance and administration. The Company also retains outside consultants. None of the Company's employees is covered by a collective bargaining agreement, nor has the Company experienced work stoppages. The Company considers relations with its employees to be good.

FACILITIES

Geron currently leases approximately 17,000 square feet of office space at 194 Constitution Drive and 200 Constitution Drive, Menlo Park, California. The Company's lease for such office space expires in January 2002, with an option to renew the lease for two additional periods of two and one-half years each. In March 1996, the Company entered into a lease for an additional 24,000 square feet of office space at 230 Constitution Drive, Menlo Park, California, of which it expects to take possession on or about November 1996. The Company's lease for such office space expires in January 2002, with an option to renew the lease for two additional periods of two and one-half years each. The Company believes that its existing facilities are adequate to meet its requirements for the near term and that additional space will be available on commercially reasonable terms if needed.

LEGAL PROCEEDINGS

The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to the executive officers and directors of the Company as of May 31, 1996:

             NAME              AGE                                      POSITION
- -----------------------------------         ----------------------------------------------------------------
Ronald W. Eastman                44         President, Chief Executive Officer and Director
David L. Greenwood               44         Chief Financial Officer, Treasurer and Secretary
Richard T. Haiduck               48         Vice President of Corporate Development
Calvin B. Harley, Ph.D.          43         Vice President of Research
Jeryl L. Hilleman                38         Vice President of Operations
Kevin R. Kaster, Esq.            36         Vice President of Intellectual Property and Chief Patent Counsel
Daniel J. Levitt, M.D., Ph.D.    48         Vice President of Drug Development and Chief Medical Officer
Michael D. West, Ph.D.           43         Vice President of New Technologies and Director
Alexander E. Barkas,             48         Chairman of the Board of Directors
  Ph.D.(1)(2)
Brian H. Dovey(1)                54         Director
Charles M. Hartman               54         Director
Thomas D. Kiley, Esq.(2)         53         Director
Patrick F. Latterell             38         Director
Robert B. Stein, M.D., Ph.D.     45         Director

- ---------------

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

RONALD W. EASTMAN has served as President, Chief Executive Officer and Director of the Company since May 1993. From 1978 until joining the Company, Mr. Eastman was employed with American Cyanamid Co., most recently as a Vice President and General Manager of Lederle Laboratories, American Cyanamid's pharmaceutical business. Mr. Eastman holds a B.A. from Williams College and an M.B.A. from Columbia University.

DAVID L. GREENWOOD has served as Chief Financial Officer, Treasurer and Secretary of the Company since July 1995. From 1979 until joining the Company, Mr. Greenwood held various management positions with J.P. Morgan & Co. Incorporated, an international banking firm, and its subsidiaries, J.P. Morgan Securities Inc. and Morgan Guaranty Trust Company of New York. Mr. Greenwood holds a B.A. from Pacific Lutheran University and an M.B.A. from Harvard Business School.

RICHARD T. HAIDUCK has served as Vice President of Corporate Development of the Company since October 1993. From March 1991 until joining the Company, Mr. Haiduck was employed by ASB Meditest, a mobile medical testing company, as Senior Vice President of Field Operations. From December 1989 to February 1991, he was Chief Executive Officer of Lifescreen, Inc., a health screening company, and from 1975 to 1989, Mr. Haiduck held various positions with Abbott Laboratories, Inc., a pharmaceutical company. Mr. Haiduck holds a B.S. from Miami University and an M.B.A. from Xavier University.

CALVIN B. HARLEY, PH.D., has served as Vice President of Research of the Company since May 1994. From April 1993 to May 1994, Dr. Harley was Director, Cell Biology of the Company. Dr. Harley was an Associate Professor from 1989 until joining the Company, and an Assistant Professor from 1982 to 1989, of Biochemistry at McMaster University. Dr. Harley also was the Chair of the Canadian Association on Gerontology, Division of Biological Sciences from October 1989 to October 1991 and Chairman Elect from 1987 to 1989. Dr. Harley holds a B.S. from University of Waterloo and a Ph.D. from McMaster University, and conducted postdoctoral work at the University of Sussex and the University of California, San Francisco.

JERYL L. HILLEMAN has served as Vice President of Operations of the Company since July 1995. From June 1992 until July 1995, Ms. Hilleman served as Vice President of Administration and Finance of the Company. From 1987 until joining the Company, Ms. Hilleman served as Vice President, Finance and Operations of Cytel Corporation, a biotechnology company. Ms. Hilleman holds an A.B. from Brown University and an M.B.A. from the Wharton Graduate School of Business.

KEVIN R. KASTER, ESQ., has served as Vice President of Intellectual Property and Chief Patent Counsel of the Company since June 1994. From September 1991 until joining the Company, Mr. Kaster was employed with Affymax, N.V., a biotechnology company, as Director, Intellectual Property. From May 1988 until September 1991, Mr. Kaster was a patent attorney with Cetus Corporation, a biotechnology company. Prior to his employment with Cetus Corporation, he served as an Associate Biologist and then as a Patent

Technician with Eli Lilly and Company, a pharmaceutical company. Mr. Kaster holds a B.S. in Chemistry and Molecular Biology from Vanderbilt University and a J.D. from Indiana University.

DANIEL J. LEVITT, M.D., PH.D., has served as Vice President of Drug Development and Chief Medical Officer of the Company since February 1995. From 1990 until joining the Company, Dr. Levitt held various positions at Sandoz Pharma Ltd., a pharmaceutical company, most recently as Worldwide Head of Oncology Clinical Research and Development. From 1986 to 1990, Dr. Levitt held various positions with Hoffman-LaRoche, a pharmaceutical company, including Director of Clinical Oncology and Immunology. He received post graduate training in Pediatrics at Yale-New Haven Hospital and in Immunology and Oncology at the University of Alabama-Birmingham Hospitals. Dr. Levitt was an Assistant Professor of Pediatrics and Immunology at the University of Chicago Pritzker School of Medicine from 1980 through 1983, and was a founding Scientist of the Guthrie Research Institute. Dr. Levitt holds a B.A. from Brandeis University and an M.D. and Ph.D. in Biology from the University of Chicago Pritzker School of Medicine.


MICHAEL D. WEST, PH.D., the founder of the Company, has served as a Director of the Company since November 1990 and as Vice President of New Technologies of the Company since October 1993. From February 1993 until October 1993, Dr. West served as Executive Vice President of Business Development of the Company, and from March 1992 until February 1993, he was Executive Vice President and Chief Scientific Officer of the Company. From November 1990 until March 1992, Dr. West served as President of the Company. Prior to joining the Company, Dr. West was a Senior Research Scientist at The University of Texas Southwestern Medical Center at Dallas in the Department of Cell Biology and Neuroscience and, from 1989 to 1990, was a Postdoctoral Research Fellow in the same department. Dr. West holds a B.S. from Rensselaer Polytechnic Institute, an M.S. from Andrews University and a Ph.D. from Baylor College of Medicine.


ALEXANDER E. BARKAS, PH.D., has served as Chairman of the Board since July 1993 and as a Director of the Company since March 1992. From March 1992 until May 1993, he served as President and Chief Executive Officer of the Company. He has been a partner of Kleiner Perkins Caufield & Byers, a venture capital investment firm, since 1990, prior to which he was a retained consultant to such firm for two years. Dr. Barkas is also a director of Connective Therapeutics, Inc. and several privately held medical technology companies. He holds a B.A. from Brandeis University and a Ph.D. from New York University.


BRIAN H. DOVEY has served as a Director of the Company since June 1993. Mr. Dovey has been a general partner of Domain Associates, a venture capital investment firm, since 1988. From 1986 to 1988, Mr. Dovey was President of Rorer Group, Inc. (now Rhone Poulenc Rorer, Inc.), a pharmaceutical company. Mr. Dovey is also a director of Athena Neurosciences, Inc., Resound Corporation, NABI, Creative BioMolecules, Inc., Vivus, Inc., Connective Therapeutics, Inc. and several privately held companies. He holds a B.A. from Colgate University and an M.B.A. from Harvard Business School.


CHARLES M. HARTMAN has served as a Director of the Company since August 1992. He has been a general partner of CW Group, a venture capital partnership, since 1983. From 1965 to 1983, Mr. Hartman held a number of positions with Johnson & Johnson. He is also a director of SUGEN, Inc., Ribozyme Pharmaceuticals, Inc. and several privately held life sciences companies. He is also a director of the Hastings Center, a nonprofit organization dedicated to the study of ethics in medicine and the life sciences. Mr. Hartman holds a B.S. in Chemistry from Notre Dame University and an M.B.A. from the University of Chicago.

THOMAS D. KILEY, ESQ., has served as a Director of the Company since September 1992. He has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, Inc., a biotechnology company, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the Los Angeles law firm of Lyon & Lyon and was a partner in such firm from 1975 to 1980. Mr. Kiley is also a director of Athena Neurosciences, Inc., Pharmacyclics, Inc., Connective Therapeutics, Inc., Cardiogenesis Corporation and certain privately held biotechnology and other companies. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University.

PATRICK F. LATTERELL has served as a Director of the Company since March 1992. Mr. Latterell is a General Partner of Venrock Associates, a venture capital investment group, which he joined in 1989. From 1985 to 1989, he was a General Partner at Rothschild Ventures Inc., a venture capital firm, where he was responsible for its healthcare ventures. Prior to joining Rothschild, Mr. Latterell was Manager of Corporate Development with Syntex Corporation, a pharmaceutical company. Mr. Latterell is also a director of Biocircuits Corporation, Pharmacyclics, Inc., Vical, Inc. and several privately held biomedical companies. Mr. Latterell holds S.B. degrees in Biological Sciences and Economics from the Massachusetts Institute of Technology and an M.B.A. from Stanford Business School.


ROBERT B. STEIN, M.D., PH.D., has served as a Director of the Company since April 1996. Since August 1993, Dr. Stein has been Senior Vice President and Chief Scientific Officer of Ligand Pharmaceuticals Inc., a pharmaceutical company, and from May 1990 to August 1993, he was Vice President of Research at Ligand. From 1982 to 1990, Dr. Stein held various positions with Merck, Sharp, and Dohme Research Laboratories, a pharmaceutical company, including Senior Director and Head of the Department of Pharmacology from 1989 to 1990. Dr. Stein holds a B.S. in Biology and Chemistry from Indiana University and an M.D. and Ph.D. in Physiology and Pharmacology from Duke University.

BOARD OF DIRECTORS COMMITTEES, COMPENSATION OF DIRECTORS AND OTHER INFORMATION

The following directors were elected pursuant to a voting agreement, dated as of March 20, 1992 and amended August 21, 1992 and June 3, 1993, between the Company and certain stockholders of the Company: Drs. Barkas and West and Messrs. Dovey, Hartman and Latterell. Upon the closing of the Offering, this voting agreement will terminate pursuant to a separate agreement among the parties thereto.

The Company's Amended and Restated Bylaws provide for a classified Board of Directors, which may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. For purposes of determining their terms of office, directors are divided into three classes: Class I, Class II and Class III. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director is elected, or until his or her earlier death, resignation or removal. The initial Class I directors, Dr. West and Messrs. Hartman and Latterell, will hold office until the 1997 annual meeting of stockholders; the initial Class II directors, Messrs. Dovey, Eastman and Kiley, will hold office until the 1998 annual meeting of stockholders; and the initial Class III directors, Drs. Barkas and Stein, will hold office until the 1999 annual meeting of stockholders. The officers of the Company are appointed annually and serve at the discretion of the Board of Directors.

Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. The 1996 Director's Stock Option Plan, under which current and future nonemployee directors will be eligible to receive stock options in consideration for their services, was adopted by the Board of Directors in June 1996 and will be submitted for approval by the stockholders prior to the closing of the Offering. The 1996 Director's Stock Option Plan provides that each person who first becomes a nonemployee director of the Company after the date of the Offering shall be granted a nonstatutory stock option to purchase 25,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a nonemployee director of the Company. The First Option will not be granted to individuals currently serving as nonemployee directors as of the date of the Offering. Thereafter, on the date of each annual meeting of the Company's stockholders, each nonemployee director (including directors who were not granted a First Option prior to the date of such annual meeting) shall be granted an option to purchase 5,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she has served on the Board of Directors for at least six months. See "Management -- Stock Plans."


The Board of Directors currently has an Audit Committee and a Compensation Committee. The Audit Committee, which was formed in May 1996, oversees the actions taken by the Company's independent auditors and reviews the Company's financial and accounting controls. The Audit Committee is currently composed of Dr. Barkas and Mr. Kiley. The Compensation Committee was formed in August 1993 to review and approve the compensation and benefits for the Company's executive officers, administer the Company's stock plans and make recommendations to the Board of Directors regarding such matters. The Compensation Committee is currently composed of Dr. Barkas and Mr. Dovey. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. See "Certain Transactions."


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (i) for any breach of such director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derives an improper personal benefit.

The Company's Amended and Restated Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

At present the Company is not aware of any pending or threatened litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation paid by the Company during the year ended December 31, 1995 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers whose total cash compensation exceeded $100,000 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                         -----------------------------------------------------------------------
                                                            ANNUAL COMPENSATION
                                                  ----------------------------------------         LONG-TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                                                               -----------------
                                         -------------------------------------------------     -----------------
                                                                                OTHER             SECURITIES
                                                                               ANNUAL             UNDERLYING
NAME AND PRINCIPAL POSITION (1)          YEAR      SALARY       BONUS      COMPENSATION(2)        OPTIONS(#)
- ---------------------------------------  -----    ---------    --------    ---------------     -----------------
Ronald W. Eastman                         1995    $ 214,750    $ 38,660    $        30,000                68,235
  President and Chief Executive Officer
Richard T. Haiduck                        1995      169,000      30,420             18,000                26,921
  Vice President of Corporate
     Development
Calvin B. Harley, Ph.D.                   1995      154,897      27,890             18,000                28,928
  Vice President of Research
Jeryl L. Hilleman                         1995      139,285      26,650              9,000                25,709
  Vice President of Operations
Daniel J. Levitt, M.D., Ph.D.(3)          1995      136,581      28,490             10,000                79,417
  Vice President of Drug Development
     and Chief Medical Officer

- ---------------
(1) Mr. Greenwood, the Company's Chief Financial Officer, Treasurer and Secretary, joined the Company in July 1995 and currently receives an annual base salary of $184,100. Had he been employed with the Company for the entire year ended December 31, 1995, Mr. Greenwood would have been a Named Executive Officer.

(2) Other annual compensation consists solely of monthly housing allowances.

(3) Dr. Levitt joined the Company in March 1995 and currently receives an annual base salary of $197,200.

The following table provides certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1995. No stock appreciation rights were granted to these individuals during the year.

OPTION GRANTS IN LAST FISCAL YEAR

                            -----------------------------------------------------------------------------------------
                                                   INDIVIDUAL GRANTS
                            ----------------------------------------------------------------    POTENTIAL REALIZABLE
                                                    PERCENT OF                                    VALUE AT ASSUMED
                                                 TOTAL OPTIONS                                  ANNUAL RATES OF STOCK
                            NUMBER OF SHARES        GRANTED TO                                   PRICE APPRECIATION
                                  UNDERLYING      EMPLOYEES IN     EXERCISE OR                   FOR OPTION TERM(4)
                                     OPTIONS            FISCAL      BASE PRICE    EXPIRATION    ---------------------
           NAME             GRANTED(#)(1)(2)           YEAR(3)          ($/SH)          DATE      5%($)        10%($)
- --------------------------  ----------------     -------------     -----------    ----------    -------     ---------
Ronald W. Eastman                     68,235              14.2%    $      0.82       7/27/05    $35,017     $  88,740
Richard T. Haiduck                    26,921               5.6            0.82       7/27/05     13,816        35,012
Calvin B. Harley, Ph.D.               28,928               6.0            0.82       7/27/05     14,845        37,621
Jeryl L. Hilleman                     25,709               5.4            0.82       7/27/05     13,193        33,435
Daniel J. Levitt, M.D.,
  Ph.D.                               79,417              16.5            0.82       7/27/05     40,755       103,282

- ---------------
(1) These stock options, which were granted under the 1992 Stock Option Plan, are immediately exercisable for all option shares, but any shares purchased under the option are subject to repurchase by the Company at the original exercise price per share upon the cessation of the optionee's employment with the Company. The Company's repurchase right generally lapses at the rate of 1/10th of the total number of shares at the end of the first six month period after the commencement of the optionee's employment with the Company and 1/60th of the total number of shares at the end of each month thereafter. The maximum term of each option grant is ten years from the date of grant. The exercise price is equal to the fair market value of the underlying stock on the grant date.


(2) On April 30, 1996, the Board of Directors granted stock options to the above Named Executive Officers as follows: Mr. Eastman, 91,761 shares; Mr. Haiduck, 25,489 shares; Dr. Harley, 25,489 shares; Ms. Hilleman, 25,489 shares; and Dr. Levitt, 31,861 shares. In addition, on such date, the Board of Directors granted a stock option to Mr. Greenwood for 42,482 shares. All of the foregoing options will vest over a five-year period from the date of grant and are exercisable at $2.04, the fair market value per share on the date of grant as determined by the Board of Directors.


(3) Based on an aggregate of 479,883 options granted by the Company in the year ended December 31, 1995 to employees of the Company, including the Named Executive Officers.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

The following table sets forth information with respect to options exercised during the year ended December 31, 1995 by the Named Executive Officers.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

                             ---------------------------------------------------------------------------------------------
                                                          NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS
                               SHARES                        FISCAL YEAR-END (#)(1)(2)         AT FISCAL YEAR-END ($)(2)(3)
                             ACQUIRED ON      VALUE       --------------------------------   --------------------------------
           NAME              EXERCISE(#)   REALIZED($)    EXERCISABLE(4)    UNEXERCISABLE    EXERCISABLE(4)    UNEXERCISABLE
- ---------------------------  -----------   ------------   ---------------   --------------   ---------------   --------------
Ronald W. Eastman                132,352   $     63,000           164,622                0   $           840   $            0
Richard T. Haiduck                33,823          1,150            52,361                0                 0                0
Calvin B. Harley, Ph.D.                0              0            75,508                0             1,850                0
Jeryl L. Hilleman                 29,411         14,000            66,343                0               554                0
Daniel J. Levitt, M.D.,
  Ph.D.                                0              0            79,417                0                 0                0

- ---------------
(1) No stock appreciation rights were granted to the Named Executive Officers during the fiscal year ended December 31, 1995.
(2) As of December 31, 1995, Mr. Greenwood held options to purchase 73,529 shares at an exercise price of $0.82 per share, all of which were then exercisable. During the year ended December 31, 1995, Mr. Greenwood did not exercise any options.
(3) Based on the fair market value of the Common Stock as of December 31, 1995, as determined by the Board of Directors ($0.82 per share), minus the per share exercise price, multiplied by the number of shares underlying the option.
(4) These stock options, which were granted under the 1992 Stock Option Plan, are immediately exercisable for all option shares, but any shares purchased under the option are subject to repurchase by the Company at the original exercise price per share upon the cessation of the optionee's employment with the Company. The Company's repurchase right generally lapses at the rate of 1/10th of the total number of shares at the end of the first six month period after the commencement of the optionee's employment with the Company and 1/60th of the total number of shares at the end of each month thereafter.

STOCK PLANS

1992 Stock Option Plan

The Company's 1992 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors in May 1992 and approved by the stockholders in July 1992. In April 1996, the Stock Option Plan was amended by the Board of Directors to increase the number of shares of Common Stock authorized for issuance thereunder. In June 1996, the Stock Option Plan was amended by the Board of Directors to comply with certain requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and the Internal Revenue Code of 1986, as amended (the "Code"). In addition, the Stock Option Plan was amended to provide that nonemployee directors will no longer be eligible to receive grants thereunder. A total of 2,554,411 shares of Common Stock have been authorized for issuance under the Stock Option Plan plus an automatic increase on the first trading day of the 1997, 1998, 1999, 2000 and 2001 calendar years of an additional number of shares equal to 2% of the number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, with no such annual increase to exceed 300,000 shares. As of May 31, 1996, options to purchase a total of 585,653 shares of Common Stock had been exercised, options to purchase a total of 1,437,977 shares at a weighted average exercise price of $1.32 per share were outstanding, and 530,781 shares remained available for future option grants. Upon the effective date of the Offering, the Company expects to grant options under the Stock Option Plan to purchase an aggregate of 194,491 shares to employees, officers, directors and consultants of the Company, including the following executive officers: Mr. Eastman, 35,297 shares; Mr. Greenwood, 16,341 shares; Mr. Kaster, 12,256 shares; Dr. Levitt, 12,256 shares; Dr. West, 12,256 shares; Mr. Haiduck, 9,805 shares; Dr. Harley, 9,805 shares; and Ms. Hilleman, 9,805 shares. These options will have an exercise price equal to the initial public offering price and will vest over a five-year period from the vesting commencement date.


The Stock Option Plan provides for the grant to employees of the Company (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Code and for the grant of nonstatutory stock options to employees and consultants of the Company. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, any such excess options will be treated as nonstatutory stock options.

The Stock Option Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). A committee of nonemployee directors grants options to Section 16 insiders. The Administrator determines the terms of options granted under the Stock Option Plan, including the number of shares subject to the option, exercise price, term and exercisability. However, in no event may any one person participating in the Stock Option Plan receive options in any calendar year beginning with the 1996 calendar year for more than 500,000 shares. The exercise price of all incentive stock options granted under the Stock Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of the Company's outstanding capital stock (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, promissory notes or other consideration determined by the Administrator. The Administrator determines the term of options. The term of a stock option granted under the Stock Option Plan may not exceed ten years; provided, however, that the term of an incentive stock option may not exceed five years for 10% Stockholders. No option may be transferred by the optionee other than by will or the laws of descent or distribution, except that a nonstatutory stock option may be assigned in accordance with the terms of a qualified domestic relations order.


Each option may be exercised during the lifetime of the optionee only by such optionee or a transferee under a qualified domestic relations order. Options granted under the Stock Option Plan generally are immediately exercisable, and the shares purchasable under such options are subject to repurchase by the Company at their original exercise price, which repurchase rights generally lapse in a series of installments at the rate of 10% of the total number of shares after the six month period from the date of grant, and approximately 1.67% each month thereafter. In addition, the Stock Option Plan provides that the Administrator, in its sole discretion, may assist any optionee in the exercise of an option by authorizing the extension of a loan from the Corporation to such optionee or by permitting such optionee to pay the exercise price in installments over a period of years.


In the event an optionee ceases to be employed by the Company for any reason other than death or disability, each outstanding option held by such optionee will remain exercisable for the three-month period following the date of such cessation of employment. Should the optionee's employment terminate by reason of disability, each outstanding option will remain exercisable for the six month period following the date of such cessation of employment. Should the disability be deemed a permanent disability or should the optionee's employment terminate by reason of death, options held by such optionee will remain exercisable for 12 months following such cessation of employment. The Board will have full power and authority to extend the period of time for which the option is to remain exercisable following the optionee's termination of service.



In the event of certain transactions involving changes in control of the Company, the Stock Option Plan requires that each outstanding option will accelerate so that each option will be fully exercisable for all of the shares subject to such option immediately prior to the effective date of the transaction. In addition, upon the occurrence of such a transaction, the Stock Option Plan provides that all of the outstanding repurchase rights of the Company with respect to shares of Common Stock acquired upon exercise of options granted under the Stock Option Plan will terminate. The Administrator has the authority to amend or terminate the Stock Option Plan as long as such action does not adversely affect any outstanding option and provided that stockholder approval will be required for an amendment to increase the number of shares subject to the Stock Option Plan, to materially modify the eligibility requirements for the grant of options under the Stock Option Plan, to materially increase the benefits accruing to participants under the Stock Option Plan, or to increase the annual limitation on grants to participants under the Stock Option Plan. If not terminated earlier, the Stock Option Plan will terminate in 2002.


1996 Employee Stock Purchase Plan

The Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors in June 1996 and will be submitted for approval by the stockholders prior to the closing of the Offering. A total of 300,000 shares of Common Stock has been reserved for issuance under the Stock Purchase Plan. If approved by the stockholders, the Stock Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of offering periods of 12 months duration, with new offering periods (other than the first offering period) commencing on or about January 1 and July 1 of each year. Each offering period consists of two consecutive purchase periods of six months' duration, with the last day of such period being designated a purchase date. The first such offering period is expected to commence on the date of the Offering and continue through June 30, 1997, with the first purchase date occurring on December 31, 1996 and subsequent purchase dates to occur every six months thereafter. The Stock Purchase Plan is intended to be administered by the Board of Directors or by a committee appointed by the Board of Directors. Under the Stock Purchase Plan, employees (including officers and employee directors) of the Company, or of any majority owned subsidiary designated by the Board of Directors, are eligible to participate if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than five months per year. No employee will be allowed to participate in an offering period if, as a result of such participation, such employee would own stock or options to purchase stock possessing 5% or more of the voting power or value of all classes of stock of the Company. The Stock Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation and other Stock Purchase Plan limitations, at a price equal to the lower of 85% of the fair market value of the Common Stock at the beginning of the offering period or the purchase date. If the fair market value of the Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new 12 month offering period will immediately begin on the first business day following the purchase date with a new fair market value. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. In addition, participants may decrease their level of payroll deductions once during an offering period.

The Stock Purchase Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each right to purchase stock under the plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the plan are exercised prior to the merger or sale of assets. Under the Stock Purchase Plan, the Board of Directors has the power to amend or terminate the plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Stock Purchase Plan will have a term of 20 years.

1996 Directors' Stock Option Plan

The Company's Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in June 1996 and will be submitted for approval by the stockholders prior to the closing of the Offering. A total of 250,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the automatic and nondiscretionary grant of nonstatutory stock options to nonemployee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors.


The Directors' Plan provides that each person who first becomes a nonemployee director of the Company after the date of the Offering will be granted a nonstatutory stock option to purchase 25,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a nonemployee director of the Company. The First Option will not be granted to individuals serving as nonemployee directors as of the date of the Offering. Thereafter, on the date of each annual meeting of the Company's stockholders, each nonemployee director (including directors who were not granted a First Option prior to the date of such annual meeting) will be granted an option to purchase 5,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she has served on the Board of Directors for at least six months.

The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee or a transferee under a qualified domestic relations order. The Directors' Plan provides that the First Option will become exercisable in installments as to 33 1/3% of the total number of shares subject to the First Option on each of the first, second and third anniversaries of the date of grant of the First Option; each Subsequent Option will become exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan will be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

If a nonemployee director ceases to serve as a director, he or she may exercise his or her option within 90 days after such date, but only to the extent such option is exercisable. In the event a nonemployee director is unable to continue to serve as a director as a result of his or her total and permanent disability, he or she may exercise his or her option within six months from the date of such termination, but only to the extent such option is exercisable. In the event of a director's death while serving as a director or within three months of termination of such service, options may be exercised at any time within six months following the date of death, but only to the extent of the right to exercise that had accrued at the time of death unless the director died while serving on the Board, in which case the option is exercisable to the extent of the right to exercise that would have accrued had the director continued living and remained a director without interruption for 12 months after the date of death.


Under the Directors' Plan, in the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, the Company will give to each nonemployee director either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of any such transaction at the end of which time the Option will terminate, or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable (or receive a substitute option with comparable terms) as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of any such transaction. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option, and the provisions regarding the grant of options under the plan may be amended only once in any six-month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended. If not terminated earlier, the Directors' Plan will have a term of ten years.

EMPLOYMENT AGREEMENTS

In February 1995, the Company entered into a letter agreement with Dr. Levitt, pursuant to which Dr. Levitt agreed to serve as Vice President of Drug Development for the Company. Under the terms of the agreement, Dr. Levitt received a starting salary of $15,833 per month and is eligible to receive an annual December bonus of up to 20% of his calendar year gross compensation. Dr. Levitt's employment with the Company is "at-will" and may be terminated by Dr. Levitt or the Company at any time for any reason with or without cause. In the event the Company terminates Dr. Levitt without cause, the Company has agreed to pay Dr. Levitt's salary for one year. Under the terms of the agreement, Dr. Levitt was entitled to receive and has been granted an option to purchase 73,529 shares of Common Stock at the fair market value of such shares at the time of the option grant.

                     INVESTMENT COMPANY ACT CONSIDERATIONS


The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various substantive restrictions on, certain companies that engage primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities, or that fail certain statistical tests regarding the composition of assets and sources of income, and are not primarily engaged in businesses other than investing, holding, owning or trading securities. The Company believes that under the provisions of the 1940 Act, it is, and it intends to remain, primarily engaged in businesses other than investing, reinvesting, owning, holding, or trading in securities. The Company will seek temporarily to invest the proceeds of the Offering and the Kyowa Hakko Stock Purchase, pending their use as described under "Use of Proceeds", and to apply the proceeds of the Offering and the Kyowa Hakko Stock Purchase in the manner described under "Use of Proceeds" so as to avoid becoming subject to the registration requirements of the 1940 Act. Such investment is likely to result in the Company's obtaining lower yields on the funds invested than might be available in the securities market generally. However, there can be no assurance that such investments and utilization can be made, or that any other exemption would be available, so as to enable the Company to avoid the registration requirements of the 1940 Act. If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulations with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act would have a material adverse effect on the Company. Rules have been proposed, but not yet adopted, to exempt biotechnology companies from the 1940 Act provided they comply with certain conditions relating to the development of their businesses and investment of cash.

                              CERTAIN TRANSACTIONS

The price per share and number of shares presented herein give effect to the 1-for-3.4 reverse stock split which will be effected prior to the closing of the Offering.

Since January 1993, the Company has issued in private placement transactions (collectively, the "Private Placement Transactions") shares of Preferred Stock as follows: an aggregate of 1,477,919 shares of Series A Preferred Stock at $3.40 per share in March 1993; an aggregate of 1,429,228 shares of Series B Preferred Stock at $7.65 per share in June 1993 and November 1993; an aggregate of 1,550,851 shares of Series C Preferred Stock at $8.16 per share in June 1994, July 1994, October 1995, January 1996 and May 1996; and an aggregate of 1,150,883 shares of Series D Preferred Stock at $10.20 per share in November 1995, December 1995, January 1996 and February 1996.

All of the Preferred Stock issued in the Private Placement Transactions will convert into Common Stock on a 1-for-1 basis upon the closing of the Offering. The following table summarizes the shares of Preferred Stock purchased by executive officers, directors and 5% stockholders of the Company and persons and entities associated with them in the Private Placement Transactions:


                                                           ---------------------------------------------------
                                                           SERIES A      SERIES B      SERIES C      SERIES D
                                                           PREFERRED     PREFERRED     PREFERRED     PREFERRED
                                                             STOCK         STOCK         STOCK         STOCK
                                                           ---------     ---------     ---------     ---------
INVESTOR
DIRECTORS AND EXECUTIVE OFFICERS
Thomas D. Kiley, Esq.                                             --        14,705        15,318         9,803
Jeryl L. Hilleman                                              7,352            --            --            --
ENTITIES AFFILIATED WITH DIRECTORS
Entities affiliated with CW Group
  (Charles M. Hartman)(1)                                    288,234       164,585       122,549        24,509
Domain Partners II, L.P.
  (Brian H. Dovey)                                                --       370,370       220,588        24,509
Entities affiliated with Kleiner Perkins Caufield & Byers
  (Alexander E. Barkas, Ph.D.)(2)                            366,176       196,078       159,313        34,313
Entities affiliated with Venrock Associates
  (Patrick F. Latterell)(3)                                  307,352       183,899       140,931        24,509
OTHER 5% STOCKHOLDERS
Oxford Venture Fund III, Limited Partnership                 259,411        65,358            --            --
  and Oxford Venture Fund III-A, Limited Partnership
The Aetna Casualty & Surety Company(4)                       220,588       101,307        12,255            --
Biotechnology Investments Limited                                 --       185,185       110,294        98,039


- ---------------

(1) Entities affiliated with CW Group include CW Ventures II, L.P. and CW R&D II (Financial Fund).
(2) Entities affiliated with Kleiner Perkins Caufield & Byers include Kleiner Perkins Caufield & Byers VI and KPCB VI Founders' Fund.
(3) Entities affiliated with Venrock Associates include Venrock Associates and Venrock Associates II, L.P.

(4) These shares were subsequently transferred to The Aetna Life Insurance Company, an affiliate of The Aetna Casualty and Surety Company.


In April 1996, the Company entered into a Consulting Agreement with Thomas D. Kiley, a Director of the Company, pursuant to which Mr. Kiley agreed to provide such advice and consultation as reasonably requested by the Company to its officers and scientists on the direction, implementation and operations of its scientific programs and business plans. As compensation for his services under this agreement, Mr. Kiley has received an option to purchase 7,352 shares of Common Stock at an exercise price of $2.04 per share, with vesting over a five year period. Unless otherwise terminated by either the Company or Mr. Kiley, this agreement will expire on April 10, 2001.

In May 1993, the Company provided an interest-free loan to Jeryl L. Hilleman, Vice President of Operations, in the principal amount of $50,000, due May 20, 1996, pursuant to a note secured by a second deed of trust to Ms. Hilleman's residence in Palo Alto, California. On May 20, 1996, the Company agreed to extend the due date of this note to the earlier of May 22, 1997 or nine months following the closing of an initial public offering of the Common Stock, with an interest rate of 6% per annum, beginning as of May 21, 1996. In addition, in connection with the exercise of an option to purchase Common Stock granted pursuant to the Stock Option Plan, in March 1995, the Company provided a loan to Ms. Hilleman, pursuant to a note secured by a stock pledge agreement, in the principal amount of $9,900, with an interest rate of 7.07%, due upon the earlier of March 10, 1998 or 30 days following any sale of the shares of Common Stock purchased with the loan by Ms. Hilleman.

In July 1993, the Company provided a loan to Michael D. West, Vice President of New Technologies and a Director of the Company, in the principal amount of $55,000, with an interest rate of 3.95%, due July 7, 1996, pursuant to a note secured by stock pledge agreement. On May 20, 1996, the Company agreed to extend the due date of this note to the earlier of July 7, 1997 or nine months following the closing of an initial public offering of the Company's Common Stock, with an interest rate of 6.0% per annum, beginning as of July 8, 1996.

In July 1993, the Company provided an interest-free loan to Ronald W. Eastman, President, Chief Executive Officer and a Director of the Company, in the principal amount of $161,200, pursuant to a note secured by a second deed of trust to Mr. Eastman's residence in Monte Sereno, California. The entire outstanding principal balance under such note was repaid by Mr. Eastman in August 1993. In addition, in connection with the exercise of an option to purchase Common Stock granted pursuant to the Stock Option Plan, in March 1995, the Company provided a loan to Mr. Eastman, pursuant to a note secured by a stock pledge agreement, in the principal amount of $44,550, with an interest rate of 7.07%, due upon the earlier of March 6, 1998 or 30 days following any sale of the shares of Common Stock purchased with the loan by Mr. Eastman.

In December 1993, the Company provided an interest-free loan to Calvin B. Harley, Vice President of Research, in the principal amount of $150,000, due December 1, 1996, pursuant to a note secured by a second deed of trust to Dr. Harley's residence in Palo Alto, California. In addition, in connection with the exercise of an option to purchase Common Stock granted pursuant to the Stock Option Plan, in October 1994, the Company provided a loan to Dr. Harley, pursuant to a note secured by a stock pledge agreement, in the principal amount of $14,850, with an interest rate of 5.91%, due upon the earlier of October 20, 1997 or 30 days following any sale of the shares of Common Stock purchased with the loan by Dr. Harley.

In July 1995, the Company provided an interest-free loan to Daniel J. Levitt, Vice President of Drug Development and Chief Medical Officer, in the principal amount of $120,000, pursuant to a note secured by a second deed of trust to Dr. Levitt's residence in San Francisco, California. Pursuant to the terms of the note, the principal balance will be forgiven in four equal annual installments of $30,000. As of May 31, 1996, $90,000 in principal amount remained outstanding under such note. In addition, in connection with Dr. Levitt's relocation, the Company purchased his former residence and resold it at a loss.

In September 1995, the Company provided two loans to David L. Greenwood, Chief Financial Officer, Treasurer and Secretary, one in the principal amount of $200,000, with an interest rate of 6.00%, due September 30, 1996, and the other in the principal amount of $120,000, interest-free, due on the earlier of September 30, 1998 or nine months following the closing of an initial public offering of the Common Stock. Both loans were made pursuant to notes secured by a second deed of trust to Mr. Greenwood's residence in Monte Sereno, California. As of May 31, 1996, an aggregate of $200,000 in principal amount under such notes remained outstanding.

In connection with the exercise of an option to purchase Common Stock granted pursuant to the Stock Option Plan, in February 1995, the Company provided a loan to Richard T. Haiduck, Vice President of Corporate Development, pursuant to a note secured by a stock pledge agreement, in the principal amount of $26,335, with an interest rate of 7.30%, due upon the earlier of February 27, 1998 or 30 days following any sale of the shares of Common Stock purchased with the loan by Mr. Haiduck.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of May 31, 1996 and as adjusted to reflect the sale of shares offered hereby and assuming conversion of all outstanding shares of the Preferred Stock, as to (i) each person (or group of affiliated persons) known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                                           -----------------------------------------
                                                                                   SHARES BENEFICIALLY OWNED(1)
                                                                           ---------------------------------------------
                                                                                            PERCENT           PERCENT
                                                                                            PRIOR TO           AFTER
                 NAME AND ADDRESS OF BENEFICIAL HOLDER                      NUMBER        THE OFFERING      THE OFFERING
- ------------------------------------------------------------------------   ---------      ------------      ------------
Kleiner Perkins Caufield & Byers VI(2)                                       983,082             13.15%             9.65%
  2750 Sand Hill Road
  Menlo Park, California 94025
Venrock Associates(3)                                                        832,421             11.13              8.17
  30 Rockefeller Plaza, Room 5508
  New York, New York 10112
CW Ventures II, L.P.(4)                                                      743,993              9.95              7.30
  1041 Third Avenue
  New York, New York 10021
Domain Partners II, L.P.                                                     635,074              8.50              6.23
  One Palmer Square, Suite 515
  Princeton, New Jersey 08542
Oxford Venture Fund III, Limited Partnership and                             454,471              6.08              4.46
  Oxford Venture Fund III-A, Limited Partnership(5)
  315 Post Road West
  Westport, Connecticut 06880
The Aetna Life Insurance Company                                             444,442              5.95              4.36
  City Place
  Hartford, Connecticut 06156
Biotechnology Investments Limited                                            403,321              5.40              3.96
  St. Peter Port House, Sausmarez Street
  St. Peter Port, Guernsey GX13PH
Alexander E. Barkas, Ph.D.(2)(6)                                           1,035,431             13.79             10.13
Brian H. Dovey(7)                                                            660,073              8.83              6.48
Charles M. Hartman(4)(8)                                                     766,050             10.22              7.50
Thomas D. Kiley, Esq.(9)                                                      79,529              1.06                 *
Patrick F. Latterell(3)(10)                                                  854,478             11.41              8.37
Robert B. Stein, M.D., Ph.D.(11)                                               7,352                 *                 *
Ronald W. Eastman(12)                                                        388,733              5.03              3.72
Richard T. Haiduck(13)                                                       111,673              1.49              1.09
Calvin B. Harley, Ph.D.(14)                                                  145,114              1.92              1.41
Jeryl L. Hilleman(15)                                                        131,535              1.74              1.28
Daniel J. Levitt, M.D., Ph.D.(16)                                            111,278              1.47              1.08
Michael D. West, Ph.D.(17)                                                   271,409              3.59              2.64
All Directors and executive officers as a group (14 persons)(18)           4,774,987             56.83             42.94

- ---------------
 *  Represents beneficial ownership of less than 1% of the Common Stock.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 31, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(2) Includes 862,181 shares held by Kleiner Perkins Caufield & Byers VI and 120,901 shares held by KPCB VI Founders' Fund. Alexander E. Barkas, a Director of the Company, is a limited partner of KPCB VI Associates, the general partner of Kleiner Perkins Caufield & Byers VI and KPCB VI Founders' Fund, and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Barkas disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.
(3) Includes 574,674 shares held by Venrock Associates and 257,747 shares held by Venrock Associates II, L.P . Patrick F. Latterell, a Director of the Company, is a general partner of Venrock Associates and Venrock Associates II, L.P. and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Latterell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.
(4) Includes 434,834 shares held by CW Ventures II, L.P. and 309,159 shares held by CW R&D II (Financial Fund), L.P. Charles M. Hartman, a Director of the Company, is a general partner of CW Ventures and CW R&D II (Financial Fund) and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Hartman disclaims beneficial ownership with respect to such shares except to the extent of his pecuniary interest in such shares.
(5) Includes 363,578 shares held by Oxford Venture Fund III, Limited Partnership ("Oxford III") and 90,893 shares held by Oxford Venture Fund III Adjunct, Limited Partnership ("Oxford III-A"). Oxford Partners III, Limited Partnership is the general partner of Oxford III. Oxford Partners III-A, Limited Partnership is the general partner of Oxford III-A.
(6) Includes 22,056 shares held directly by Alexander E. Barkas and 29,411 shares issuable upon the exercise of outstanding options held by Dr. Barkas exercisable within 60 days of May 31, 1996, at which date no shares were vested. Also includes 882 shares issuable upon the exercise of outstanding options held by Linda Wijcik, the spouse of Dr. Barkas, exercisable within 60 days of May 31, 1996, at which date all of such shares were fully vested. The address of Dr. Barkas is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.
(7) Includes 635,074 shares held by Domain Partners II, L.P. and 24,999 shares held by Domain Associates. By contractual arrangement, Domain Associates acts as the U.S. Capital Advisor to Biotechnology Investments Limited ("BIL"). Domain Associates and its partners have no voting and investment power over BIL's shares and disclaim beneficial ownership of these shares. Brian H. Dovey, a Director of the Company, is a general partner of Domain Associates and a general partner of the general partner of Domain Partners II, L.P. Mr. Dovey disclaims beneficial ownership of such shares up and to the extent of his pecuniary interest in such shares. The address of Mr. Dovey is c/o Domain Associates, One Palmer Square, Suite 515, Princeton, New Jersey 08542.
(8) Includes 22,057 shares issuable upon the exercise of outstanding options held by Charles M. Hartman exercisable within 60 days of May 31, 1996, at which date 2,696 shares were fully vested. The address of Mr. Hartman is c/o CW Ventures, 1041 Third Avenue, New York, New York 10021.
(9) Includes 7,352 shares held directly by Thomas D. Kiley, 14,705 shares held by the Kiley Family Partnership and 32,473 shares held by the Thomas D. Kiley and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981. Also includes 24,999 shares issuable upon the exercise of outstanding options held by Mr. Kiley exercisable within 60 days of May 31, 1996, at which date 368 shares were fully vested.
(10) Includes 7,352 shares held by the Patrick Latterell Living Trust, of which Patrick F. Latterell is trustee, and 14,705 shares issuable upon the exercise of outstanding options held directly by Mr. Latterell exercisable within 60 days of May 31, 1996, at which date no shares were vested. The address of Mr. Latterell is c/o Venrock Associates, 755 Page Mill Road, Suite A230, Palo Alto, California 94304.
(11) Represents 7,352 shares issuable upon the exercise of outstanding options held by Robert B. Stein exercisable within 60 days of May 31, 1996, at which date no shares were vested.
(12) Includes an aggregate of 29,409 shares held by Patricia Eastman, the spouse of Ronald W. Eastman, as custodian for Mr. Eastman's three minor children. Also includes 102,941 shares held directly by Mr. Eastman and 256,383 shares issuable upon the exercise of outstanding options held by Mr. Eastman exercisable within 60 days of May 31, 1996, at which date 56,753 shares were fully vested. The address of Mr. Eastman is c/o Geron Corporation, 200 Constitution Drive, Menlo Park, California 94025.
(13) Includes 86,184 shares held directly by Richard T. Haiduck and 25,489 shares issuable upon the exercise of outstanding options held by Mr. Haiduck exercisable within 60 days of May 31, 1996, at which date 2,549 shares were fully vested.
(14) Includes 44,117 shares held by the Harley Family Trust and 100,997 shares issuable upon the exercise of outstanding options held by Calvin B. Harley exercisable within 60 days of May 31, 1996, at which date 25,906 shares were fully vested.
(15) Includes 1,470 shares held by Craig Albright as Trustee of the Colin M. Albright 1991 Trust, 1,470 shares held by Craig Albright as Trustee of the Evan
M. Albright 1991 Trust and 1,470 shares held by Craig Albright as Trustee of the Caroline V. Albright 1995 Trust. Also includes 7,352 shares held by the Hilleman/Albright Family Trust. Also includes 27,941 shares held directly by Jeryl L. Hilleman and 91,832 shares issuable upon the exercise of outstanding options held by Ms. Hilleman exercisable within 60 days of May 31, 1996, at which date 25,590 shares were fully vested.
(16) Includes 26,087 shares held directly by Daniel J. Levitt and 85,191 shares issuable upon the exercise of outstanding options held by Dr. Levitt exercisable within 60 days of May 31, 1996, at which date 5,953 shares were fully vested.
(17) Includes 194,765 shares held directly by Michael D. West as of June 7, 1996. Subsequent to May 31, 1996, Dr. West disposed of 88,235 shares. Also includes 76,644 shares issuable upon the exercise of outstanding options held by Dr. West exercisable within 60 days of May 31, 1996, at which date 21,814 shares were fully vested. Additionally, Dr. West has agreed to transfer 8,823 shares to a charitable trust. After the transfer of such 8,823 shares, Dr. West will have no voting or investment power over such shares. Effective as of the date of such transfer, Dr. West disclaims beneficial ownership of such shares.
(18) Includes 21,329 shares held directly by Kevin R. Kaster, an executive officer of the Company. Also includes 74,992 shares and 116,011 shares issuable upon the exercise of outstanding options held by Mr. Kaster and David L. Greenwood, an executive officer of the Company, respectively, exercisable within 60 days of May 31, 1996, at which date 4,820 shares and 18,954 shares, respectively, were fully vested.

                          DESCRIPTION OF CAPITAL STOCK

Upon completion of the Offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $0.001 par value, and 3,000,000 shares of Preferred Stock, $0.001 par value. The price and per share information presented herein give effect to the 1-for-3.4 reverse stock split with respect to the Common Stock to be effected prior to the closing of the Offering, and the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the closing of the Offering.

COMMON STOCK

As of May 31, 1996, there were 7,475,767 shares of Common Stock outstanding that were held of record by approximately 122 stockholders, after giving effect to the conversion of all outstanding shares of the Company's Series A, Series B, Series C and Series D Preferred Stock into shares of Common Stock at a one-to-one ratio. There will be 10,191,905 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option) following the sale of the shares of Common Stock offered hereby. See "Management -- Stock Plans."

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to preferences applicable to shares of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold in the Offering will be, fully paid and nonassessable.

PREFERRED STOCK

Effective upon the closing of the Offering, the Company will be authorized to issue 3,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series, and to designate the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price and the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any shares of Preferred Stock.

WARRANTS AND OTHER RIGHTS

The Company has granted a right to purchase 9,703 shares of Common Stock at an exercise price of $3.40 per share and has outstanding a warrant exercisable for 2,352 shares of Common Stock at an exercise price of $7.65 per share, both of which will expire, if not exercised, upon the closing of the Offering. The Company expects this right to purchase Common Stock and the outstanding warrant to be exercised upon the closing of this Offering. The Company also has outstanding warrants exercisable for 9,190 shares of Common Stock at an exercise price of $9.38 per share which expire on June 30, 1999, and outstanding a warrant exercisable for 47,058 shares of Common Stock at an exercise price of $7.65 per share which will expire on in February 2004.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

The holders of 6,880,275 shares of Common Stock, the holders of warrants exercisable for 56,248 additional shares of Common Stock and the holder of an option exercisable for 9,703 additional shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in the agreement, the holders of at least 75% of the Registrable Securities may require, on two occasions at any time after three months from the effective date of the Offering, that the Company use its best efforts to register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the Offering. Holders of Registrable Securities holding at least 15% of the Company's outstanding shares of capital stock may also require the Company to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price, net of underwriting discounts and commissions, is at least $500,000. All fees, costs and expenses of such registrations, excluding those incurred with respect to registrations on Form S-3, must be borne by the Company and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to Registrable Securities must be borne by the holders of the securities being registered. All fees, costs, and expenses (excluding selling expenses) for the first four registrations on Form S-3 shall be borne by the Company and, thereafter, by the holders of the securities being registered (including selling expenses).

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

The Company is subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. In addition, upon completion of the Offering, certain provisions of the Company's charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. The Company's stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the options stock, including nonvested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The Board of Directors has authority to issue up to 3,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE


Upon completion of the Offering and the Kyowa Hakko Stock Purchase, the Company will have 10,191,905 shares of Common Stock outstanding, assuming no exercise of outstanding warrants and options after May 31, 1996. Of these shares, the 2,500,000 shares sold in the Offering will be freely transferable without restriction under the Securities Act unless they are held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. Kyowa Hakko has agreed not to sell the shares of Common Stock to be issued in the Kyowa Hakko Stock Purchase for a period of 18 months from the commencement of the Offering. The remaining 7,483,572 shares of Common Stock (the "Restricted Shares") held by officers, directors, employees, consultants and other stockholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration.



The officers, directors, employees and stockholders of the Company, who together hold the Restricted Shares, have agreed not to sell their shares without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days from the date of this Prospectus. Beginning 180 days after commencement of the Offering, approximately 6,290,045 Restricted Shares that are subject to lock-up agreements (as described below under "Underwriting") will become eligible for sale in the public market subject to Rule 144 and Rule 701 under the Securities Act. The remaining approximately 1,193,527 Restricted Shares, which are also subject to such lock-up agreements, will have been held for less than two years upon the expiration of such lock-up agreements and will become eligible for sale under Rule 144 at various dates thereafter as the holding period provisions of Rule 144 are satisfied.


In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed "affiliates" of the Company, is entitled to sell, within any three month period commencing 90 days after the Offering, a number of shares that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding (approximately 101,919 shares immediately after the Offering, assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

Under Rule 701 under the Securities Act, any employee, officer or director of or consultant to the Company, who is not an affiliate of the Company, and who purchased shares pursuant to a written compensatory plans or contract, including the Stock Option Plan, is entitled to sell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and affiliates of the Company are permitted to sell such shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the Offering.

The Company presently intends to file a registration statement under the Securities Act on Form S-8 to register approximately 2,518,758 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Stock Option Plan and the Directors' Plan, as well as shares reserved for issuance under the Purchase Plan. As of May 31, 1996, 1,437,977 shares were issuable upon exercise of currently outstanding options and, taking into account the effect of the lock-up agreements with the holders of options, 501,929 of these shares were fully vested and eligible for sale in the public markets beginning 180 days after commencement of the Offering, subject, in the case of sales by affiliates, to the volume, manner of sale, notice and public information requirements of Rule 144. See "Management -- Stock Plans."

The holders of 6,880,275 shares of Common Stock, the holders of warrants exercisable for 56,248 additional shares of Common Stock and the holder of an option exercisable for 9,703 additional shares of Common Stock (and such holders' permitted transferees) are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock -- Registration Rights of Certain Holders." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. If such holders, by exercising their demand registration rights, cause a larger number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. If the Company were to include in a Company-initiated registration any Registrable Securities pursuant to the exercise of piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital.

Prior to the Offering, there has been no public market for the Common Stock of the Company. No predictions can be made of the effect if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of a substantial amount of such shares by existing stockholders or by stockholders purchasing in the Offering could have a negative impact on the market price of the Common Stock.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Underwriters named below, for whom J.P. Morgan Securities Inc., Montgomery Securities and Salomon Brothers Inc are acting as representatives (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell to them, the respective numbers of shares of Common Stock set forth opposite their names below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for all such shares of Common Stock, if any are taken. Under certain circumstances, the commitments of nondefaulting Underwriters may be increased as set forth in the Underwriting Agreement.

                                                                                           ----------------
                                      UNDERWRITERS                                         NUMBER OF SHARES
                                                                                           ----------------
J.P. Morgan Securities Inc. .............................................................
Montgomery Securities....................................................................
Salomon Brothers Inc.....................................................................
                                                                                               ---------
  Total..................................................................................
                                                                                               =========

The Underwriters propose initially to offer the Common Stock directly to the public at the price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $          per share to certain other dealers. After the
initial public offering of the Common Stock, the public offering price and such concession may be changed.

The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any. To the extent the Underwriters exercise the option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.


Except for the shares of Common Stock to be sold by the Company to Kyowa Hakko in the Kyowa Hakko Stock Purchase, the Company, its officers, directors and stockholders have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, without the prior written consent of J.P. Morgan Securities Inc., for a period of 180 days after the date of this Prospectus. The foregoing does not prohibit the Company's issuance of shares pursuant to the exercise of the Underwriters over-allotment option or under the Stock Option Plan, the Directors' Plan or the Stock Purchase Plan. The Company is not aware that any party to such agreement has requested a consent from J.P. Morgan Securities Inc., and J.P. Morgan Securities Inc. has advised the Company that it has no current intention to give such consent, although there can be no assurance that it will not do so. In addition, Kyowa Hakko has agreed not to sell the shares of Common Stock to be issued in the Kyowa Hakko Stock Purchase for a period of 18 months from the commencement of the Offering.


Application has been made to have the Common Stock quoted on the Nasdaq National Market, under the symbol "GERN".

The Underwriters have advised the Company that they do not expect that sales to accounts over which they exercise discretionary authority will exceed 5% of the shares offered hereby.

Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined through negotiations among the Company and the Underwriters. Among the factors to be considered in making such determination are the history of and the prospects for the industry in which the Company operates, an assessment of the Company's management, the present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general conditions of the securities markets at the time of the Offering and the prices of similar securities of generally comparable companies.

There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

From time to time in the ordinary course of their respective businesses, the Representatives and their respective affiliates may in the future provide investment banking and other financial services to the Company and its affiliates.

                                 LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by its counsel, Venture Law Group, A Professional Corporation, Menlo Park, California. Joshua L. Green, a director of Venture Law Group, is Assistant Secretary of the Company. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California. As of the date of this Prospectus, certain directors and employees of Venture Law Group beneficially own 2,041 shares of Common Stock.

                                    EXPERTS

The financial statements of the Company at December 31, 1994 and 1995 and for the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The statements in this Prospectus as set forth under the captions "Risk
Factors -- Dependence on Proprietary Technology and Uncertainty of Patent Protection" and "Business -- Patents, Proprietary Technology and Trade Secrets" have been passed upon by Townsend and Townsend and Crew LLP, Palo Alto, California, patent counsel to the Company, as experts on such matters, and are included herein in reliance upon the review and approval of such firm.

                             ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto filed as a part thereof. Statements contained herein as to the contents of any documents are not necessarily complete. In each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. Copies of the Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the Commission's principal office in Washington, D.C. or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company intends to distribute to its stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                               GERON CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                     PAGE
                                                                                                     -----
Report of Ernst & Young LLP, Independent Auditors.................................................     F-2
Balance Sheets....................................................................................     F-3
Statements of Operations..........................................................................     F-4
Statements of Stockholders' Equity................................................................     F-5
Statements of Cash Flows..........................................................................     F-6
Notes to Financial Statements.....................................................................     F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Geron Corporation

We have audited the accompanying balance sheets of Geron Corporation at December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Geron Corporation at December 31, 1994 and 1995 and the results of its operations and its cash flows for the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Palo Alto, California
February 9, 1996, except as to
Note 10 as to which the date
is           , 1996

- --------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon completion of certain events as described in Note 10 to the Financial Statements.

                                            /s/ ERNST & YOUNG LLP
                                            ERNST & YOUNG LLP

Palo Alto, California

June 25, 1996

                               GERON CORPORATION

                                 BALANCE SHEETS

                                                               -------------------------------------------------
                                                                   DECEMBER 31,
                                                               ---------------------                   PRO FORMA
                                                                                                   STOCKHOLDERS'
                                                                    1994                               EQUITY AT
                                                               ---------               MARCH 31,       MARCH 31,
(In thousands, except share and per share amounts)                              1995        1996            1996
                                                                           ---------   ---------   -------------
                                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents                                    $   6,523   $  12,542   $   8,404
  Short-term investments                                           7,392       3,011       5,535
  Other current assets                                               231         349         519
                                                               ---------   ---------   ---------
          Total current assets                                    14,146      15,902      14,458
Property and equipment, net                                        2,382       2,746       2,561
Notes receivable from officers                                       273         817         799
Deposits and other assets                                            271         284         283
                                                               ---------   ---------   ---------
                                                               $  17,072   $  19,749   $  18,101
                                                                ========    ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                             $     454   $     500   $     342
  Accrued compensation                                               330         445         235
  Accrued liabilities                                                314         513         412
  Deferred revenue                                                    --       1,335          --
  Current portion of capital lease obligations and equipment
     loans                                                           638         994         979
                                                               ---------   ---------   ---------
          Total current liabilities                                1,736       3,787       1,968
Noncurrent portion of capital lease obligations and equipment
  loans                                                            1,647       1,654       1,471
Commitments
Stockholders' equity:
  Preferred stock -- Issuable in series, $0.001 par value;
     5,438,944, 6,410,759 and 6,410,759 shares authorized at
     December 31, 1994 and 1995 and March 31, 1996,
     respectively; 5,212,411, 6,071,390 and 6,364,274 shares
     issued and outstanding at December 31, 1994, December
     31, 1995 and March 31, 1996, respectively (none pro
     forma); (liquidation preference of $39,925,862 at
     December 31, 1995 and $42,911,861 at March 31, 1996)              5           6           6     $      --
  Common stock, $0.001 par value: 8,823,529, 10,294,117 and
     10,294,117 shares authorized at December 31, 1994 and
     1995 and March 31, 1996, respectively; 642,162, 929,089
     and 929,390 shares issued and outstanding at December
     31, 1994 and 1995 and March 31, 1996, respectively
     (7,293,664 shares pro forma)                                      1           1           1             7
  Additional paid-in capital                                      31,325      40,205      43,191        43,191
  Notes receivable from stockholders                                 (38)       (131)       (303)         (303)
  Deferred compensation                                               --          --         (12)          (12)
  Accumulated deficit                                            (17,604)    (25,773)    (28,221)      (28,221)
                                                               ---------   ---------   ---------   -------------
          Total stockholders' equity                              13,689      14,308      14,662     $  14,662
                                                                                                   ===========
                                                               ---------   ---------   ---------
                                                               $  17,072   $  19,749   $  18,101
                                                                ========    ========    ========


                            See accompanying notes.

                               GERON CORPORATION

                            STATEMENTS OF OPERATIONS

                                        ----------------------------------------------------------------------
                                                YEAR ENDED DECEMBER 31,
                                        ----------------------------------------
                                              1993                                      THREE MONTHS ENDED
                                        ----------                                           MARCH 31,
(In thousands, except share and per                                                  -------------------------
share amounts)                                               1994           1995                          1996
                                                       ----------     ----------           1995     ----------
                                                                                     ----------
                                                                                            (UNAUDITED)
Revenues -- contract                    $       --     $       --     $    5,490     $       --     $    1,335
Operating expenses:
  Research and development                   3,975          8,099         11,321          2,455          3,294
  General and administrative                 2,220          2,397          2,888            573            681
                                        ----------     ----------     ----------     ----------     ----------
          Total operating expenses           6,195         10,496         14,209          3,028          3,975
                                        ----------     ----------     ----------     ----------     ----------
Loss from operations                        (6,195)       (10,496)        (8,719)        (3,028)        (2,640)
Interest and other income                      351            638            919            167            306
Interest and other expense                    (103)          (320)          (399)           (93)          (101)
                                        ----------     ----------     ----------     ----------     ----------
Net loss                                $   (5,947)    $  (10,178)    $   (8,199)    $   (2,954)    $   (2,435)
                                        ==========     ==========     ==========     ==========     ==========
Pro forma net loss per share (Note 1)                                 $    (1.03)                   $    (0.30)
                                                                      ==========                    ==========
Shares used in computing pro forma net
  loss per share (Note 1)                                              7,954,863                     8,009,240
                                                                      ==========                    ==========


                            See accompanying notes.

                               GERON CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    ---------------------------------------------------------------------------------------
                                  PREFERRED STOCK
                               ------------------
                                                                                          NOTES
                                  SHARES                                             RECEIVABLE                             TOTAL
                               ---------                 COMMON STOCK   ADDITIONAL         FROM    DEFERRED    ACCUMU-      STOCK
(In thousands, except share                         -----------------      PAID IN       STOCK-   COMPENSA-      LATED   HOLDERS'
and per share amounts)                     AMOUNT              AMOUNT      CAPITAL      HOLDERS        TION    DEFICIT     EQUITY
                                           ------     SHARES   ------   ----------   ----------   ---------   --------   --------
                                                    --------
  Balances at December 31,
    1992                         757,353     $1      463,221     $1      $  2,745      $   --       $  --     $ (1,458)  $  1,289
    Issuance of Series A
      convertible preferred
      stock                    1,477,919      1           --     --         5,024          --          --           --      5,025
    Issuance of common stock
      upon exercise of
      options                         --     --       27,916     --             9          --          --           --          9
    Issuance of Series B
      convertible preferred
      stock net of issuance
      costs of $40             1,394,947      1           --     --        10,631          --          --           --     10,632
    Issuance of common stock          --     --       29,409     --            23          --          --           --         23
    Issuance of Series B
      convertible preferred
      stock                       34,281     --           --     --           262          --          --           --        262
    Net loss                          --     --           --     --            --          --          --       (5,947)    (5,947)
                                             --                  --
                               ---------            --------            ----------   ----------   ---------   --------   --------
  Balances at December 31,
    1993                       3,664,500      3      520,546      1        18,694          --          --       (7,405)    11,293
    Issuance of Series C
      convertible preferred
      stock, net of issuance
      costs of $64             1,547,911      2           --     --        12,565          --          --           --     12,567
    Issuance of common stock
      upon exercise of
      options                         --     --      121,616     --            66         (38)         --           --         28
    Net change in unrealized
      gain (loss) on
      available-for-sale
      securities                      --     --           --     --            --          --          --          (21)       (21)
    Net loss                          --     --           --     --            --          --          --      (10,178)   (10,178)
                                             --                  --
                               ---------            --------            ----------   ----------   ---------   --------   --------
  Balances at December 31,
    1994                       5,212,411      5      642,162      1        31,325         (38)         --      (17,604)    13,689
    Issuance of Series C
      convertible preferred
      stock                          245     --           --     --             2          --          --           --          2
    Issuance of common stock
      to certain research
      institutions                    --     --       32,352     --            26          --          --           --         26
    Issuance of Series D
      convertible preferred
      stock, net of issuance
      costs of $28               858,734      1           --     --         8,730          --          --           --      8,731
    Issuance of common stock
      upon exercise of
      options                         --     --      252,370     --           120         (97)         --           --         23
    Net issuance of common
      stock                           --     --        2,205     --             2           4          --           --          6
    Net change in unrealized
      gain (loss) on
      available-for-sale
      securities                      --     --           --     --            --          --          --           30         30
    Net loss                          --     --           --     --            --          --          --       (8,199)    (8,199)
                                             --                  --
                               ---------            --------            ----------   ----------   ---------   --------   --------
  Balances at December 31,
    1995                       6,071,390      6      929,089      1        40,205        (131)         --      (25,773)    14,308
    Issuance of Series D
      convertible preferred
      stock, net of issuance
      costs of $13
      (unaudited)                292,149     --           --     --         2,967        (180)         --           --      2,787
    Issuance of Series C
      convertible preferred
      stock (unaudited)              735     --           --     --             6          --          --           --          6
    Issuance of common stock
      upon exercise of
      options, net
      (unaudited)                     --     --          301     --             1           8          --           --          9
    Deferred compensation
      related to certain
      options and stock
      purchase rights granted
      to employees and
      consultants (unaudited)         --     --           --     --            12          --         (12)          --         --
    Net change in unrealized
      gain (loss) on
      available-for-sale
      securities (unaudited)          --     --           --     --            --          --          --          (13)       (13)
    Net loss (unaudited)              --     --           --     --            --          --          --       (2,435)    (2,435)
                                             --                  --
                               ---------            --------            ----------   ----------   ---------   --------   --------
  Balances at March 31, 1996
    (unaudited)                6,364,274     $6      929,390     $1      $ 43,191      $ (303)      $ (12)    $(28,221)  $ 14,662
                               =========   =======  ========   =======  =========    =========    =========   ========   ========


                            See accompanying notes.

                               GERON CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                   ---------------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                                   -------------------------------------
                                                                                             THREE MONTHS ENDED
                                                         1993                                     MARCH 31,
                                                   ----------                              -----------------------
(In thousands)                                                         1994         1995                      1996
                                                                -----------   ----------                ----------
                                                                                                 1995
                                                                                           ----------
                                                                                                 (UNAUDITED)
Cash flows from operating activities
  Net loss                                         $   (5,947)  $   (10,178)  $   (8,199)  $   (2,954)  $   (2,435)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization                        196           558          780          170          221
     Issuance of common and preferred stock in
       exchange for in-process technology,
       services rendered and research agreements           --            --           82           --            6
     Changes in assets and liabilities:
       Other current assets                               (50)         (164)        (118)           1         (170)
       Notes receivable from officers                    (155)          (18)        (544)         (93)          18
       Deposits and other assets                         (206)            7          (13)          (1)          --
       Accounts payable                                   941          (627)          46         (105)        (158)
       Accrued compensation                               120           210          114         (154)        (210)
       Accrued liabilities                                 74           148          199           66         (101)
       Deferred revenue                                    --            --        1,335           --       (1,335)
                                                   ----------   -----------   ----------   ----------   ----------
Net cash used in operating activities                  (5,027)      (10,064)      (6,318)      (3,070)      (4,164)
                                                   ----------   -----------   ----------   ----------   ----------
Cash flows from investing activities
  Capital expenditures                                   (846)          (78)        (482)         (37)         (15)
  Purchases of short-term investments                 (66,414)           --           --           --           --
  Purchases of securities available-for-sale               --        (5,975)      (7,579)      (1,302)      (6,037)
  Sales of short-term investments                      56,531            --           --           --           --
  Proceeds from sales of securities
     available-for-sale                                    --         8,645          500           --           --
  Proceeds from maturities of securities
     available-for-sale                                    --            --       11,490        6,425        3,500
                                                   ----------   -----------   ----------   ----------   ----------
Net cash (used in) provided by investing
  activities                                          (10,729)        2,592        3,929        5,086       (2,552)
                                                   ----------   -----------   ----------   ----------   ----------
Cash flows from financing activities
  Proceeds from equipment loans                           750            35          471           20           15
  Payments of obligations under capital leases
     and equipment loans                                 (157)         (483)        (769)        (159)        (233)
  Proceeds from issuance of preferred stock            15,919        12,567        8,681           --        2,787
  Proceeds from issuance of common stock                   32            28           25            2            9
                                                   ----------   -----------   ----------   ----------   ----------
Net cash provided by (used in) financing
  activities                                           16,544        12,147        8,408         (137)       2,578
                                                   ----------   -----------   ----------   ----------   ----------
Net increase (decrease) in cash and cash and cash
  equivalents                                             788         4,675        6,019        1,879       (4,138)
Cash and cash equivalents at beginning of period        1,060         1,848        6,523        6,523       12,542
                                                   ----------   -----------   ----------   ----------   ----------
Cash and cash equivalents at end of period         $    1,848   $     6,523   $   12,542   $    8,402   $    8,404
                                                   ==========   ===========   ==========   ==========   ==========


                            See accompanying notes.

                               GERON CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

    (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Geron Corporation (the "Company") was incorporated in the State of Delaware on November 28, 1990. Through April 21, 1995, prior to the signing of the Company's collaborative agreement (see Note 7), the Company was in the development stage. Geron is a biopharmaceutical company exclusively focused on discovering and developing therapeutic and diagnostic products based upon common biological mechanisms underlying cancer and other age-related diseases. Principal activities to date have included obtaining financing, recruiting management and technical personnel, securing operating facilities and conducting research and development. The Company has no therapeutic products currently available for sale and does not expect to have any therapeutic products commercially available for sale for several years. These factors indicate that the Company's ability to continue its research and development activities is dependent upon the ability of management to obtain additional financing as required.

Interim Financial Information
In the opinion of management, the interim financial statements have been prepared on the same basis as the annual financial statements and include all accruals consisting of normal recurring adjustments which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the interim period are not necessarily indicative of the results to be expected for the entire year.

Net Loss Per Share
Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options, convertible preferred stock and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common share equivalent shares issued during the period beginning 12 months prior to the proposed initial filing of the Company's Registration Statement at prices substantially below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the assumed public offering price for stock options and warrants and the if-converted method for convertible preferred stock).

Historical net loss per share information is as follows:

                                                    ---------------------------------------------------------
                                                                                         THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,              MARCH 31,
                                                    ---------------------------------   ---------------------
                                                         1993        1994        1995                    1996
                                                    ---------   ---------   ---------               ---------
                                                                                             1995
                                                                                        ---------
                                                                                             (UNAUDITED)
Net loss per share                                  $   (2.47)  $   (4.13)  $   (2.99)  $   (1.13)  $   (0.87)
                                                    =========   =========   =========   =========   =========
Shares used in computing historical net loss per
  share                                             2,409,497   2,465,726   2,742,452   2,612,380   2,796,829
                                                    =========   =========   =========   =========   =========

Pro forma net loss per share has been computed as described above and also gives effect to the conversion of convertible preferred shares issued more than 12 months prior to the initial filing of the Registation Statement that will automatically convert upon completion of the Company's initial public offering ("IPO") (using the if-converted method). Such shares are included from the original date of issuance.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Contract revenue consists of revenue from one collaboration agreement. The Company recognizes research and development revenue as the related costs are incurred. Milestone fees are recognized upon completion of specified milestones according to contract terms. Deferred revenue represents the portion of research payments received which have not been earned.

                               GERON CORPORATION

    (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

Depreciation and Amortization
The Company records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally five years. Furniture and equipment leased under capital leases is amortized over the useful lives of the assets.

Future Accounting Changes
In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," that will be effective for the Company's 1996 fiscal year. SFAS 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting rules under APB Opinion 25, "Accounting for Stock Issued to Employees," but with additional financial statement disclosure. The Company has elected to continue to account for stock-based compensation arrangements under APB Opinion 25 and, therefore, expects the adoption of SFAS 123 to have no material impact on its financial position, results of operations or cash flows.

2. FINANCIAL INSTRUMENTS

Cash Equivalents and Short-Term Investments
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company places its cash and cash equivalents in money market funds, commercial paper, corporate master notes, and repurchase agreements with United States ("U.S.") financial institutions. The Company's short-term investments include corporate notes and U.S. Government bonds with maturities ranging from 3 to 12 months.

The Company classifies its marketable debt securities as available-for-sale. Available-for-sale securities are recorded at fair value with unrealized gains and losses reported in the accumulated deficit. Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Realized gains and losses are included in interest and other income and are derived using the specific identification method for determining the cost of securities sold and have been immaterial to date. Declines in market value judged other-than-temporary result in a charge to interest income. Dividend and interest income are recognized when earned.

The following is a summary of available-for-sale securities at December 31, 1994 and 1995 and March 31, 1996 (in thousands):

                                                                          ---------------------------------
                                                                                ESTIMATED FAIR VALUE
                                                                          ---------------------------------
                                                                             DECEMBER 31,
                                                                          ------------------     MARCH 31,
                             (In thousands)                                1994       1995       ----------
                                                                          ------     -------        1996
                                                                                                 ----------
                                                                                                 (UNAUDITED)
Cash and cash equivalents:
  Money market fund                                                       $1,721     $ 9,674     $    5,370
  Commercial paper                                                           990          --            500
  Corporate master notes and repurchase agreements                         2,987       2,115          2,140
                                                                          ------     -------         ------
                                                                          $5,698     $11,789     $    8,010
                                                                          ======     =======         ======
Short-term investments:
  U.S. Government bonds, U.S. Treasury bills, notes and strips            $5,585     $ 1,001     $       --
  Corporate notes                                                          1,807       2,010          5,535
                                                                          ------     -------         ------
                                                                          $7,392     $ 3,011     $    5,535
                                                                          ======     =======         ======

As of December 31, 1994 and 1995 and March 31, 1996, the difference between the fair value and the amortized cost of available-for-sale securities was immaterial. As of December 31, 1994 and 1995 and March 31, 1996, the average portfolio duration was approximately three months, and the contractual maturity of any single investment did not exceed one year.


Management of the Company believes it has established guidelines for investment of its excess cash relative to diversification and maturities that maintain safety and liquidity.

                               GERON CORPORATION

    (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

Notes Receivable from Officers
The Company held notes receivable of $273,000, $817,000 and $799,000 from officers of the Company at December 31, 1994 and 1995 and March 31, 1996, respectively. These notes, generally bearing no interest, are collateralized by certain personal assets of the officers and are generally due upon the earlier of nine months after the closing of an initial public offering ("IPO") of the Company's common stock or three years from the date of the notes.

Other Fair Value Disclosures
At March 31, 1996, the fair value of the notes receivable from officers is $679,000 ($700,000 at December 31, 1995). The fair value was estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms of borrowers of similar credit quality.

The fair market value of the equipment loans approximates the carrying value of $832,000 at March 31, 1996 ($896,000 at December 31, 1995). The fair value was estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

3. PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following:

                                                                       ------------------------------------
                                                                            DECEMBER 31,
                                                                       -----------------------   MARCH 31,
                                                                             1994                ----------
                                                                       ----------
(In thousands)                                                                            1995         1996
                                                                                    ----------   ----------
                                                                                                 (UNAUDITED)
Furniture and equipment                                                $      567   $      907   $      916
Lab equipment                                                               1,668        2,445        2,472
Leasehold improvements                                                        889          915          915
                                                                       ----------   ----------   ----------
                                                                            3,124        4,267        4,303
Less accumulated depreciation and amortization                               (742)      (1,521)      (1,742)
                                                                       ----------   ----------   ----------
                                                                       $    2,382   $    2,746   $    2,561
                                                                       ==========   ==========   ==========

Property and equipment at December 31, 1994 and 1995 and March 31, 1996 includes assets under capitalized leases of approximately $2,058,000, $2,719,000 and $2,739,000, respectively. Accumulated amortization related to leased assets was approximately $443,000, $987,000 and $1,255,000, at December 31, 1994 and 1995
and March 31, 1996, respectively.

4. CAPITAL LEASE OBLIGATIONS AND EQUIPMENT LOANS

At December 31, 1995, the Company has lease and equipment loan credit lines available of $1,546,000, of which approximately $787,000 was unused and available. Under the terms of the master lease agreement, ownership of the leased equipment will transfer to the Company at the end of the lease term.


On May 1, 1996, the Company renewed its existing committed equipment lease and loan credit facility to provide for an incremental $2,000,000 availability. The commitment period for additional drawdowns ends on April 30, 1997.

                               GERON CORPORATION

    (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

As of December 31, 1995, future minimum lease payments under capital leases and principal payments on equipment loans are as follows:

                                                                                      ---------------------
                                                                                      CAPITAL     EQUIPMENT
(In thousands)                                                                        LEASES        LOANS
                                                                                      -------     ---------
Years ending December 31:
  1996                                                                                $   904      $   297
  1997                                                                                    623          386
  1998                                                                                    477          141
  1999                                                                                    123           72
                                                                                      -------     ---------
Total minimum lease and principal payments, respectively                                2,127      $   896
                                                                                                  ========
Amount representing interest                                                             (375)
                                                                                      -------
Present value of future lease payments                                                  1,752
Current portion of capital lease obligations                                             (697)
                                                                                      -------
Noncurrent portion of capital lease obligations                                       $ 1,055
                                                                                       ======

The obligations under the equipment loans are secured by the equipment financed, bear interest at fixed rates of approximately 13% and are due in monthly installments through December 1999. In December 1993, in conjunction with the equipment loan agreement, the Company issued a warrant to purchase 2,352 shares of common stock at $7.65 per share. The warrant is exercisable immediately, may be exercised on a net exercise basis and expires on the earliest of December 23, 1999, an initial public offering with gross proceeds to the Company in excess of $18,000,000, a merger or reorganization with or into another corporation or entity or a sale of all or substantially all of the Company's assets.

5. OPERATING LEASES AND OTHER COMMITMENTS

On February 1, 1994, the Company leased a facility under a five-year noncancelable operating lease. Future minimum payments as of December 31, 1995 under the noncancelable operating lease are approximately $279,000 in 1996, $290,000 in 1997 and $24,000 in 1998. Rent expense under operating leases was approximately $273,000 for each of the years ended December 31, 1994 and 1995 and $68,000 for the three months ended March 31, 1995 and 1996. The Company has the option to extend the term of the lease for one additional period of five years.

In March 1996, the Company entered into a lease for additional space of which it will take possession in November 1996. The term of the lease is five years, with an option to renew the lease for two consecutive terms of two and one-half years each. Future minimum lease payments under the new lease are approximately $51,000 in 1996, $303,000 in 1997, $315,000 in 1998, $327,000 in 1999, $340,000
in 2000 and $296,000 in 2001.


The Company has also entered into a number of collaborations with academic institutions and others to sponsor research in exchange for commercial rights to any technology developed as a result of such research. In general, these agreements provide for research payments over one to three years and can be renewed at the option of the Company. The Company has made research payments of $833,000, $930,000, $954,000, and $315,000 in 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. The Company is currently committed to make research payments of $1,100,000, $275,000, and $75,000, pursuant to existing research collaborations in 1996, 1997 and 1998, respectively.

                               GERON CORPORATION

    (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

6.  STOCKHOLDERS' EQUITY

Convertible Preferred Stock
Preferred stock is issuable in series, with the rights and preferences designated by series. The shares designated and outstanding are as follows:

                                      -----------------------------------------------------------------------
                                                                      ISSUANCE
                                                                     PRICE AND                           NON-
                                                                    LIQUIDATION         AMOUNT     CUMULATIVE
                                                         SHARES     PREFERENCE         PAID IN       DIVIDEND
                                          SHARES     ISSUED AND           (PER         (NET OF         AMOUNT
                                      DESIGNATED     OUTSTANDING        SHARE)        ISSUANCE      PER SHARE
                                      ----------     ----------     ----------          COSTS)     ----------
                                                                                   -----------
                                                                                   (IN THOUSANDS)
Series A Convertible                   2,244,998      2,235,272         $ 3.40     $     7,600         $ 0.34
Series B Convertible                   1,429,240      1,429,228           7.65          10,894           0.77
Series C Convertible                   1,764,706      1,547,911           8.16          12,567           0.82
                                       ---------      ---------                        -------
Balances at December 31, 1994          5,438,944      5,212,411                         31,061
Series C Convertible                    (204,656)           245           8.16               2           0.82
Series D Convertible                   1,176,471        858,734          10.20           8,731           1.02
                                       ---------      ---------                        -------
Balances at December 31, 1995          6,410,759      6,071,390                         39,794
Series C Convertible (unaudited)               -            735           8.16               6           0.82
Series D Convertible (unaudited)               -        292,149          10.20           2,787           1.02
                                       ---------      ---------                        -------
Balances at March 31, 1996
  (unaudited)                          6,410,759      6,364,274                    $    42,587
                                       =========      =========                        =======

Each share of preferred stock is entitled to voting rights equivalent to the number of shares of common stock into which such shares can be converted, and is convertible, at the option of the holder, into one share of common stock, subject to certain antidilution adjustments. Conversion is automatic upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 ("initial public offering"), which results in a price per share of not less than $17.00 (adjusted for any recapitalizations) and aggregate offering proceeds of not less than $7,500,000. Conversion is also automatic upon the election of 66% or greater of the outstanding shares of preferred stock.

Preferred stockholders have certain rights of first refusal which allow them to participate ratably in any future issuances of stock to maintain their original ownership percentages. This right terminates upon an initial public offering. No dividends have been declared through March 31, 1996.

In April 1993, the Company granted an option to purchase 9,703 shares of Series A convertible preferred stock at $3.40 per share. The option is exercisable through the earlier of an initial public offering or April 2000, and may be exercised on a net exercise basis.

In February 1994, in conjunction with a research agreement, the Company issued a warrant to purchase 47,058 shares of common stock at $7.65 per share. The warrant is exercisable through February 2004.

In June 1994, in conjunction with the Series C preferred stock financing, the Company issued warrants to purchase 9,190 shares of Series C preferred stock at $9.38 per share. These warrants are exercisable through June 1999.

1992 Stock Option Plan

The 1992 Stock Option Plan (the "Stock Option Plan") was adopted in July 1992. The options granted under the Stock Option Plan may be either incentive stock options or nonstatutory stock options. As of December 31, 1995 and March 31, 1996, the Company has authorized 1,730,882 shares of common stock for issuance under the Stock Option Plan. Options granted under the Stock Option Plan expire no later than ten years from the date of grant. For incentive stock options and nonqualified stock options, the option price shall be at least 100% and 85%, respectively, of the fair market value on the date of grant. If, at the time the Company grants an incentive stock option, and the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting

                               GERON CORPORATION

    (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

power of all classes of stock of the Company, the option price shall be at least 110% of the fair market value and shall not be exercisable more than five years after the date of grant.

Options under the plan are immediately exercisable; however, the shares issued are subject to repurchase rights which lapse in a series of installments measured from the vesting commencement date of the option. Options generally vest over a period of five years from the date of grant, with one-tenth vesting after six months and the remainder vesting ratably over the following 54 months. Options may be granted with different vesting terms from time to time.

Under the Stock Option Plan, employees may exercise options in exchange for a note payable to the Company. As of December 31, 1995 and March 31, 1996, notes receivable from stockholders of $131,000 and $123,000, respectively, were outstanding. These notes generally bear interest at 6% and are due and payable in one lump sum on the earlier of 30 days after the date the maker transfers for value any of the shares of the Company's common stock purchased with the note or three years from the date of the note. Unvested shares are subject to repurchase by the Company at the original purchase price.

Aggregate option activity is as follows:

                                                              ---------------------------------------------------
                                                                                              OUTSTANDING OPTIONS
                                                                     SHARES   -----------------------------------
                                                                  AVAILABLE                 PRICE PER
                                                                  FOR GRANT                     SHARE   AGGREGATE
                                                              -------------               -----------   ---------
                                                                              NUMBER OF
                                                                                 SHARES
                                                                              ---------
                                                                                                   (IN THOUSANDS)
Balance at December 31, 1993                                      128,724       475,715   $0.34-$0.78     $ 218
  Additional shares authorized                                  1,098,529             -         $   -         -
  Options granted                                                (519,682)      519,682   $0.78-$0.82       419
  Options exercised                                                     -      (121,616)  $0.34-$0.78       (66)
  Options canceled                                                 11,184       (11,184)  $0.34-$0.78        (4)
                                                              -------------   ---------                 ---------
Balance at December 31, 1994                                      718,755       862,597   $0.34-$0.82       567
  Options granted                                                (492,908)      492,908         $0.82       402
  Options exercised                                                     -      (252,370)  $0.34-$0.82      (120)
  Options canceled                                                 35,486       (35,486)  $0.34-$0.82       (25)
                                                              -------------   ---------                 ---------
Balance at December 31, 1995                                      261,333     1,067,649   $0.34-$0.82       824
  Options granted (unaudited)                                      (8,271)        8,271         $1.02         8
  Options exercised (unaudited)                                         -        (2,017)  $0.34-$0.82        (2)
  Options canceled (unaudited)                                     18,482       (18,482)  $0.78-$0.82       (15)
                                                              -------------   ---------                 ---------
Balance at March 31, 1996 (unaudited)                             271,544     1,055,421   $0.34-$1.02     $ 815
                                                               ==========     =========                 ========

At December 31, 1995 and March 31, 1996, options to purchase 272,165 shares and 328,432 shares, respectively, were exercisable. At December 31, 1995 and March 31, 1996, there were 138,785 shares and 111,185 shares outstanding, respectively, subject to repurchase under the Stock Option Plan.

At December 31, 1995 and March 31, 1996, 7,468,675 shares and 7,759,542 shares, respectively, of common stock are reserved for issuances upon exercise of options currently outstanding and options available for grant under the Stock Option Plan, conversion of outstanding convertible preferred stock and exercise of warrants.

Through March 31, 1996, the Company recorded deferred compensation expense for the difference between the exercise price and the deemed fair value of the Company's common stock, related to shares issued pursuant to stock purchase rights and options granted in 1996. This deferred compensation expense aggregates approximately $12,000 and will be amortized over the related vesting period.

7. COLLABORATIVE AGREEMENT


In April 1995, the Company entered into a license and research collaboration agreement with Kyowa Hakko Kogyo Co., Ltd. ("Kyowa Hakko"). Under the agreement, the Company granted an exclusive license to Kyowa Hakko to make, use and sell products based on

                               GERON CORPORATION

    (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

telomerase inhibition technology within a specified territory in exchange for royalty payments, payments for certain research and development activities and payments due on achieving specified development milestones. Costs associated with research and development activities attributable to products being developed under this agreement for the year ended December 31, 1995 and for the three months ended March 31, 1996 were $6,900,000 and $1,900,000 respectively. Under this agreement, revenues of approximately $5,500,000 and $1,335,000 were recognized in the year ended December 31, 1995 and in the three months ended March 31, 1996. No milestone payments have been received or earned to date.

8. INCOME TAXES

As of December 31, 1995, the Company had federal net operating loss carryforwards of approximately $24,300,000 and state net operating loss carryforwards of approximately $4,400,000. The federal net operating loss carryforwards will expire at various dates beginning in 2006 through 2010, if not utilized.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                                                              ----------------------------
                                                                                      DECEMBER 31,
                                                                              ----------------------------
                                                                                 1993
                                                                              -------
(In thousands)                                                                             1994       1995
                                                                                        -------   --------
Net operating loss carryforward                                               $ 2,500   $ 5,800   $  8,800
Research credits (expiring 2006-2010)                                             300       700      1,200
Capitalized research and development                                              100       400        500
Other -- net                                                                      100       100        300
                                                                              -------   -------   --------
Total deferred tax assets                                                       3,000     7,000     10,800
Valuation allowance for deferred tax assets                                    (3,000)   (7,000)   (10,800)
                                                                              -------   -------   --------
Total                                                                         $    --   $    --   $     --
                                                                              =======   =======   ========

Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2,400,000, $4,000,000 and $3,800,000 during the years ended December 31, 1993,
1994 and 1995, respectively.

Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

9. STATEMENT OF CASH FLOWS DATA

                                                           --------------------------------------------------
                                                                    YEAR ENDED                 THREE MONTHS
                                                                   DECEMBER 31,
                                                           -----------------------------          ENDED
                                                              1993                              MARCH 31,
                                                           -------       1994       1995     ----------------
(In thousands)                                                         ------     ------                 1996
                                                                                                        -----
                                                                                               1995
                                                                                             ------
                                                                                               (UNAUDITED)
Supplementary Information
  Interest paid                                            $    76     $  290     $  359     $   80     $  91
Supplementary Investing and Financing Activities
  Equipment acquired under capital leases                  $ 1,003     $  988     $  661     $  352     $  20
  Notes issued to stockholders                             $    --     $   38     $   93     $   95     $ 180
  Net unrealized gain (loss) on available-for-sale         $    --     $  (21)    $   30     $   16     $ (13)
     securities

                               GERON CORPORATION

    (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

10. SUBSEQUENT EVENTS

The Board of Directors has authorized the Company to proceed with an IPO. In connection with the IPO, and upon approval by a two-thirds majority of the holders of the Company's convertible preferred stock, all of the Company's convertible preferred stock outstanding as of March 31, 1996 will be converted into 6,364,274 shares of common stock. The pro forma effect of these conversions has been reflected on the accompanying unaudited pro forma balance sheet assuming they had occurred at March 31, 1996.


In June 1996, the Board of Directors approved a 1-for-3.4 reverse common stock split. All share and per share amounts have been adjusted to reflect this stock split retroactively. In connection with this stock split, the Board of Directors also approved a change in the authorized number of shares of Preferred Stock. This reverse split and change in the authorized number of shares of Preferred Stock will be submitted to the Company's stockholders for approval.



In April 1996, the Board of Directors granted options under the Stock Option Plan to purchase 540,869 shares of common stock at an exercise price of $2.04 per share. These options were granted to provide additional incentives to retain management, key employees and consultants and to offset the dilution caused by the new shares issued in the initial public offering. The deemed fair value of common stock at this date was $4.42 per share. The Company will record approximately $1,300,000 of deferred compensation related to these options in the quarter ended June 30, 1996. This amount will be amortized over the vesting period of individual options, generally a 60-month period.



On April 30, 1996 the Board of Directors authorized an increase in the number of shares available for grant under the Stock Option Plan of 823,529 shares.

                                  Inside Back


Direct visualization of telomeric DNA in replicatively young and senescent cells. Chromosomes from young skin cells (photo a) after doubling 24 times (Population Doubling Level 24, "PDL 24") are stained to display the telomeric DNA. The telomere is stained bright yellow while the rest of the chromosome is red. Chromosomes from senescent cells (photo b) at PDL 82 show a marked loss of terminal sequences such that numerous chromosomes have no detectable telomeric DNA.

                                Back Gatefold #1


        Replicatively young cells (photo a) and senescent cells (photo b) differ in their patterns of gene expression. Using proprietary genomics technologies, Geron has identified over 100 gene markers of genes that are differentially expressed in the course of cell senescence. Genes that were initially identified as being changed during cell senescence in the laboratory have been shown to be altered in parallel fashion in actual aging skin. In young skin (photo c) the gene PGRN-1716 is clearly expressed (stained white), in contrast to old skin (photo d) where it is expressed at lower levels. Geron uses such markers to develop high throughput screens for the discovery of novel therapeutics for age-related diseases and conditions.

                                Back Gatefold #2


In contrast to normal breast tissue (photo a), tissue from breast cancer (photo b) reacts to a probe for the RNA component of human telomerase, staining telomerase positive cells purple. As one of Geron's proprietary assays for detecting telomerase expression, this in situ hybridization technology enables a clinical pathologist to identify telomerase positive cancer cells and is expected to enhance significantly the accuracy of traditional means of diagnosing cancer.

                              OUTSIDE BACK COVER

                                      LOGO

                   APPENDIX -- DESCRIPTION OF GRAPHIC IMAGES

FRONT COVER: LOGO:

A stylized hourglass wrapped in a three dimensional double helix, with the name Geron centered at the narrow portion of the hourglass.

INSIDE FRONT:

Graphic entitled "Geron's Therapeutic Approaches." At center of graphic is picture of Normal Dividing Cell showing telomeres breaking off of a DNA strand. Center graphic has following captions: "Normal Dividing Cells; Telomeres Shorten with Cell Division; Telomerase Off." Arrows from center graphic point to upper left ("Cancer") and upper right ("Age-Related Diseases"). At upper left of graphic is picture of three round cancer cells with following captions: "Cancer Cells; Telomeres Maintained-Replicative Immortality; Telomerase On." At upper right is picture of one senescent cell with following captions: "Senescent (Old) Cells; Altered Gene Expression; Telomerase Off." At bottom of graphic, with arrow pointing to center picture, is "Cell Transplantation" with picture of Primordial Stem cell with following captions "Primordial Stem Cells, Naturally Immortal-Total Differentiation Capability; Telomerase On."

FIGURE 1:

Graphic showing a normal dividing cell with the telomeres breaking off of a DNA strand, with the following caption: Normal Dividing Cells; Telomeres Shorten with Cell Division; Telomerase Off.

FIGURE 2:

Graphic showing a normal dividing cell with telomeres breaking off of a DNA strand with an arrow to these cancer cells with attached telomeres. The normal cell has the following caption: Normal Dividing Cells; Telomeres Shorten with Cell Division; Telomerase Off. The cancer cells have the following caption:
Telomeres Maintained-Replicative Immortality; Telomerase On.

INSIDE BACK COVER (Gatefold):

A. Four photographs marked a, b, c, and d. Photos a and b show the different patterns of expressed genes in young (photo a) and senescent (photo b) cells under a microscope. Photos c and d show the different patterns of expressed genes in young (photo c) and old (photo d) skin.

B. Two photos marked a and b showing normal breast tissue (photo a) and cancerous breast tissue (photo b) as seen under a microscope utilizing telomerase as a stain.

C. Two photos marked a and b showing glowing telomeres in young skin cells (photo a) and senescent cells (photo b).

OUTSIDE BACK COVER:

Logo: same as front.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


                                                                                                  AMOUNT
                                                                                                TO BE PAID
                                                                                                ----------
Registration Fee                                                                                 $  13,750
NASD Filing Fee                                                                                      4,488
Nasdaq National Market Listing Fee                                                                   1,000*
Printing and Engraving Expenses                                                                    110,000
Legal Fees and Expenses                                                                            275,000
Accounting Fees and Expenses                                                                       110,000
Blue Sky Qualification Fees and Expenses                                                            20,000
Directors and Officers' Liability Insurance                                                        250,000
Transfer Agent and Registrar Fees                                                                   10,000
Miscellaneous Fees and Expenses                                                                      5,762
                                                                                                ----------
  Total                                                                                          $ 800,000
                                                                                                  ========


- ---------------

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XI of the Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.3 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law and Article VII, Section 6 of the Registrant's Amended and Restated Bylaws (Exhibit 3.4 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Company against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

(a) Since May 31, 1993, the Company has sold and issued the following unregistered securities (without payment of any selling commission to any person), as adjusted to give effect to the Company's reverse stock split to be effected prior to the closing of the Offering, pursuant to which one share of Common Stock will be reissued for each 3.4 shares of Common Stock:

     (1) The Company has sold and issued 559,249 shares of its Common Stock to directors, officers, employees and consultants pursuant to the exercise of options under the Stock Option Plan;

     (2) In June 1993, the Company sold and issued to certain investors 1,394,948 shares of its Series B Preferred Stock for an aggregate of $10,671,437.25 in cash, and 29,409 shares of its Common Stock for an aggregate of $23,000.00 in cash. In November 1993, the Company also sold and issued an additional 34,280 shares of its Series B Preferred Stock for an aggregate of $262,248.75 in cash;

     (3) During the period from June 1994 through July 1994, the Company sold and issued to certain investors an aggregate of 1,547,911 shares of its Series C Preferred Stock for an aggregate of $12,631,010.40 in cash. From October 1995 through

     May 1996, the Company also sold and issued an additional 2,940 shares of its Series C Preferred Stock for an aggregate of $13,124.25 in payment of past services rendered by a consultant;

     (4) During the period from November 1995 through February 21, 1996, the Company issued and sold to certain investors an aggregate of 1,150,883 shares of its Series D Preferred Stock for an aggregate of $11,739,165.00 in cash;

     (5) In December 1993, the Company issued a warrant to purchase 2,352 shares of its Common Stock at an exercise price of $7.65 per share in connection with an equipment financing agreement;

     (6) In February 1994, the Company issued a warrant to purchase 47,058 shares of its Common Stock at an exercise price of $7.65 per share in connection with a research agreement;

     (7) In June 1994, the Company issued warrants to purchase an aggregate of 9,190 shares of its Series C Preferred Stock at an exercise price of $9.38 per share in connection with its Series C Preferred Stock financing; and

     (8) On June 12, 1996, the Company's Board of Directors approved a 1-for-3.4 reverse stock split of the Common Stock, which will be submitted to the stockholders for approval.

The sales and issuances of securities in the transactions described in paragraph
(1) were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

The sales and issuances of securities in the transactions described in paragraphs (2) through (7) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof as transactions by an issuer not involving any public offering.

The transaction described in paragraph (8) will be deemed exempt under the Securities Act because no "sale" occurred in connection with such transaction pursuant to Section 2(3) and Rule 145 thereunder.

Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. In all such transactions, all recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and all recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

(b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


 1.1**     Form of Underwriting Agreement
 3.1**     Amended and Restated Certificate of Incorporation of Registrant
 3.2**     Bylaws of Registrant
 3.3**     Form of Amended and Restated Certificate of Incorporation to be filed with the Delaware
           Secretary of State to effect the Company's 1-for-3.4 reverse stock split
 3.4**     Form of Amended and Restated Bylaws to be effective upon the closing of the Offering
 4.1**     Form of Common Stock Certificate
 5.1*      Opinion of Venture Law Group, A Professional Corporation
10.1**     Form of Indemnification Agreement
10.2**     1992 Stock Option Plan
10.3**     1996 Employee Stock Purchase Plan
10.4**     1996 Directors' Stock Option Plan
10.5**     Investors' Rights Agreement dated November 10, 1995 among the Registrant and certain security holders of the Registrant
10.6+**    Agreement with Respect to Option dated August 31, 1992 between the Registrant and Cold Spring
           Harbor Laboratory and Amendments No. 1 and 2 thereto dated May 3, 1993 and January 1994
10.7+**    Patent License Agreement dated September 8, 1992 between the Registrant and University of
           Texas Southwestern Medical Center at Dallas
10.8+**    Sponsored Research Agreement dated as of September 8, 1992 between the Registrant and
           University of Texas Southwestern Medical Center at Dallas

10.9+**    Exclusive License Agreement dated February 2, 1994 between the Registrant and the Regents of the University of California
10.10+**   License and Research Collaboration Agreement dated April 24,1995 between the Registrant and
           Kyowa Hakko Kogyo Co., Ltd. and Amendment No. 1 thereto dated July 15, 1995
10.11+**   Standard Nonexclusive License Agreement dated January 1, 1996 between the Registrant and
           Wisconsin Alumni Research Foundation
10.12**    Business Park Lease dated March 25, 1996 between the Registrant and David D. Bohannon
           Organization
10.13**    Business Park Lease dated January 20, 1993 between the Registrant and David D. Bohannon
           Organization and Amendments Nos. 1, 2 and 3 thereto dated July 26, 1993, February 22, 1994 and March 25, 1996, respectively
10.14**    Equipment Financing Agreement dated January 5, 1992 between the Registrant and Lease
           Management Services, Inc.
10.15**    Master Lease Agreement dated January 5, 1993 between the Registrant and Lease Management
           Services, Inc.
10.16**    Note Secured by Stock Pledge Agreement dated July 7, 1993 between the Registrant and Michael
           West and Amendment thereto dated May 20, 1996
10.17**    Employment Letter Agreement dated February 15, 1995 between the Registrant and Daniel Levitt
10.18**    Note Secured by Second Deed of Trust dated July 1, 1995 between the Registrant and Daniel
           Levitt and Amendment thereto dated May 31, 1996
10.19**    Note Secured by Second Deed of Trust dated May 20, 1993 between the Registrant and Jeryl Lynn
           Hilleman and Amendment thereto dated May 20, 1996
10.20**    Note Secured by Second Deed of Trust dated December 1993 between the Registrant and Calvin B.
           Harley
10.21**    Note Secured by Second Deed of Trust dated September 30, 1995 between the Registrant and
           David L. Greenwood
10.22**    Note Secured by Second Deed of Trust dated September 30, 1995 between the Registrant and
           David L. Greenwood
10.23**    Common Stock Warrant dated May 4, 1994, issued by the Registrant to Cold Spring Harbor
           Laboratory
10.24      Series C Preferred Stock Purchase Warrants issued to certain investors on June 29, 1994
11.1**     Statement of Computation of Net Loss per Share
23.1       Consent of Ernst & Young LLP, Independent Auditors (see page II-6)
23.2       Consent of Counsel (included in Exhibit 5.1)
23.3       Consent of Townsend and Townsend and Crew LLP
24.1**     Power of Attorney (see page II-5)
27.1**     Financial Data Schedule


- ---------------

 * To be supplied by amendment.


** Previously filed.


 + Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

(B) FINANCIAL STATEMENT SCHEDULES

Financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 26th day of June, 1996.


                                        GERON CORPORATION


                                        By: /s/ Ronald W. Eastman


                                         ---------------------------------------
                                         Ronald W. Eastman
                                         (President and Chief Executive Officer)


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                         TITLE                            DATE
- ------------------------------------------    ----------------------------------------------  --------------
          /s/ Ronald W. Eastman               President, Chief Executive Officer               June 26, 1996
- ------------------------------------------    and Director (Principal Executive Officer)
            Ronald W. Eastman
         /s/ David L. Greenwood*              Chief Financial Officer, Treasurer and           June 26, 1996
- ------------------------------------------    Secretary (Principal Financial and Accounting
            David L. Greenwood                Officer)
         /s/ Alexander E. Barkas*             Director                                         June 26, 1996
- ------------------------------------------
           Alexander E. Barkas
           /s/ Brian H. Dovey*                Director                                         June 26, 1996
- ------------------------------------------
              Brian H. Dovey
         /s/ Charles M. Hartman*              Director                                         June 26, 1996
- ------------------------------------------
            Charles M. Hartman
           /s/ Thomas D. Kiley*               Director                                         June 26, 1996
- ------------------------------------------
             Thomas D. Kiley
        /s/ Patrick F. Latterell*             Director                                         June 26, 1996
- ------------------------------------------
           Patrick F. Latterell
           /s/ Robert B. Stein*               Director                                         June 26, 1996
- ------------------------------------------
             Robert B. Stein
           /s/ Michael D. West*               Director                                         June 26, 1996
- ------------------------------------------
             Michael D. West
*By:      /s/ Ronald W. Eastman
- ------------------------------------------
            Ronald W. Eastman
             Attorney-in-Fact

          CONSENT OF ERNST & YOUNG LLP, INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated February 9, 1996, except
as to Note 10 as to which the date is                , 1996, in the Registration
Statement (Form S-1) and the related Prospectus of Geron Corporation for the registration of 2,875,000 shares of its Common Stock.

                                       ERNST & YOUNG LLP

Palo Alto, California
          , 1996

- --------------------------------------------------------------------------------

The foregoing consent is in the form that will be signed upon completion of certain events as described in Note 10 to the Financial Statements.

                                       /S/  ERNST & YOUNG LLP

                                       -----------------------------------------
                                       ERNST & YOUNG LLP

Palo Alto, California

June 25, 1996

                               INDEX TO EXHIBITS


EXHIBIT
 NUMBER
- --------
  1.1**    Form of Underwriting Agreement
  3.1**    Amended and Restated Certificate of Incorporation of Registrant
  3.2**    Bylaws of Registrant
  3.3**    Form of Amended and Restated Certificate of Incorporation to be filed with the Delaware
           Secretary of State to effect the Company's 1-for-3.4 reverse stock split
  3.4**    Form of Amended and Restated Bylaws to be effective upon the closing of the Offering
  4.1**    Form of Common Stock Certificate
  5.1*     Opinion of Venture Law Group, A Professional Corporation
 10.1**    Form of Indemnification Agreement
 10.2**    1992 Stock Option Plan
 10.3**    1996 Employee Stock Purchase Plan
 10.4**    1996 Directors' Stock Option Plan
 10.5**    Investors' Rights Agreement dated November 10, 1995 among the Registrant and certain security holders of the Registrant
 10.6+**   Agreement with Respect to Option dated August 31, 1992 between the Registrant and Cold Spring
           Harbor Laboratory and Amendments No. 1 and 2 thereto dated May 3, 1993 and January 1994
 10.7+**   Patent License Agreement dated September 8, 1992 between the Registrant and University of
           Texas Southwestern Medical Center at Dallas
 10.8+**   Sponsored Research Agreement dated as of September 8, 1992 between the Registrant and
           University of Texas Southwestern Medical Center at Dallas
 10.9+**   Exclusive License Agreement dated February 2, 1994 between the Registrant and the Regents of the University of California
10.10+**   License and Research Collaboration Agreement dated April 24,1995 between the Registrant and
           Kyowa Hakko Kogyo Co., Ltd. and Amendment No. 1 thereto dated July 15, 1995
10.11+**   Standard Nonexclusive License Agreement dated January 1, 1996 between the Registrant and
           Wisconsin Alumni Research Foundation
 10.12**   Business Park Lease dated March 25, 1996 between the Registrant and David D. Bohannon
           Organization
 10.13**   Business Park Lease dated January 20, 1993 between the Registrant and David D. Bohannon
           Organization and Amendments No. 1, 2 and 3 thereto dated July 26, 1993, February 22, 1994 and
           March 25, 1996, respectively
 10.14**   Equipment Financing Agreement dated January 5, 1992 between the Registrant and Lease
           Management Services, Inc.
 10.15**   Master Lease Agreement dated January 5, 1993 between the Registrant and Lease Management
           Services, Inc.
 10.16**   Note Secured by Stock Pledge Agreement dated July 7, 1993 between the Registrant and Michael
           West and Amendment thereto dated May 20, 1996
 10.17**   Employment Letter Agreement dated February 15, 1995 between the Registrant and Daniel Levitt
 10.18**   Note Secured by Second Deed of Trust dated July 1, 1995 between the Registrant and Daniel
           Levitt and Amendment thereto dated May 31, 1996
 10.19**   Note Secured by Second Deed of Trust dated May 20, 1993 between the Registrant and Jeryl Lynn
           Hilleman and Amendment thereto dated May 20, 1996
 10.20**   Note Secured by Second Deed of Trust dated December 1993 between the Registrant and Calvin B.
           Harley
 10.21**   Note Secured by Second Deed of Trust dated September 30, 1995 between the Registrant and David
           L. Greenwood
 10.22**   Note Secured by Second Deed of Trust dated September 30, 1995 between the Registrant and David
           L. Greenwood
 10.23**   Common Stock Warrant dated May 4, 1994 issued by the Registrant to Cold Spring Harbor
           Laboratory
 10.24     Series C Preferred Stock Purchase Warrants issued to certain investors on June 29, 1994
 11.1**    Statement of Computation of Net Loss per Share
 23.1      Consent of Ernst & Young LLP, Independent Auditors (see page II-6)
 23.2      Consent of Counsel (included in Exhibit 5.1)
 23.3      Consent of Townsend and Townsend and Crew LLP
 24.1**    Power of Attorney (see page II-5)
 27.1**    Financial Data Schedule


- ---------------

 * To be supplied by amendment.


** Previously filed.


 + Certain portions of this Exhibit have been omitted for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.